AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 1997
                                                   REGISTRATION NO. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEGABANK FINANCIAL CORPORATION                                                               MB CAPITAL I
(Name of small business issuer in  its charter)                         (Name of small business co-issuer in its charter)
               COLORADO                                                                      DELAWARE
(State or jurisdiction of incorporation or organization)         (State or jurisdiction of incorporation or organization)

               6712                                                                          6719
(Primary Standard Industrial Classification Code Number)         (Primary Standard Industrial Classification Code Number)
               84-0949755                                                                    APPLIED FOR
(I.R.S. Employer Identification No.)                                                 (I.R.S. Employer Identification No.)

         8100 EAST ARAPAHOE ROAD                                                      8100 EAST ARAPAHOE ROAD
        ENGLEWOOD, COLORADO 80112                                                    ENGLEWOOD, COLORADO 80112
               (303) 740-2265                                                             (303) 740-2265
(Address and telephone number of principal executive offices)  (Address and telephone number of principal executive offices)



            THOMAS R. KOWALSKI, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            8100 EAST ARAPAHOE ROAD
                           ENGLEWOOD, COLORADO 80112
                                 (303) 740-2265
           (Name, address and telephone number of agent for service)

                                   COPIES TO:

         Reid A. Godbolt, Esq.                                                       Matthew C. Boba, Esq.
         Jones & Keller, P.C.                                                        Chapman and Cutler
         1625 Broadway, Suite 1600                                                   111 West Monroe Street
         Denver, Colorado 80202                                                      Chicago, Illinois 60603
         (303) 573-1600                                                              (312) 845-3000


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                        CALCULATION OF REGISTRATION FEE

                                                                                 PROPOSED MAXIMUM  PROPOSED MAXIMUM      AMOUNT OF
TITLE OF EACH CLASS OF                                             AMOUNT TO BE   OFFERING PRICE  AGGREGATE OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED (1)                                     REGISTERED      PER UNIT(1)          PRICE              FEE
-------------------------------                                     ----------   ---------------- ------------------   ------------
  % Cumulative Preferred Securities of MB Capital I                  1,200,000           $10.00     $12,000,000           $3,540

  % Junior Subordinated Debentures of MegaBank Financial Corporation        (2)              --              --               --
Guarantee of MegaBank Financial Corporation with respect to the
   % Cumulative Preferred Securities (3)                                    (3)              --              --               --
Total Registration Fee                                                      --               --              --           $3,540


__________
(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a).
(2)      The    % Junior Subordinated Debentures (the "Junior Subordinated
         Debentures") will be purchased by MB Capital I ("MB Capital") with the
         proceeds of the sale of the    % Cumulative Preferred Securities (the
         "Preferred Securities"). The Junior Subordinated Debentures may later be distributed for no additional consideration to the holders of the Preferred Securities upon MB Capital's dissolution and the distribution of its assets.
(3) This Registration Statement is deemed to cover the Junior Subordinated Debentures of MegaBank Financial Corporation (the "Company"), the rights of holders of the Junior Subordinated Debentures of the Company under the Indenture, the rights of holders of the Preferred Securities under the Trust Agreement, the Guarantee, the Expense Agreement entered into by the Company and certain backup undertakings as described herein. No separate consideration will be received for the Guarantee or such backup undertakings.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

              SUBJECT TO COMPLETION, DATED DECEMBER 12, 1997

                      1,200,000 TRUST PREFERRED SECURITIES
                                  MB CAPITAL I
                    % CUMULATIVE TRUST PREFERRED SECURITIES
             (LIQUIDATION AMOUNT $10 PER TRUST PREFERRED SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                         MEGABANK FINANCIAL CORPORATION
                                [MEGABANK LOGO]

         The    % Cumulative Trust Preferred Securities (the "Preferred
Securities") offered hereby represent undivided beneficial interests in the assets of MB Capital I, a statutory business trust formed under the laws of the State of Delaware ("MB Capital"). MegaBank Financial Corporation, a Colorado corporation (the "Company"), will be the owner of all of the beneficial interests represented by common securities of MB Capital (the "Common Securities" and, collectively with the Preferred Securities, the "Trust Securities"). MB Capital exists for the sole purpose of issuing the Trust
Securities and investing the proceeds thereof in      % Junior Subordinated
Debentures (the "Junior Subordinated Debentures") to be issued by the Company.
The Junior Subordinated Debentures will mature on             , 2028, which date
may be shortened (such date, as it may be shortened, the "Stated Maturity") to a
date not earlier than            , 2003 if certain conditions are met (including
the Company having received prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") to do so if then required under applicable capital guidelines or policies of the Federal Reserve). The Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities, which will be held by the Company. See "Description of the Preferred Securities -- Subordination of Common Securities of MB Capital Held by the Company."

                         ___________________________    (Continued on next page)


         SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                         ___________________________

  THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED
   BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BY ANY OTHER GOVERNMENTAL
                            AGENCY, OR OTHERWISE.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


==========================================================================================================================
                                               PRICE TO            UNDERWRITING                      PROCEEDS TO
                                                PUBLIC              COMMISSION(1)                    MB CAPITAL(2)(3)
--------------------------------------------------------------------------------------------------------------------------
Per Preferred Security                     $    10.00                   (2)                           $   10.00
-------------------------------------------------------------------------------------------------------------------------

Total                                      $  12,000,000                (2)                           $12,000,000
==========================================================================================================================

(1) The Company and MB Capital have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) In view of the fact that all of the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures, the Company has agreed to pay the Underwriters as compensation for arranging the investment therein of such proceeds $
         per Preferred Security, or $         in the aggregate.  See
         "Underwriting."
(3)      Before deducting offering expenses payable by the Company estimated at
         $                        .
                         ___________________________

         The Preferred Securities are being offered by the Underwriters subject to prior sale and when, as and if delivered to and accepted by the Underwriters. It is expected that the Preferred Securities will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on or about
        , 1998, against payment therefor in immediately available funds.

                        HOWE BARNES INVESTMENTS, INC.
              The date of this Prospectus is             , 1998

         Holders of the Preferred Securities will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the 15th day of January, April, July and October of each year (subject to possible deferral as described
below), commencing April 15, 1998, at the annual rate of   % of the Liquidation
Amount of $10 per Preferred Security ("Distributions"). The amount of each Distribution due with respect to the Preferred Securities will include amounts accrued through the date the distribution payment is due. The Company will have the right to defer payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or to make any payment with respect to its debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are
entitled will accumulate) at the rate of   % per annum, compounded quarterly,
and holders of the Preferred Securities will be required to accrue income and will be required to pay United States federal income tax on that income. See "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

         The Company has, through the Guarantee, Trust Agreement, Junior Subordinated Debentures, Indenture and the Expense Agreement (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed, on a subordinated basis, all of MB Capital's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee -- Full and Unconditional Guarantee." Under the Guarantee, the Company guarantees the payment of Distributions by MB Capital and payments on liquidation of or redemption of the Preferred Securities (subordinate to the right to payment of Senior and Subordinated Debt of the Company) to the extent of funds held by MB Capital. The Guarantee does not cover payment of Distributions when MB Capital does not have sufficient
funds to pay such Distributions.  See "Description of Guarantee."   If the
Company does not make required payments on the Junior Subordinated Debentures held by MB Capital, MB Capital will have insufficient funds to pay Distributions on the Preferred Securities. In such event, a holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights
by Holders of Preferred Securities."   The obligations of the Company under the
Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior and Subordinated Debt (as defined in "Description of Junior Subordinated Debentures--Subordination") of the Company.

         The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the underlying Junior Subordinated Debentures at maturity or to the extent of their earlier redemption in an amount equal to the amount of Junior Subordinated Debentures maturing or being redeemed. The redemption price will equal the aggregate liquidation preference of the Preferred Securities plus any accumulated and unpaid Distributions thereon to the date of redemption. The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company, subject to any required prior
approval of the Federal Reserve, (i) on or after             , 2003, in whole
at any time or in part from time to time, or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of the Preferred Securities -- Redemption."

                                                        (Continued on next page)

         The Company will have the right at any time to terminate MB Capital and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of MB Capital, subject to the Company having received prior approval of the Federal Reserve if required. See "Description of the Preferred Securities -- Redemption." The Junior Subordinated Debentures are unsecured and subordinated to all Senior and Subordinated Debt, which essentially consists of all debt of the Company. As of September 30, 1997, the Company had $2.0 million aggregate principal amount of Senior and Subordinated Debt outstanding, all of which will be paid with certain net proceeds of the sale by the Company of the Junior Subordinated Debentures to MB Capital. See "Use of Proceeds." The terms of the Junior Subordinated Debentures place no limitation on the amount of Senior and Subordinated Debt that the Company can incur. See "Description of Junior Subordinated Debentures -- Subordination."

         In the event of the termination of MB Capital, after satisfaction of liabilities to creditors of MB Capital as required by applicable law, the holders of Preferred Securities will be entitled to receive a liquidation amount of $10 per Preferred Security ("Liquidation Amount"), plus accumulated and unpaid Distributions thereon through the date of distribution, which may be in the form of a distribution of a Like Amount (as defined herein) of Junior Subordinated Debentures, including accumulated and unpaid interest thereon equal to the accumulated and unpaid Distributions on the Preferred Securities through the date of distribution. See "Description of the Preferred Securities -- Liquidation Distribution Upon Termination."

         The Company intends to include the Preferred Securities for quotation on the Nasdaq National Market. Although the Underwriters have indicated an intention to make a market in the Preferred Securities, the Underwriters are not obligated to do so, and any market making may be discontinued at any time at the sole discretion of such Underwriters. There can be no assurance that a market will develop for the Preferred Securities. See "Risk Factors--Absence of Existing Public Market; Market Prices" and "Underwriting."

         The Preferred Securities will be represented by one or more global certificates registered in the name of The Depository Trust Company (the "Depositary") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in the Depositary. Except as described herein, the Preferred Securities in certificate form will not be issued in exchange for global certificates. See "Book-Entry Issuance."

         AS USED HEREIN, (I) THE "INDENTURE" MEANS THE SUBORDINATED INDENTURE
DATED AS OF             , 1998, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME,
BETWEEN THE COMPANY AND WILMINGTON TRUST COMPANY, AS TRUSTEE (THE "INDENTURE TRUSTEE"), UNDER WHICH THE JUNIOR SUBORDINATED DEBENTURES WILL BE ISSUED, (II) THE "TRUST AGREEMENT" MEANS THE AMENDED AND RESTATED TRUST AGREEMENT, UNDER
WHICH THE TRUST SECURITIES WILL BE ISSUED, DATED AS OF                   ,
1998, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME, AMONG THE COMPANY, AS DEPOSITOR, WILMINGTON TRUST COMPANY, AS TRUSTEE (THE "PROPERTY TRUSTEE" AND THE "DELAWARE TRUSTEE"), AND THE ADMINISTRATIVE TRUSTEES NAMED THEREIN AND THE HOLDERS, FROM TIME TO TIME, OF THE TRUST SECURITIES, (III) THE "GUARANTEE" MEANS THE GUARANTEE AGREEMENT RELATING TO THE GUARANTEE BETWEEN THE COMPANY AND WILMINGTON TRUST COMPANY, AS TRUSTEE (THE "GUARANTEE TRUSTEE"), AND (IV) THE "EXPENSE AGREEMENT" MEANS THE EXPENSE AGREEMENT BETWEEN THE COMPANY AND MB CAPITAL.
                         ___________________________




                                                        (Continued on next page)

         INFORMATION INCLUDED IN THIS PROSPECTUS INCLUDES "FORWARD LOOKING STATEMENTS," WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," OR "CONTINUE," OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY.
THE STATEMENTS IN "RISK FACTORS" AND OTHER STATEMENTS AND DISCLAIMERS IN THE PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.
                         ___________________________

         The Company intends to furnish its securityholders, including the securityholders of MB Capital, with annual reports containing consolidated financial statements of the Company audited by its independent public accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. Prior to this Offering, the Company has not been a reporting company with the Securities and Exchange Commission (the "SEC" or the "Commission").
                         ___________________________

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES, INCLUDING STABILIZING TRANSACTIONS, AND PASSIVE MARKET MAKING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                         ___________________________

         NO SEPARATE FINANCIAL STATEMENTS OF MB CAPITAL HAVE BEEN INCLUDED HEREIN. THE COMPANY AND MB CAPITAL DO NOT CONSIDER THAT SUCH FINANCIAL STATEMENTS WOULD BE MATERIAL TO HOLDERS OF THE PREFERRED SECURITIES BECAUSE MB CAPITAL IS A NEWLY FORMED SPECIAL PURPOSE ENTITY, HAS NO OPERATING HISTORY OR INDEPENDENT OPERATIONS AND IS NOT ENGAGED IN AND DOES NOT PROPOSE TO ENGAGE IN ANY ACTIVITY OTHER THAN HOLDING AS TRUST ASSETS THE JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY AND ISSUING THE TRUST SECURITIES. SEE "PROSPECTUS SUMMARY--MB CAPITAL," "DESCRIPTION OF THE PREFERRED SECURITIES," "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES" AND "DESCRIPTION OF GUARANTEE."

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial information appearing elsewhere in this Prospectus. Unless the context clearly suggests otherwise, references to the Company include the Company and its subsidiaries.

                                  THE COMPANY

         MegaBank Financial Corporation (the "Company") was founded in 1984 by its Chairman and Chief Executive Officer, Thomas R. Kowalski, with the objective of building a banking franchise in the Denver, Colorado metropolitan area that would deliver a broad based package of products and services to businesses and individuals. The Company's banking subsidiary, MegaBank of Arapahoe (the "Bank") was organized in 1983. Since the advent of branch banking in Colorado in 1993, the Bank has opened six additional banking locations throughout the Denver area. Two more branches are in the planning and construction phases and are currently expected to begin operations in 1998.

         Since inception, the Bank has specialized its lending practice in the residential construction industry. The Company's Chairman has extensive experience in the home building industry and has expanded the Bank's lending practice to date such that the Bank is one of the area's leading originators of residential construction loans to small and medium sized homebuilders. Currently, the Bank can finance a builder or developer from the acquisition and development loan process, including assistance with special district financing, through the construction loan phase. During the five years ended December 31, 1996, the Bank originated over $500 million in residential construction loans and during the nine months ended September 30, 1997, originated an additional $125 million of such loans. While some of these loans remain on the Company's balance sheet, most have been repaid, refinanced or participated out to other financial institutions.

         The Company has experienced substantial growth over the past three years. Total assets have increased to $159 million as of September 30, 1997 from $119 million, $102 million and $63 million as of December 31, 1996, December 31, 1995 and December 31, 1994, respectively. The Company has maintained above average profitability while achieving strong asset growth. During the same time period, net income grew to $2.4 million for the year ended December 31, 1996 from $1.6 million and $0.8 million for the years ended December 31, 1995 and 1994, respectively. For the nine months ended September 30, 1997, net income was $2.0 million. On an annualized basis, as of September 30, 1997, return on average assets for the Company equaled 1.93% while return on average equity equaled 27.37%. With respect to the Bank, a recent industry publication ranked it 22nd nationally in overall profitability for banks between $100 million and $1 billion in assets with a return on assets of 2.28% during the five years ended December 31, 1996.

         The Bank intends to continue to focus on its niche of residential construction lending in addition to providing a complete array of products and services for its customers. High quality customer service has been a fundamental tenet of the Bank's operating strategy since its inception. The Bank intends to continue to pursue its successful strategies and concentrate on increasing its market share through referrals from existing customers and the implementation of advertising and marketing strategies targeted at the communities in which its branches are located.

         The Company's principal executive office is located at 8100 East Arapahoe Road, Englewood, Colorado 80112, and its telephone number is (303) 740-2265.

                                   MB CAPITAL

         MB Capital is a statutory business trust formed under Delaware law and continued pursuant to (i) the Trust Agreement and (ii) the filing of a certificate of trust with the Delaware Secretary of State on December 8, 1997. MB Capital's business and affairs are conducted by the Property Trustee, the Delaware Trustee and three individual Administrative Trustees who are officers of the Company. MB Capital exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of MB Capital, and payments by the Company under the Junior Subordinated Debentures and the Expense Agreement will be the sole revenues of MB Capital. The Company will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total Liquidation Amount of the Trust Securities. All of the Common Securities will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an event of default under the Trust Agreement resulting from an event of default under the Indenture, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities -- Subordination of Common Securities of MB Capital Held by the
Company."    MB Capital has a term of 31 years, but may terminate earlier as provided in the Trust Agreement.

         MB Capital's principal executive offices are located at 8100 East Arapahoe Road, Englewood, Colorado 80112, and its telephone number is (303) 740-2265.

                                  THE OFFERING

Preferred Securities issuer       MB Capital

Securities offered  . . . .       1,200,000 Preferred Securities.  The
                                  Preferred Securities represent undivided beneficial interests in MB Capital's assets, which will consist solely of the Junior
                                  Subordinated Debentures and payments
                                  thereunder.

Distributions . . . . . . .       The Distributions payable on each Preferred
                                  Security will be fixed at a rate per annum of __% of the Liquidation Amount of $10 per Preferred Security, will be cumulative, will accrue from the date of issuance of the Preferred Securities, and will be payable quarterly in arrears on the 15th day of January, April, July and October of each year, commencing on April 15, 1998 (subject to possible deferral as described below).
                                  The amount of each distribution due with respect to the Preferred Securities will include amounts accrued through the date the distribution payment is due. See
                                  "Description of the Preferred Securities --
                                  Distributions."

Extension Periods . . . . .       So long as no Debenture Event of Default (as
                                  defined herein) has occurred and is
                                  continuing, the Company will have the right, at any time, to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period thereon for a period not exceeding 20 consecutive quarters with respect to each deferral period
                                  (each an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated
                                  Debentures. If interest payments are so deferred, Distributions on the Preferred
                                  Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank pari passu with or junior to the Junior Subordinated Debentures.
                                  During an Extension Period, Distributions will continue to accrue with income thereon compounded quarterly. Because interest would continue to accrue and compound on the Junior Subordinated
                                  Debentures, to the extent permitted by
                                  applicable law, holders of the Preferred
                                  Securities would be required to accrue income for United States federal income tax purposes. See "Description of Junior
                                  Subordinated Debentures--Option to Extend
                                  Interest Payment Period," "Certain Federal
                                  Income Tax Consequences -- Interest Income and Original Issue Discount" and "Risk
                                  Factors--Option to Extend Interest Payment
                                  Period; Tax Consequences; Market Price
                                  Consequences."

Maturity  . . . . . . . .         The Junior Subordinated Debentures will
                                  mature on __________, 2028, which date may be shortened (such date, as it may be shortened, the "Stated Maturity") to a date not earlier than ____________, 2003 if certain conditions are met (including the Company having received prior approval of the Federal
                                  Reserve to do so if then required under
                                  applicable capital guidelines or policies of the Federal Reserve).

Redemption  . . . . . . .         The Preferred Securities are subject to
                                  mandatory redemption upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption in an amount equal to the amount of Junior Subordinated
                                  Debentures maturing or being redeemed at a redemption price equal to the aggregate
                                  Liquidation Amount of the Preferred
                                  Securities, plus accumulated and unpaid
                                  Distributions thereon to the date of
                                  redemption.  Subject to Federal Reserve
                                  approval, if then required under applicable capital guidelines or policies of the Federal
                                  Reserve, the Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after _____________, 2003, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), upon the occurrence and during the continuance of a Tax Event, an Investment Company Event or a
                                  Capital Treatment Event, in each case at a redemption price equal to 100% of the principal amount of the Junior Subordinated
                                  Debentures so redeemed, together with any accrued but unpaid interest to the date fixed for redemption. See "Description of the Preferred Securities -- Redemption" and
                                  "Description of Junior Subordinated
                                  Debentures -- Redemption."

Distribution of Junior
Subordinated
Debentures  . . . . . . .         The Company has the right at any time to
                                  terminate MB Capital and cause the Junior
                                  Subordinated Debentures to be distributed to holders of Preferred Securities in liquidation of MB Capital, subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. See
                                  "Description of the Preferred Securities --
                                  Distribution of Junior Subordinated
                                  Debentures."

Guarantee . . . . . . . .         Taken together, the Company's obligations
                                  under various documents described herein, including the Guarantee, provide a full guarantee on a subordinated basis of payments by MB Capital of Distributions and other amounts due on the Preferred Securities.
                                  Under the Guarantee, the Company guarantees the payment of Distributions by MB Capital and payments on liquidation of or redemption of the Preferred Securities (subordinate to the right to payment of Senior and Subordinated Debt of the Company, as defined herein) to the extent of funds held by MB
                                  Capital. If MB Capital has insufficient funds to pay Distributions on the Preferred
                                  Securities (i.e., if the Company has failed to make required payments under the Junior
                                  Subordinated Debentures), a holder of the Preferred Securities would have the right to institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder.

                                  See "Risk Factors--Limitations on Direct
                                  Actions Against the Company and on Rights
                                  Under the Guarantee" and "Description of Junior Subordinate Debentures--Debenture
                                  Events of Default," "--Enforcement of Certain Rights of Holders of Preferred Securities," "Description of Guarantee."

Ranking . . . . . . . .           The Preferred Securities will rank pari
                                  passu, and payments thereon will be made pro
                                  rata, with the Common Securities of MB
                                  Capital held by the Company, except as
                                  described under "Description of the Preferred
                                  Securities-- Subordination of Common
                                  Securities of MB Capital Held by the
                                  Company."   The obligations of the Company
                                  under the Guarantee, the Junior Subordinated
                                  Debentures and other documents described herein are unsecured and rank subordinate and junior in right of payment to all current and future Senior and Subordinated Debt, the amount of which is unlimited. At September
                                  30, 1997, the aggregate outstanding Senior and Subordinated Debt of the Company was $2.0 million, all of which will be paid with certain net proceeds of the sale by the Company of the Junior Subordinated Debentures to MB Capital. See "Use of Proceeds." In addition, because the Company is a holding company, all obligations of the Company relating to the securities described herein will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including the Bank.
                                  The Company may cause additional preferred securities to be issued by trusts similar to MB Capital in the future, and there is no limit on the amount of such securities that may be issued. In this event, the Company's obligations under the junior subordinated debentures to be issued to such other trusts and the Company's guarantees of the payments by such trusts will rank pari passu with the Company's obligations under the Junior
                                  Subordinated Debentures and the Guarantee, respectively.

Voting Rights . . . . .           The holders of the Preferred Securities will
                                  generally have limited voting rights relating only to the modification of the Preferred
                                  Securities, the dissolution, winding-up or termination of MB Capital and certain other matters described herein. See "Description of the Preferred Securities--Voting Rights;
                                  Amendment of the Trust Agreement."

Proposed Nasdaq
National Market
Symbol  . . . . . . . .           MBFCA

Use of Proceeds . . . .           The proceeds to MB Capital from the sale of
                                  the Preferred Securities offered hereby will be invested by MB Capital in the Junior
                                  Subordinated Debentures of the Company.  The
                                  Company intends to use the net proceeds to pay all $2.0 million of its Senior and Subordinated Debt, use approximately $2.0 million to complete two new bank branch locations expected to begin operations in 1998, and contribute approximately $4.0 million of capital to the Bank, with the remainder of the proceeds to be used for general corporate purposes, which may include, without limitation, purchase and construction of future bank branch locations, possible future acquisitions and additional capital contributions to the Bank. The
                                  Company expects approximately $3.5 million of the Preferred Securities to qualify as Tier 1 capital under the capital guidelines of the Federal Reserve subject to regulatory limitations. See "Use of Proceeds."

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The consolidated statements of operations data for the years ended December 31, 1996 and 1995 and the consolidated balance sheet data as of December 31, 1996 are derived from the Company's consolidated financial statements and notes thereto which have been audited by Fortner, Bayens, Levkulich & Co., P.C., independent public accountants and are included elsewhere in this Prospectus. The consolidated statements of operations data for the year ended December 31, 1994 and the balance sheet data as of December 31, 1995 and 1994 are derived from the Company's consolidated financial statements which have been audited by Fortner, Bayens, Levkulich & Co., P.C. but are not included herein. The consolidated statement of operations data for the nine months ended September 30, 1997 and 1996, and the consolidated balance sheet data at September 30, 1997 and 1996, have been derived from unaudited consolidated financial statements, which, in the opinion of the Company, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations of the Company for those periods. The statements of operations data for interim periods are not necessarily indicative of results for subsequent periods or the full year. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements, appearing elsewhere in this Prospectus.


                             At or for the nine months ended September 30,     At or for the year ended December 31,
                             ---------------------------------------------     --------------------------------------
                                               1997            1996             1996            1995              1994
                                               ----            ----             ----            ----              ----
                                                          (Dollars in thousands, except per share data)
Statements of Operations:
Interest income . . . . . . . . . . . . .    $  11,085      $    8,206         $  11,359      $    8,427          $ 5,930
Interest expense  . . . . . . . . . . . .        3,619           2,237             3,131           2,154            1,092
Net interest income . . . . . . . . . . .        7,466           5,969             8,228           6,273            4,838
Provision for loan losses . . . . . . . .          360             262               457             280              155
Other income  . . . . . . . . . . . . . .          540             780               961             807              526
Other expenses  . . . . . . . . . . . . .        4,584           3,686             4,959           4,136            3,833
Income tax expense  . . . . . . . . . . .        1,031           1,063             1,353           1,017              522
Net income  . . . . . . . . . . . . . . .        2,031           1,738             2,420           1,647              854

Balance sheet:
Total assets  . . . . . . . . . . . . . .     $158,850        $113,881          $118,929        $102,076          $62,649
Loans . . . . . . . . . . . . . . . . . .      115,719          86,733            94,973          68,845           46,663
Allowance for loan losses . . . . . . . .        1,567           1,008             1,150             759              546
Investment securities available for
 sale . . . . . . . . . . . . . . . . . .       12,100          11,432            11,137           6,985            4,088
Investment securities held to maturity  .           --              --                --             550            3,350
Nonperforming assets(1) . . . . . . . . .        1,677              69                14              76              554
Deposits  . . . . . . . . . . . . . . . .      143,266         101,253           104,661          90,192           53,843
Shareholders' equity  . . . . . . . . . .       10,962           8,095             8,827           6,393            4,617

Per Common Share:
Net income per share  . . . . . . . . . .      $  9.51         $  8.14          $  11.33         $  7.71          $  4.00
Book value per share  . . . . . . . . . .        51.33           37.90             41.33           29.93            21.62
Tangible book value per share . . . . . .        51.33           37.90             41.33           29.93            21.62

Key Ratios:
Net interest margin(2)  . . . . . . . . .         8.01%           9.07%             9.01%           9.81%            9.39%
Net interest spread(2)  . . . . . . . . .         6.70            7.64              7.60            8.34             8.37
Return on average assets  . . . . . . . .         1.93            2.35              2.36            2.27             1.48
Return on average common equity . . . . .        27.37           32.02             31.80           29.92            18.93
Shareholders' equity to total assets  . .         6.90            7.11              7.42            6.26             8.37
Tier 1 risk-based capital . . . . . . . .         8.53           11.90             10.70           12.15            11.12
Total risk-based capital  . . . . . . . .         9.78           13.12             11.85           13.18            12.33
Nonperforming assets to total assets  . .         1.06            0.06              0.01            0.07             0.88
Nonperforming loans to total loans  . . .         1.45            0.08              0.01            0.11             1.19
Allowance for loan losses to total
 loans  . . . . . . . . . . . . . . . . .         1.35            1.16              1.21            1.10             1.17
Allowance for loan losses to nonperforming
 loans  . . . . . . . . . . . . . . . . .        93.43         1470.27           8463.03          998.23            98.49
Ratio of earnings to fixed charges (3):
  including interest on deposits  . . . .        1.85x           2.25x             2.21x           2.24x            2.26x
  Excluding interest on deposits  . . . .       12.73x          12.87x            12.20x           8.99x            9.76x

----------
(1) Includes loans 90 days or more delinquent and still accruing interest, nonaccrual loans and restructured loans.

(2)      On a tax equivalent basis.

(3) For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings before income taxes, extraordinary items and fixed charges. Fixed charges represent interest expense.

                       [INSERT MEGABANK LOGO AND MAP]

                              Banking Locations

Map of the Denver, Colorado, area indicating the Company's banking locations.

                                  RISK FACTORS

         Prospective investors should consider, among other things, the following factors in connection with a decision to purchase the Preferred Securities.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

         Ranking of the Company's Obligations Under the Junior Subordinated Debentures and the Guarantee. The ability of MB Capital to pay amounts due to holders of the Preferred Securities is solely dependent upon the Company making payments on the Junior Subordinated Debentures as and when required. All obligations of the Company under the Guarantee, the Junior Subordinated Debentures and other documents described herein are unsecured and rank subordinate and junior in right of payment to all current and future Senior and Subordinated Debt, the amount of which is unlimited. At September 30, 1997, the aggregate outstanding Senior and Subordinated Debt of the Company was $2.0 million, all of which will be paid with certain net proceeds of the sale by the Company of the Junior Subordinated Debentures to MB Capital. See "Use of Proceeds." None of the Indenture, the Guarantee or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior and Subordinated Debt, that may be incurred by the Company or its subsidiaries. Further, there is no limitation on the Company's ability to issue additional junior subordinated debentures in connection with any future offerings of Preferred Securities, and any such additional debentures would rank pari passu with the Junior Subordinated Debentures.

         In addition, because the Company is a holding company, all obligations of the Company relating to the securities described herein will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including the Bank. As a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Accordingly, holders of the Preferred Securities should look only to the assets of the Company, and not of its subsidiaries, for principal and interest payments on the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Subordination" and "Description of Guarantee -- Status of the Guarantee."

         Dependence on Dividends From Subsidiary Bank. As a holding company, with the substantial majority of its assets represented by its equity interest in the Bank, the Company's ability to pay interest on the Junior Subordinated Debentures to MB Capital (and consequently MB Capital's ability to pay Distributions on the Preferred Securities and the Company's ability to pay its obligations on the Guarantee) depends primarily upon the cash dividends the Company receives from the Bank. Dividend payments from the Bank are subject to regulatory limitations, generally based on current and retained earnings, imposed by the various regulatory agencies with authority over the Bank. Payment of dividends is also subject to regulatory restrictions if such dividends would impair the capital of the Bank. Payment of Bank dividends is also subject to its profitability, financial condition and capital expenditures and other cash flow requirements. No assurance can be given that the Bank will be able to pay dividends at past levels, or at all, in the future.

         Option to Extend Interest Payment Period; Tax Consequences; Market Price Consequences. So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by MB Capital will be deferred (and the amount of Distributions to which holders of the Preferred Securities are
entitled will accumulate additional amounts thereon at the rate of     % per
annum, compounded quarterly, from the relevant payment date for such Distributions, to the extent permitted by applicable law) during any such Extension Period. During any such Extension Period, the Company will be prohibited from making certain payments or distributions with respect to the Company's capital stock (including dividends on or redemptions of common or preferred stock which may be issued in the future) and from making certain payments with respect to any debt securities of the Company that rank pari passu with or junior in interest to the Junior Subordinated Debentures; however, the Company will not be restricted from (a) paying dividends or distributions in common stock of the Company, (b) redeeming rights or taking certain other actions under a stockholders' rights plan, if any, (c) making payments under the Guarantee or (d) making purchases of common stock related to the issuance of common stock or rights under any future benefit plans for the Company's directors, officers or employees. Further, during an Extension Period, the Company would have the ability to continue to make payments on Senior and Subordinated Debt. Prior to the termination of any Extension Period, the Company may further extend such Extension Period provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or to extend beyond the Stated Maturity. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid
(together with interest thereon at the annual rate of     %, compounded
quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of the Preferred Securities--Distributions" and "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period."

         The Company believes the likelihood of it exercising its option to defer payments of interest is remote. Consequently, the Junior Subordinated Debentures will be treated as issued without "original issue discount" ("OID") for United States federal income tax purposes, and each beneficial owner of the Preferred Securities will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. As a result, holders of Preferred Securities will include interest in taxable income under their own methods of accounting (i.e., cash or accrual). If the Company exercises its right to defer payments of interest or if the Internal Revenue Service successfully took the position that the exercise of such right was not remote at the time of issuance of the Junior Subordinated Debentures, OID would arise, and the holders of Preferred Securities would be required to include their pro rata share of OID in gross income as it accrues for United States federal income tax purposes in advance of the receipt of cash. See "Certain Federal Income Tax
Consequences--Interest Income and Original Issue Discount."   The Company has
no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Company elect to exercise its right to defer payments of interest in the future, the market price of the Preferred Securities is likely to be adversely affected. A holder that disposes of such holder's Preferred Securities during an Extension Period, therefore, might not receive the same return on such holder's investment as a holder that continues to hold the Preferred Securities. In addition, the mere existence of the Company's right to defer payments of interest on the Junior Subordinated Debentures may cause the market price of the Preferred Securities to be more volatile than the market prices of other securities on which OID accrues that are not subject to such deferrals.

         Tax Event Redemption, Investment Company Act Redemption or Capital Treatment Event Redemption. Upon the occurrence and during the continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event (whether occurring before or after _____________, 2003), the Company has the right to redeem the Junior Subordinated Debentures in whole (but not in part) at 100% of the principal amount together with accrued but unpaid interest to the date fixed for redemption within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event and therefore cause a mandatory redemption of the Trust Securities. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable guidelines or policies of the Federal Reserve. See "Description of the Preferred Securities -- Redemption."

         A "Tax Event" means the receipt by the Company and MB Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the original issuance of the Preferred Securities, there is more than an insubstantial risk that (i) MB Capital is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior

Subordinated Debentures is not, or within 90 days of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) MB Capital is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. See "-- Possible Tax Law Changes Affecting the Preferred Securities" below for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to cause a redemption of the Junior Subordinated Debentures (and therefore a redemption by MB Capital of the Preferred Securities) prior to _______, 2003.

         An "Investment Company Event" means the receipt by the Company and MB Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, MB Capital is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the original issuance of the Preferred Securities.

         A "Capital Treatment Event" means the reasonable determination by the Company that, as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the Preferred Securities (or any substantial portion thereof) as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

         Possible Tax Law Changes Affecting Preferred Securities. Certain legislative proposals were made in 1996 and 1997 which, if enacted, could have adversely affected the ability of the Company to deduct interest paid on the Junior Subordinated Debentures. These proposals were not, however, incorporated into the legislation enacted on August 5, 1997 as the Taxpayer Relief Act of 1997. Nevertheless, there can be no assurance that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, _______, 2003. See "Description of the Preferred Securities--Redemption," "Description of Junior Subordinated Debentures--Redemption," and "Certain Federal Income Tax Consequences."

         Possible Distribution of Junior Subordinated Debentures to Holders of Preferred Securities. The Company will have the right at any time to terminate MB Capital and cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of MB Capital, subject to the receipt of any required prior approval of the Federal Reserve. Because holders of the Preferred Securities may receive Junior Subordinated Debentures in liquidation of MB Capital and because Distributions are otherwise limited to payments on the Junior Subordinated Debentures, prospective purchasers of the Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of the Preferred Securities -- Liquidation Distribution Upon Termination" and "Description of the Junior Subordinated Debentures."

         Limitations on Direct Actions Against the Company and on Rights Under the Guarantee. Under the Guarantee, the Company guarantees the payment of Distributions by MB Capital and payments on liquidation of or redemption of the Preferred Securities (subordinate to the right to payment of Senior and Subordinated Debt of the Company) to the extent of funds held by MB Capital.
If MB Capital has insufficient funds to pay Distributions on the Preferred Securities (i.e., if the Company has failed to make required payments under the

Junior Subordinated Debentures), a holder of the Preferred Securities would have the right to institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder. Except as described herein, holders of the Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures.

         Under the Guarantee, Wilmington Trust Company will act as indenture trustee (the "Guarantee Trustee"). The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against MB Capital, the Guarantee Trustee or any other person or entity. The Trust Agreement provides that each holder of the Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee Agreement and the Indenture. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights of Holders of Preferred Securities" and "--Debenture Events of Default" and "Description of Guarantee."

         Limited Covenants. The covenants in the Indenture are limited, and there are no covenants relating to the Company in the Trust Agreement. As a result, neither the Indenture nor the Trust Agreement protects holders of Junior Subordinated Debentures or Preferred Securities, respectively, in the event of a material adverse change in the Company's financial condition or results of operations or limits the ability of the Company or any subsidiary to incur additional indebtedness. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether the Company will be able to comply with its obligations under the Junior Subordinated Debentures or the Guarantee.

         Limited Voting Rights. Holders of the Preferred Securities will generally have limited voting rights relating only to the modification of the Preferred Securities and certain other matters described herein. In the event that (i) there is a Debenture Event of Default (as defined herein) with respect to the Junior Subordinated Debentures (see "Description of the Junior Subordinated Debentures--Events of Default"), (ii) the Property Trustee fails to pay any Distribution on the Preferred Securities for 30 days (subject to deferral of Distributions as provided under "Description of the Preferred Securities--Extension Periods"), (iii) the Property Trustee fails to pay the redemption price on the Preferred Securities when due upon redemption, (iv) the Property Trustee fails to observe a covenant in the Trust Agreement for the Preferred Securities for 60 days after receiving a Notice of Default, or (v) the Property Trustee is declared bankrupt or insolvent and not replaced by the Company within 60 days, the holders of a majority of the outstanding Preferred Securities will be able to remove the Property Trustee and the Indenture Trustee (but not the Administrative Trustees who may only be removed by the Company as holder of the Common Securities). See "Description of the Preferred Securities--Removal of Trustees" and "--Voting Rights; Amendment of the Trust Agreement."

         Trading Characteristics of the Preferred Securities. The Preferred Securities may trade at a price that does not reflect fully the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Junior Subordinated Debentures are deemed to have been issued with OID) and who disposes of its Preferred Securities between record dates for payments of Distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), and to add such amount to its adjusted tax basis in its share of the underlying Junior Subordinated Debentures deemed disposed of. If the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Considerations -- Interest Income and Original Issue Discount" and "--Sales or Redemption of Preferred Securities."

         Absence of Existing Public Market; Market Prices. There is no existing market for the Preferred Securities. An application for listing is pending for the Preferred Securities on the Nasdaq National Market System. There can be no assurance that a listing of the Preferred Securities will be available on Nasdaq or, if available, that an active and liquid trading market for the Preferred Securities will develop. Although the representative of the Underwriters has informed MB Capital and the Company that the Underwriters intend to make a market in the Preferred Securities offered hereby, no Underwriter is obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Preferred Securities. In addition, at least three market makers must make a market in the Preferred Securities in order that they continue to be listed on Nasdaq. There can be no assurance that these market makers will continue to make a market in the Preferred Securities. If there were to be less than three market makers for the Preferred Securities, the Nasdaq listing of the Preferred Securities could be jeopardized and the liquidity and trading prices of the Preferred Securities would be adversely affected. Future trading prices of the Preferred Securities will depend on many factors including, among other things, prevailing interest rates, the operating results and financial condition of the Company, and the market for similar securities. There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Preferred Securities if the Company exercises its right to terminate MB Capital. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that a holder of the Preferred Securities may receive in liquidation of MB Capital, may decline in value from the price that the investor paid to purchase the Preferred Securities offered hereby.

RISK FACTORS RELATING TO THE COMPANY

         Loan Concentration. Since the 1980's the Bank has been one of the leading originators of residential construction loans to small and medium sized builders in the Denver, Colorado area. As of September 30, 1997 these loans, in the aggregate, comprised 74.7% of the Bank's total loans. These loans could be adversely affected by adverse economic conditions in the home building industry. These conditions could occur as a result of significant increases in interest rates, moratoriums of new building by municipalities, overbuilding of new homes in the Denver area and a general economic downturn. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Economic Conditions and Impact of Interest Rates. Results of operations for financial institutions, including the Company, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. The profitability of the Company is in part a function of the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities. Although management believes that the maturities of the Company's assets are moderately balanced in relation to maturities of liabilities ("asset/liability management"), asset/liability management involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities. A decrease in interest rate spreads would have a negative effect on the net interest income and profitability of the Company, and there can be no assurance that this spread will not decrease. Although economic conditions in the market area of the Company have been generally stronger than those in many other regions of the country, there can be no assurance that such conditions will continue to prevail. Moreover, substantially all of the loans of the Company are to individuals and businesses in the Denver area, and any decline in the economy of this market area could have an adverse impact on the Company. There can be no assurance that positive trends or developments discussed herein will continue or that negative trends or developments will not have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Growth and Acquisition Risks. The Company has pursued and intends to continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels and terms without proportionate increases in noninterest expenses. A significant portion of the net proceeds from the sale by the Company of the Junior Subordinated Debentures is intended to be used to support future growth, including the establishment of additional branches. The Company has grown and intends to grow by the establishment of new branches. Establishing new branches through land purchase and development takes significant amounts of capital and time to build. Delays can be encountered in the process as a result of zoning, building moratoriums by municipalities, and general construction and weather problems. There can be no assurance that the Company will be successful in continuing its internal growth strategy. Although the Company does not have any discussions or negotiations underway relating to acquisitions, the Company in the future intends to review and solicit acquisition opportunities and, at any given time, may attempt to acquire financial institutions. The Company may not be successful in identifying acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions. Competition for acquisitions in the Company's market area is highly competitive, and the Company may not be able to acquire institutions on terms beneficial to the Company. Furthermore, the level of success of the Company's growth strategy will depend on maintaining sufficient regulatory capital levels and on continued favorable economic conditions in the Denver area.

         Competitive Banking Environment.  The banking business in Colorado is
highly competitive.   The Company competes for loans and deposits with other
local, regional and national commercial banks, savings banks, savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and nonfinancial institutions, many of which have substantially greater financial resources than the Company. Interstate banking is permitted in Colorado. As a result, management believes that the Company may experience greater competition in its market area.

         Allowance for Loan Losses. Inability of borrowers to repay loans can erode earnings and capital of banks. Like all banks, the Company maintains an allowance for loan losses to provide for loan defaults and nonperformance. The allowance is based on prior experience with loan losses, as well as an evaluation of the risks in the current portfolio, and is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond management's control, and such losses may exceed current estimates. At September 30, 1997, the Company had nonperforming loans of $1.7 million and an allowance for loan losses of $1.6 million or 1.35% of total loans and 93.43% of nonperforming loans. There can be no assurance that the Company's allowance for loan losses will be adequate to cover actual losses. Future provisions for loan losses could materially and adversely affect results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Dependence on Key Person. The Company is highly dependent on the continued services of Thomas R. Kowalski, its Chairman and Chief Executive Officer. The Company does not have an employment agreement with Mr. Kowalski. Although the Company has a $3.0 million key man life insurance policy on Mr. Kowalski, proceeds under the policy paid to the Company will, at the option of certain affiliated shareholders of Mr. Kowalski, be utilized by the Company for the repurchase of all or a portion of such shareholders' common stock. The loss of the services of Mr. Kowalski could adversely affect the Company. See "Management."

         Government Regulation and Recent Legislation. The Company and the Bank are subject to extensive federal and state legislation, regulation and supervision which is intended primarily to protect depositors and the Bank Insurance Fund, rather than investors. Recently enacted, proposed and future legislation and regulations designed to strengthen the banking industry have had and may have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit the Company and the Bank, others may increase their costs of doing business or otherwise adversely affect them and create competitive advantages for non-bank competitors. See "Supervision and Regulation."

                                USE OF PROCEEDS

         All of the proceeds from the sale of Preferred Securities will be invested by MB Capital in the Junior Subordinated Debentures of the Company. The net proceeds to the Company from the sale of the Junior Subordinated Debentures are estimated to be approximately $11.2 million (net of estimated underwriting commissions and offering expenses). The Company intends to use the net proceeds to pay all $2.0 million of its Senior and Subordinated Debt, use approximately $2.0 million to complete two new bank branch locations expected to begin operations in 1998, and contribute approximately $4.0 million of capital to the Bank, with the remainder to be used for general corporate purposes, which may include, without limitation, purchase and construction of future bank branch locations, possible future acquisitions and additional capital contributions to the Bank. The $4.0 million of additional capital contribution to the Bank will result in an increased legal lending limit which is designed to further the Bank's internal growth objectives. Although the Company does not have any discussions or negotiations underway relating to acquisitions, the Company in the future intends to review and solicit acquisition opportunities and, at any given time, may attempt to acquire financial institutions. Pending their application, the net proceeds may be invested in short-term, marketable, investment grade interest-bearing securities.

         The Company is required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. On October 21, 1996, the Federal Reserve announced that certain qualifying amounts of securities having the characteristics of the Preferred Securities could be included as Tier 1 capital for bank holding companies subject to certain limitations. See
"Capitalization."   Such Tier 1 capital treatment, together with the Company's ability to deduct, for federal income tax purposes, interest payable on the Junior Subordinated Debentures, will provide the Company with a cost-effective means of obtaining capital for bank regulatory purposes.

                              ACCOUNTING TREATMENT

         For financial reporting purposes, MB Capital will be treated as a subsidiary of the Company and, accordingly, the accounts of MB Capital will be included in the Consolidated Financial Statements of the Company. The Preferred Securities will be presented as a separate line item in the consolidated balance sheets of the Company under the caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures," and appropriate disclosures about the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the Notes to Consolidated Financial Statements. For financial reporting purposes, the Company will record Distributions payable on the Preferred Securities as interest expense in the consolidated statements of operations.

         Future reports of the Company filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will include a footnote to the financial statements stating that (i) MB Capital is wholly-owned, (ii) the sole assets of MB Capital are the Junior Subordinated Debentures (specifying the principal amount, interest rate and maturity date of such Junior Subordinated Debentures), and (iii) the obligations of the Company described herein, in the aggregate, constitute a full and unconditional guarantee on a subordinated basis by the Company of the obligations of MB Capital under the Preferred Securities. MB Capital will not provide separate reports under the Exchange Act.

                                 CAPITALIZATION

         The following table sets forth the consolidated borrowings and capitalization of the Company at September 30, 1997 and as adjusted to give effect to the issuance of the Preferred Securities by MB Capital in this offering and the use of net proceeds therefrom as described in "Use of Proceeds."

                                                                                           SEPTEMBER 30, 1997
                                                                                   -----------------------------------
                                                                                     ACTUAL               AS ADJUSTED
                                                                                   ----------             ------------
                                                                                         (Dollars in thousands)
Borrowings:
  Advances from the Federal Home Loan Bank  . . . . . . . . . . . . . . . .        $    1,788              $    1,788
  Note payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2,000                      --
                                                                                   ----------              ----------
         Total borrowings . . . . . . . . . . . . . . . . . . . . . . . . .        $    3,788              $    1,788
                                                                                   ==========              ==========

Company obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely Junior
  Subordinated Debentures(1)  . . . . . . . . . . . . . . . . . . . . . . .        $       --              $   12,000
                                                                                   ==========              ==========

Shareholders' equity:
  Common Stock, no par value; 500,000 shares authorized(2);
    213,578 shares issued and outstanding . . . . . . . . . . . . . . . . .        $    1,961              $    1,961
  Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . .             8,775                   8,775
  Unrealized gain (loss) on securities available for sale,
     net of income tax effect . . . . . . . . . . . . . . . . . . . . . . .               226                     226
                                                                                   ----------              ----------

         Total shareholders' equity . . . . . . . . . . . . . . . . . . . .        $   10,962              $   10,962
                                                                                   ==========              ==========

Consolidated regulatory capital ratios:
  Total capital to risk-weighted assets . . . . . . . . . . . . . . . . . .             9.78%                   19.12%
  Tier 1 capital to risk-weighted assets(3) . . . . . . . . . . . . . . . .             8.53%                   11.38%
  Tier 1 capital to tangible assets(3)  . . . . . . . . . . . . . . . . . .             7.11%                    8.93%

----------
(1) The subsidiary trust is MB Capital, a wholly-owned subsidiary of the Company that will hold, as its sole asset, $12.4 million principal amount of Junior Subordinated Debentures, of which $12.0 million will be purchased with the proceeds of the Preferred Securities issued by MB Capital. The remaining $0.4 million of Junior Subordinated Debentures will be purchased with the proceeds of the Common Securities issued by MB Capital. The Company will own all of the Common Securities. See "Description of Junior Subordinated Debentures" and "Description of Preferred Securities."

(2) Effective January 15, 1998 the Company increased its authorized capital stock to 50 million shares of Common Stock and 10 million shares of Preferred Stock. The increase was made to provide for possible future capital needs of the Company. There is no pending or planned transaction which would require the issuance of any of the newly authorized stock. The increase in capital was not part of a plan by the Company's management to adopt a series of anti-takeover measures over a period of time.

(3) The Preferred Securities have been structured to qualify as Tier 1 capital. However, they cannot be used to constitute more than 25% of the Company's total Tier 1 capital. As adjusted for this offering, the Company's Tier 1 capital as of September 30, 1997 would have been $14.0 million of which $3.5 million would have been attributable to the Preferred Securities. Any future increases in other elements of the Company's Tier 1 capital, including retained earnings, should permit the Company to include greater portions of the Preferred Securities proceeds in Tier 1 capital.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS ENVIRONMENT AND RISK FACTORS

         The following discussion should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere herein. The Company's future operating results may be affected by various trends and factors which are beyond the Company's control. These include, among other factors, the competitive banking environment in which the Company operates, provisions for loan losses, risks relating to the Company's concentration of loans related to residential construction, changes in general economic conditions and interest rates, rapid or unexpected changes in technologies and other uncertain business conditions that may affect the Company's business. Accordingly, past results and trends may not be reliable indicators of future results or trends.

         With the exception of historical information, the matters discussed below include forward-looking statements that involve risks and uncertainties. The Company wishes to caution readers that a number of important factors discussed herein could affect the Company's actual results and cause actual results to differ materially from those in the forward-looking statements.

OVERVIEW

         Since inception, the Company, through the Bank, has specialized its lending practice in the residential construction industry. The Company's Chairman has extensive experience in the home building industry and has expanded the Bank's lending practice to date such that the Bank is one of the area's leading originators of residential construction loans to small and medium sized homebuilders. Currently, the Bank can finance a builder or developer from the acquisition and development loan process, including assistance with special district financing, through the construction loan phase.

         The Company has experienced substantial growth over the past three years. Total assets have increased to $159 million as of September 30, 1997 from $119 million, $102 million and $63 million as of December 31, 1996, December 31, 1995 and December 31, 1994, respectively. The Company has maintained above average profitability while achieving its strong asset growth. During the same time period, net income grew to $2.4 million for the year ended December 31, 1996 from $1.6 million and $0.8 million for the years ended December 31, 1995 and 1994, respectively. For the nine months ended September 30, 1997, net income was $2.0 million. On an annualized basis, as of September 30, 1997, return on average assets for the Company equaled 1.93% while return on average equity equaled 27.37%.

RESULTS OF OPERATIONS

         Net Interest Income. The Company's net income is derived primarily from net interest income. Net interest income is the difference between interest income, principally from loans, investment securities and funds sold, and interest expense, principally on customer deposits. Changes in net interest income result from changes in volume, net interest spread and net interest margin. Volume refers to the average dollar levels of interest-earning assets and interest-bearing liabilities. Net interest spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Net interest margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

         The following tables set forth the average balances, net interest income and expense and average yields and rates for the Company's earning assets and interest-bearing liabilities for the indicated periods on a tax-equivalent basis assuming a 34% tax rate.

                                                                   NINE MONTHS ENDED SEPTEMBER 30,(1)
                                             --------------------------------------------------------------------------------
                                                            1997                                         1996
                                             --------------------------------------       -----------------------------------

                                                             INTEREST       AVERAGE                     INTEREST     AVERAGE
                                              AVERAGE          EARNED        YIELD        AVERAGE       EARNED       YIELD
                                              BALANCE         OR PAID       OR COST       BALANCE       OR PAID      OR COST
                                             --------        --------       -------       --------      --------     --------
                                                                            (Dollars in thousands)
INTEREST-EARNING ASSETS
  Investment securities:
    Taxable...........................      $  4,224        $   209         6.60%         $ 7,493       $  382         6.80%
    Tax exempt (tax equivalent).......         6,203            626        13.46            2,156          217        13.42
  Funds sold and interest-bearing
         deposits.....................        11,981            481         5.35            4,020          190         6.31
  Loans(2)............................       106,806          9,982        12.46           76,024        7,491        13.14
  Allowance for loan losses ..........       (1,357)            --                          (855)          --
                                            --------         ------                         -----       ------
  Total interest-earning assets.......      $127,857        $11,298        11.78          $88,838      $8,280         12.43
                                            ========        -------                       =======       -----

INTEREST-BEARING LIABILITIES
  Interest-bearing deposits:
    Demand, interest-bearing..........      $ 51,509        $ 1,776         4.60          $36,126      $ 1,218         4.50
    Savings...........................         4,769            119         3.33            5,286          136         3.43
  Certificates of deposit:
      Under $100,000..................        23,361          1,009         5.76            9,536          386         5.40
      $100,000 and over...............        10,610            454         5.71            6,550          261         5.31
                                            --------        -------                       -------      -------
  Total interest-bearing deposits.....        90,249          3,358         4.96           57,498        2,001         4.64


  Advances from the Federal Home
    Loan Bank and federal funds
    purchased.........................         2,560            126         6.56            1,112           44         5.28
  Notes payable.......................         2,250            135         8.00            3,673          192         6.97
                                            --------        -------                       -------      -------

  Total interest-bearing liabilities..       $95,059          3,619         5.08          $62,283        2,237         4.79
                                             =======        -------                       =======      -------

  Net interest income (tax
    equivalent).......................                      $ 7,679                                    $ 6,043
                                                            =======                                    =======

  Net interest margin(3)..............                                      8.01%                                      9.07%
  Net interest spread ................                                      6.70%                                      7.64%

Ratio of average interest-bearing
    liabilities to average
    interest-earning assets ..........         74.35%                                       70.11%

---------------
(1)      Yields are annualized.
(2) Loans are net of unearned discount. Nonaccrual loans are included in average loans outstanding. Loan fees are included in interest income as follows for the nine months ended September 30, 1997 - $1,879,441; 1996 - $1,677,209.
(3) Net interest margin is net interest income divided by average total earning assets (on an annualized basis).

         Net interest income, on a tax-equivalent basis, was $7.7 million for the nine months ended September 30, 1997, an increase of $1.6 million from $6.0 million for the same period in 1996. Interest income for the nine months ended September 30, 1997 and 1996 was $11.3 million and $8.3 million, respectively. The increase of $3.0 million is primarily due to higher balances of interest-earning assets, which offset lower investment rates. The various changes in the mix of taxable investment securities and tax exempt securities as well as funds sold were a result of the Company attempting to maximize its yield on interest-earning assets other than loans. The Company achieved an increase of $39.0 million or 43.9% in average interest-earning assets to $127.8 million for the nine months ended September 30, 1997 from $88.8 million for the same period in 1996. The majority of the increase in interest-earning assets was attributable to $30.8 million increase in average loans outstanding. The majority of the loans in the Company's lending portfolio are floating rate loans tied to the prime rate. The average yield on interest-earning assets decreased to 11.78% for the nine months ended September 30, 1997 from 12.43% for the comparable period in 1996.

         Interest expense increased $1.4 million to $3.6 million for the nine months ended September 30, 1997 compared to $2.2 million for the same period in 1996. The increase in average demand-bearing deposits to $51.5 million for the nine months ended September 30, 1997 from $36.1 million for the comparable period in 1996 was due to the Bank's growth at existing facilities, including the opening of two additional branches. The significant increase in average balances of certificates of deposit under $100,000 to $23.4 million for the nine months ended September 30, 1997 from $9.5 million for the comparable period in 1996 was due to the Bank's growth as well as promotional campaigns by the Bank directed at obtaining new accounts. The increase in certificates of deposit of $100,000 and over was again due to the growth in the Bank. The decrease in average notes payable to $2.2 million for the nine months ended September 30, 1997 from $3.6 million for the comparable period in 1996 was due to the Company's paydown of its note with a commercial lender. The Company expects to pay off the note with the net proceeds from the sale of the Junior Subordinated Debentures. The cost of interest-bearing liabilities for the nine months ended September 30, 1997 and 1996 was 5.08% and 4.79%, respectively, and, when combined with noninterest-bearing deposits, the cost of funds for the nine months ended September 30, 1997 and 1996 was 3.72% and 3.29%, respectively. See "-- Deposits." These increases were due to an increase of $32.8 million in average interest-bearing liabilities along with an increase in the cost of the Federal Home Loan Bank ("FHLB") borrowings to 6.56% from 5.28%. Management expects that borrowings will continue to supplement deposits with FHLB advances when necessary to fund the lending and investing activities of the Company. As a result of the foregoing, net interest margin, on a tax-equivalent basis, decreased to 8.01% for the nine months ended September 30, 1997 from 9.07% for the comparable period in 1996.


                                                                           YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------------------------------
                                                                1996                                      1995
                                           -------------------------------------------      -------------------------------
                                                              INTEREST         AVERAGE                   INTEREST   AVERAGE
                                                AVERAGE         EARNED         YIELD         AVERAGE     EARNED      YIELD
                                                BALANCE        OR PAID         OR COST       BALANCE     OR PAID    OR COST
                                               --------       --------         -------      --------     ---------  -------
                                                              (Dollars in thousands)
INTEREST-EARNING ASSETS
  Investment securities:
    Taxable . . . . . . . . . . . . . . .   $    7,127      $     487            6.83%    $    7,376    $      484       6.56%
    Tax exempt (tax equivalent) . . . . .        2,780            374           13.45             --            --         --
  Funds sold and interest-bearing deposits       3,471            215            6.19          2,963           304      10.26
  Loans(1)  . . . . . . . . . . . . . . .       80,213         10,410           12.98         54,219         7,639      14.09
  Allowance for loan losses . . . . . . .         (909)            --                           (632)           --
                                            ----------      ---------                     ----------    ----------

  Total interest-earning assets . . . . .   $   92,682      $  11,486           12.39     $   63,926    $    8,427      13.18
                                            ==========      ---------                     ==========    ----------

INTEREST-BEARING LIABILITIES
   Interest-bearing deposits:
    Demand, interest-bearing  . . . . . .   $   37,983      $   1,717            4.52     $   22,586    $    1,004       4.45
    Savings . . . . . . . . . . . . . . .        5,442            186            3.42          4,752           157       3.30
    Certificates of deposit:
      Under $100,000  . . . . . . . . . .        9,639            522            5.42          8,033           427       5.32
      $100,000 and over . . . . . . . . .        6,885            369            5.36          5,045           263       5.21
                                            ----------      ---------                     ----------    ----------

  Total interest-bearing deposits . . . .       59,949          2,794            4.66         40,416         1,851       4.58

  Advances from the Federal Home
    Loan Bank and federal funds purchased        1,771             97            5.48            376            23       6.12
  Notes payable . . . . . . . . . . . . .        3,673            240            6.53          3,728           280       7.51
                                            ----------      ---------                     ----------    ----------

  Total interest-bearing liabilities  . .   $   65,393          3,131            4.79     $   44,520         2,154       4.84
                                            ==========      ---------                     ==========    ----------

  Net interest income (tax equivalent)  .                   $   8,355                                   $    6,273
                                                            =========                                   ==========

  Net interest margin(2)  . . . . . . . .                                        9.01%                                   9.81%
  Net interest spread . . . . . . . . . .                                        7.60%                                   8.34%

Ratio of average interest-bearing
    liabilities to average interest-
    earning assets  . . . . . . . . . . .        70.56%                                        69.64%

---------------
(1) Loans are net of unearned discount. Nonaccrual loans are included in average loans outstanding. Loan fees are included in interest income as follows: 1996 - $2,239,017; 1995 - $1,800,165.
(2) Net interest margin is net interest income divided by average total earning assets.

         Net interest income, on a tax-equivalent basis, was $8.4 million for the year ended December 31, 1996, an increase of $2.1 million from $6.3 million in 1995. Interest income increased $3.1 million to $11.5 million in 1996 from $8.4 million in 1995. This increase resulted primarily from an increase of $28.7 million in average interest-earning assets to $92.7 million in 1996 from $64.0 million in 1995. The majority of the asset growth was due to growth in the loan portfolio. Average loans increased $26.0 million or 47.9% to $80.2 million in 1996 from $54.3 million in 1995 due primarily to the Company's continuing growth. The change in the relative mix of interest-earning assets other than loans was due primarily to the Company's objective of maximizing its yield on funds not used for loans, including investing in double tax exempt securities. The average yield on interest-earning assets decreased to 12.39% in 1996 from 13.18% in 1995.

         Interest expense increased $0.9 million to $3.1 million in 1996 from $2.2 million in 1995. A $15.4 million increase in interest-bearing demand deposits accounted for $0.7 million of the increase. These deposits increased due to the Company's growth, including the addition of a new branch in 1996. Changes in the relative mix of average interest-bearing liabilities included a $1.4 million increase in advances from the FHLB. The cost of interest-bearing liabilities for the years ended December 31, 1996 and 1995 was 4.79% and 4.84%, respectively, and, when combined with noninterest-bearing deposits, the cost of funds was 3.31% in 1996 compared to 3.23% in 1995. In spite of the lower cost of funds, net interest margin, on a tax-equivalent basis, decreased to 9.01% in 1996 from 9.81% in 1995, primarily as a result of lower yields.

         The following table illustrates, for the periods indicated, the changes in the Company's net interest income (on a tax-equivalent basis) due to changes in volume and changes in interest rates. Changes in net interest income due to both volume and rate have been allocated to volume and rate in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                     NINE MONTHS ENDED
                                                        SEPTEMBER 30,       YEAR ENDED DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                                  ---------------------      --------------------         ------------------
                                                  1997 COMPARED TO 1996:    1996 COMPARED TO 1995:        1995 COMPARED TO 1994
                                                  ---------------------      --------------------         ------------------
                                                   INCREASE (DECREASE) IN   INCREASE (DECREASE) IN        INCREASE (DECREASE) IN
                                                    NET INTEREST INCOME       NET INTEREST INCOME          NET INTEREST INCOME
                                                     DUE TO CHANGE IN          DUE TO CHANGE IN            DUE TO CHANGE IN
                                                  ---------------------      --------------------         ------------------
                                                  VOLUME   RATE   TOTAL      VOLUME  RATE   TOTAL         VOLUME  RATE  TOTAL
                                                  ------   ----   -----      ------  ----   -----         ------  ----  -----
                                                                                (In thousands)
Interest-earning assets:
  Interest-earning securities
  Taxable . . . . . . . . . . . . . . . .        $ (162) $ (11) $ (173)     $  (17) $  20  $    3         $   41   $128   $  169
  Tax exempt (tax equivalent) . . . . . .           408      1     409         374     --     374             --     --       --
  Fund sold . . . . . . . . . . . . . . .           320    (29)    291          31   (120)    (89)            (9)   189      180
  Loans . . . . . . . . . . . . . . . . .         2,877   (386)  2,491       3,373   (602)  2,771          1,690    458    2,148
                                                 ------  -----  ------      ------  -----  ------         ------   ----   ------
  Total interest-earning assets . . . . .         3,443   (425)  3,018       3,761   (702)  3,059          1,722    775    2,497
                                                 ------  -----  ------      ------  -----  ------         ------   ----   ------

Interest-bearing liabilities:
  Demand, interest bearing  . . . . . . .           530     28     558         696     17     713            172    332      504
  Savings . . . . . . . . . . . . . . . .           (13)    (4)    (17)         24      5      29              8     22       30
  Certificates of deposit:
    Under $100,000  . . . . . . . . . . .           597     26     623          87      8      95            119    107      226
    $100,000 and over . . . . . . . . . .           174     19     193          99      7     106             94     62      156

  Advances from the Federal Home
    Loan Bank and federal funds purchased            71     11      82          76     (2)     74             17     --       17
  Notes payable . . . . . . . . . . . . .           (85)    28     (57)         (4)   (36)    (40)            96     33      129
                                                 ------  -----  ------      ------  -----  ------         ------   ----   ------
  Total interest-bearing liabilities. . .         1,274    108   1,382         978     (1)    977            506    556    1,062
                                                 ------  -----  ------      ------  -----  ------         ------   ----   ------

  Net increase (decrease) in net interest
    income (tax equivalent) . . . . . . .        $2,169  $(533) $1,636      $2,783  $(701) $2,082         $1,216   $219   $1,435
                                                 ======  =====  ======      ======  =====  ======         ======   ====   ======

         Other Income. The following table sets forth the Company's other income for the indicated periods.

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                          -----------------        -----------------------
                                          1997       1996          1996             1995
                                          ----       ----          ----             ----
                                                        (In thousands)
Service charges . . . . . . . . . . .     $  52      $  42         $  56            $  45
Bank charges  . . . . . . . . . . . .       202        187           269              196
Building rent . . . . . . . . . . . .       111        155           206              208
Payroll services  . . . . . . . . . .        --        233           233              265
Gain on sale of subsidiary  . . . . .        --         --            65               --
Other . . . . . . . . . . . . . . . .       175        163           132               93
                                          -----      -----         -----            -----
Total other income  . . . . . . . . .     $ 540      $ 780         $ 961            $ 807
                                          =====      =====         =====            =====

         During the nine months ended September 30, 1997 total other income decreased from $780,000 to $540,000 for the comparable period in 1996 due primarily to the Company's sale of its payroll services subsidiary. Other income for the year ended December 31, 1996 compared to 1995 increased by approximately $154,000 due primarily to increases in bank charges and a recognition of gain following the sale of the payroll services subsidiary. However, payroll services income declined and management sold this operation in 1996, and certain contingent expenses in connection with the sale were incurred in 1997.

         Other Expenses. The following table sets forth the Company's operating expenses for the indicated periods.

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                                -----------------             -----------------------
                                                 1997      1996                  1996      1995
                                                 ----      ----                  ----      ----
                                                                 (In thousands)
Salaries and employee benefits  . . . .         $2,216    $1,635                $2,261    $1,708
Occupancy expense of premises . . . . .            539       485                   642       568
Furniture and equipment expense . . . .            221       195                   298       206
Payroll services  . . . . . . . . . . .             --       370                   384       461
Contract labor  . . . . . . . . . . . .             59        93                   130        65
Printing  . . . . . . . . . . . . . . .             44         8                    19        16
Computer systems and services . . . . .             83        26                    42        44
Postage and freight . . . . . . . . . .             52        41                    55        49
Supplies  . . . . . . . . . . . . . . .            110        79                   113       104
Consulting fees . . . . . . . . . . . .             49        30                    55        --
Loan, legal and collection fees . . . .            130        58                    73        76
Other . . . . . . . . . . . . . . . . .          1,081       666                   887       839
                                                ------    ------                ------    ------
         Total other expenses . . . . .         $4,584    $3,686                $4,959    $4,136
                                                ======    ======                ======    ======

         During the nine months ended September 30, 1997 total other expenses increased by $898,000 over the comparable 1996 period to $4.6 million, primarily as a result of salaries and employee benefits increasing by $581,000 due to increased operations of the Bank and salary increases to Bank personnel. Generally, the remaining expenses increased due to an increased level of operations and increased expenses associated with opening two additional branches in 1997. Loan, legal and collection fees increased due to a greater amount of loan documentation required on certain loans, as well as fees incurred in connection with non-accrual loans. Payroll services expenses were not incurred in 1997 as a result of the sale of the payroll services operation in 1996. During the year ended December 31, 1996 total operating expenses increased $823,000 to $5.0 million from $4.1 million in 1995, with increases occurring among the various components due to the Company's continued growth.

         Federal Income Tax. The Company's consolidated income tax rate varies from statutory rates principally due to interest income from tax-exempt securities and loans. The provision for income taxes was relatively unchanged at $1.0 million for the nine months ended September 30, 1997 from $1.1 million for the comparable period in 1996. The Company recorded income tax expenses totaling $1.4 million in 1996 and $1.0 million in 1995, reflecting the increase in net income for the period.

FINANCIAL CONDITION

         Loan Portfolio Composition. The following table sets forth the composition of the Company's loan portfolio by type of loan at the dates indicated. Management believes that the balance sheet information as of the dates indicated should be read in conjunction with the average balance information in the tables above under "--Net Interest Income." As indicated above, the Company specializes its lending practice in the residential construction industry. Depending on life cycles of real estate development, balances of the Company's commercial loans and construction loans may fluctuate significantly. Therefore, the data below are not necessarily indicative of trends within a particular category.

                                                                                    December 31,
                                                 September 30,         -----------------------------------------
                                                     1997                    1996                    1995
                                              ------------------       ---------------      --------------------
                                              Amount          %        Amount      %        Amount           %
                                              ------        -----      -------    ----      -------        -----
                                                                    (Dollars in thousands)
Construction...............................   $ 85,287       74.7%     $47,306    50.4%     $29,732         43.7%
Commercial.................................     27,024       23.7       44,356    47.2       36,148         53.1
Installment and other......................      4,196        3.6        4,103     4.4        3,444          5.0
Mortgage...................................         66         .1           67      .1           67           .1
Loans held for sale........................         --         --           --      --           --           --
                                              --------      -----      -------   -----      -------        -----
Total face amount of loans.................    116,573      102.1       95,832   102.1       69,391        101.9
Deferred loan fees, discounts
  and costs, net...........................       (854)       (.7)        (859)    (.9)        (546)         (.8)
                                              --------      -----      -------   -----      -------        -----
Loans......................................    115,719      101.4       94,973   101.2       68,845        101.1
Less allowance for loan losses.............     (1,567)      (1.4)      (1,150)   (1.2)        (759)        (1.1)
                                              --------      -----      -------   -----      -------        -----

Net loans..................................   $114,152      100.0%     $93,823   100.0%     $68,086        100.0%
                                              ========      =====      =======   =====      =======        =====


         As of September 30, 1997 loans were $115.7 million, or $20.7 million greater than loans of $95.9 million as of December 31, 1996. The difference is due primarily to a greater amount of construction loans. Loans as of December 31, 1996 were up $26.1 million compared to December 31, 1995, principally due to greater amounts of construction and commercial loans, which reflect the Company's growth discussed above.

         The Company's two primary categories of loans, construction loans and commercial loans, trended upward as indicated at the various dates. These loans as a group were $112.3 million as of September 30, 1997, $20.6 million over the $91.7 million balance as of December 31, 1996, which in turn was $25.9 million greater than such loans as of December 31, 1995. In addition, the significantly lower commercial loans as of September 30, 1997 compared to December 31, 1996 is in large part due to the Company's reclassification in 1997 of land and acquisition loans to construction loans, with the corresponding increase in construction loans.

         Installment loans remained relatively constant with the balance of $4.2 million as of September 30, 1997 compared to $4.1 million as of December 31, 1996. Installment loan balances were greater at $659,000 as of December 31, 1995 compared $3.5 million as of December 31, 1994, again due to the Company's growth.

         Mortgage loans also remained relatively constant, and have comprised less than 1% of the Company's loan portfolio since year-end 1994. As discussed earlier, the Company concentrates on construction lending rather than residential mortgage lending.

         Although the risk of non-payment exists for a variety of reasons with respect to all loans, certain other more specific risks are associated with each type of loan. Several risks are present in construction loans, including economic conditions in the home building industry, fluctuating land values, the failure of the contractor to complete the work and the borrower's inability to repay. The primary risks of land loans include a general slowdown in the market resulting in fewer building permits and lower absorption of newly developed sites to major home builders, building moratoriums by municipalities, the general economy, and the fiscal condition of the developer. Risks associated with commercial loans are quality of the borrower's management and the impact of local economic factors. Installment loans also have risks associated in a single type of loan. Installment loans additionally face the risk of a borrower's unemployment as a result of deteriorating economic condition as well as the personal circumstances of the borrower.

         The Company believes that its philosophy in extending credit is relatively conservative in nature, with a presumption that most credit should have both a primary and a secondary source of repayment, and that the primary source should generally be operating cash flows, while the secondary source should generally be disposition of collateral. The Company engages in very little unsecured lending, and generally requires personal guarantees of principals for business obligations. The Company practices a system of concurrence in the approval of commercial credit whereby the documented concurrence of the loan committee is obtained in addition to that of the recommending loan officer.

         At September 30, 1997, net loans totaled approximately 79.7% of total deposits and approximately 71.9% of total assets.

         Loan Maturities. The following tables present, at September 30, 1997 and December 31, 1996, loans by maturity in each major category of the Company's portfolio based on contractual repricing schedules. Actual maturities may differ from the contractual repricing maturities shown below as a result of renewals and prepayments. Loan renewals are evaluated in the same manner as new credit applications.

                                                                         SEPTEMBER 30, 1997
                                            ----------------------------------------------------------------------------
                                                              OVER ONE YEAR
                                                            THROUGH FIVE YEARS            OVER FIVE YEARS
                                            ONE YEAR        ------------------            ---------------
                                            OR LESS      FIXED RATE   FLOATING RATE   FIXED RATE   FLOATING RATE   TOTAL
                                            --------     ----------   -------------   ----------   -------------   -----
                                                                            (In thousands)
Construction  . . . . . . . . . . . . .     $ 85,287      $     --       $    --       $    --        $    --    $ 85,287
Commercial  . . . . . . . . . . . . . .       21,719         4,902            --           403             --      27,024
Installment and other . . . . . . . . .        1,482         2,714            --            --             --       4,196
Mortgage  . . . . . . . . . . . . . . .           --            --            --            66             --          66
                                            --------      --------       -------       -------        -------    --------

  Total face amount of loans  . . . . .     $108,488      $  7,616       $    --       $   469        $    --    $116,573

Deferred loans fees . . . . . . . . . .         (642)         (205)           --            (7)            --        (854)
                                            --------      --------       -------       -------        -------    --------

  Total loans . . . . . . . . . . . . .     $107,846      $  7,411       $    --       $   462        $    --    $115,719
                                            ========      ========       =======       =======        =======    ========


                                                                          DECEMBER 31, 1996
                                            ----------------------------------------------------------------------------
                                                              OVER ONE YEAR
                                                            THROUGH FIVE YEARS            OVER FIVE YEARS
                                            ONE YEAR        ------------------            ---------------
                                            OR LESS      FIXED RATE   FLOATING RATE   FIXED RATE   FLOATING RATE   TOTAL
                                            --------     ----------   -------------   ----------   -------------   -----
                                                                            (In thousands)
Construction  . . . . . . . . . . . . .     $ 47,131      $    175       $    --       $    --        $    --    $ 47,306
Commercial  . . . . . . . . . . . . . .       40,616         3,337            --           403             --      44,356
Installment and other . . . . . . . . .        1,509         2,594            --            --             --       4,103
Mortgage  . . . . . . . . . . . . . . .           --            --            --            67             --          67
                                            --------      --------       -------       -------        -------    --------

  Total face amount of loans  . . . . .     $ 89,256      $  6,106            --       $   470        $    --    $ 95,832

Deferred loans fees . . . . . . . . . .         (642)         (209)           --            (8)            --        (859)
                                            --------      --------       -------       -------        -------    --------

  Total loans . . . . . . . . . . . . .     $ 88,614      $  5,897       $    --       $   462        $    --    $ 94,973
                                            ========      ========       =======       =======        =======    ========


         Nonperforming Loans. Nonperforming loans consist of loans 90 days or more delinquent and still accruing interest, nonaccrual loans and restructured loans. When, in the opinion of management, a reasonable doubt exists as to the collectibility of interest, regardless of the delinquency status of a loan, the accrual of interest income is discontinued and interest accrued during the current year is reversed through a charge to current year's earnings. While the loan is on nonaccrual status, interest income is recognized only upon receipt and then only if, in the judgment of management, there is no reasonable doubt as to the collectibility of the principal balance. Loans 90 days or more delinquent generally are changed to nonaccrual status unless the loan is in the process of collection and management determines that full collection of principal and accrued interest is probable.

         Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to the borrower or the deferral of interest or principal, have been granted due to the borrower's weakened financial condition. Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss of original principal will occur. The Company did not have any restructured loans as of September
30, 1997.

         The following table sets forth information concerning the nonperforming assets of the Company at the dates indicated:

                                                           September 30,                    December 31,
                                                           -------------                    ------------
                                                                1997            1996            1995              1994
                                                                ----            ----            ----              ----
                                                                               (Dollars in thousands)
Nonaccrual loans:..........................                    $1,611            $14             $75              $554
Other loans 90 days past due...............                        66             --               1                --
Other real estate..........................                        --             --              --                --
                                                               ------            ---             ---              ----

Total nonperforming loans..................                    $1,677            $14             $76              $554
                                                               ======            ===             ===              ====

Ratio of nonaccrual and other loans 90
  days past due to total loans.............                      1.45%          0.01%           0.11%             1.19%

Ratio of nonperforming assets to total loans
  plus other real estate...................                      1.45           0.01            0.11              1.19

Ratio of nonperforming assets to total assets                    1.06           0.01            0.07              0.88

         Of the amount of nonaccrual loans as of September 30, 1997, approximately $1.6 million is the Bank's portion of five related loans totaling approximately $4.5 million which are subject to a Chapter 11 bankruptcy proceeding. The loans were originated by the Bank and were made at various times during 1994, 1995 and 1996 in connection with a real estate development on which the developer has constructed a residential building assembly plant. The loans are secured by real estate consisting of 10 homes in various stages of completion, 72 developed residential home sites as well as four homes that comprise the model homes and the office property. The loans are also secured by certificates of deposit in the amount of $770,000 as well as two personal guarantees from the owners of the developer as well as guaranteed by a related limited partnership, all three of which have substantial net worth. Management believes that the Company is adequately collateralized on these loans. Management is not aware of any adverse trend relating to the Company's loan portfolio.

         As of September 30, 1997, there was no significant balance of loans excluded from nonperforming loans set forth above, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in such loans becoming nonperforming.

         Analysis of Allowance for Loan Losses. The allowance for loan losses represents management's recognition of the risks of extending credit and its evaluation of the quality of the loan portfolio. The allowance is maintained at a level considered adequate to provide for anticipated loan losses based on management's assessment of various factors affecting the loan portfolio, including a review of problem loans, business conditions, historical loss experience, evaluation of the quality of the underlying collateral and holding and disposal costs. The allowance is increased by additional charges to operating income and reduced by loans charged off, net of recoveries.

         The following table sets forth information regarding changes in the allowance for loan losses of the Company for the periods indicated.

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                                                          -------------      -----------------------
                                                               1997            1996            1995
                                                             --------        -------         -------
                                                                      (Dollars in thousands)
Average total loans..................                        $106,806        $80,213         $54,219
                                                             ========        =======         =======

Total loans at end of period.........                        $115,719        $94,973         $68,845
                                                             ========        =======         =======

Allowance at beginning of year.......                        $  1,150        $   759         $   546

Charge-Offs:
  Construction.......................                              --             --              --
  Commercial and industrial..........                              --             --              --
  Installment........................                              (4)           (78)            (76)
  Mortgage...........................                              --             --              --
  Other..............................                              (1)            (1)             --
                                                             --------        -------         -------

         Total charge-offs...........                              (5)           (79)           (76)

Recoveries:
  Construction.......................                              --             --              --
  Commercial and industrial..........                              --             10               9
  Installment........................                              62              3              --
  Mortgage...........................                              --             --              --
  Other..............................                              --             --              --
                                                             --------        -------         -------
         Total recoveries...........                               62             13               9
                                                             --------        -------         -------

Net (charge-offs) recoveries.........                              57            (66)            (67)

Provisions for loan losses...........                             360            457             280
                                                             --------        -------         -------

Allowance at end of period...........                        $  1,567        $ 1,150         $   759
                                                             ========        =======         =======

Ratio of net (charge-offs) recoveries
  to average total loans.............                            0.05%         (0.08%)         (0.12%)

Allowance to total loans at end of
  period.............................                            1.35%          1.21%           1.10%

Allowance to nonperforming loans.....                           93.43%      8,462.72%         998.23%


         Net recoveries during the nine months ended September 30, 1997 totaled approximately $57,000 or .07% of average loans compared to approximately $13,000 of net charge-offs or .02% of average loans for the nine months ended September 30, 1996. Net charge-offs during 1996 totaled approximately $66,000 or .08% of average loans compared to approximately $67,000 or .12% of average loans in 1995.

         The Company's lending personnel are responsible for continuous monitoring of the quality of loan portfolios. The loan portfolios are also monitored and examined by the Company loan review personnel. These reviews assist in the identification of potential and probable losses, and also in the determination of the level of the allowance for loan losses. The allowance for loan losses is based primarily on management's estimates of possible loan losses from the foregoing processes and historical experience. These estimates involve ongoing judgments and may be adjusted over time depending on economic conditions and changing historical experience.

         State and federal regulatory agencies, as an integral part of their examination process, review the Company's loans and its allowance for loan losses. Management believes that the Company's allowance for loan losses is adequate to cover anticipated losses. There can be no assurance, however, that management will not determine a need to increase the allowance for loan losses or that regulators, when reviewing the Company's loan portfolios in the future, will not require the Company to increase such allowance, either of which could adversely affect the Company's earnings. Further, there can be no assurance that the Company's actual loan losses will not exceed its allowance for loan losses.

         The following tables set forth an allocation of the allowance for loan losses by loan category as of the dates indicated. Portions of the allowance have been allocated to categories based on analysis of the status of particular loans; however, the majority of the allowance is utilized as a single unallocated allowance available for all loans. The allocation table should not be interpreted as an indication of the specific amounts, by loan classification, to be charged to the allowance. Management believes that the table may be a useful device for assessing the adequacy of the allowance as a whole. The table has been derived in part by applying historical loan loss ratios to both internally classified loans and the portfolio as a whole in determining the allocation of the loan losses attributable to each category of loans.

                                September 30,                      December 31,
                                -------------                      ------------
                                     1997                   1996                   1995
                                     ----                   ----                   ----
                                         Loans in              Loans in               Loans in
                                         Category              Category               Category
                                           as a                  as a                   as a
                                        Percentage            Percentage             Percentage
                             Amount      of total   Amount     of total    Amount     of total
                               of         Gross       of        Gross        of        Gross
                            Allowance     Loans    Allowance    Loans     Allowance    Loans
                            ---------    -------   ---------  ----------  ---------  ----------
                                                     (Dollars in thousands)
Construction.............     $  155       73.2%    $  155       49.3%    $   --       42.8%
Commercial and industrial        128       23.2         33       46.3         59       52.1
Installment and other....         --        3.5          4        4.2         38        5.0
Mortgage.................         --        0.1         --        0.2         --        0.1
Unallocated..............      1,284        0.0        958        0.0        662        0.0
                              ------     ------     ------     ------     ------     ------
         Total...........     $1,567      100.0%    $1,150      100.0%    $  759      100.0%
                              ======                ======                ======

         Investments. The Company's investment policy is designed to ensure liquidity for cash-flow requirements; to help manage interest rate risk; to ensure collateral is available for public deposits, FHLB advances and repurchase agreements; and to manage asset quality diversification.
Investments are managed centrally to maximize compliance and effectiveness of overall investing activities. The Bank's President is responsible for implementing investment strategy. Ongoing review of the performance of the investment portfolio, market values, market conditions, current economic conditions, profitability, capital ratios, liquidity needs, collateral position with the FHLB and other matters related to investing activities is made.

         The Company's investment portfolio at September 30, 1997 is comprised of U.S. Treasury bonds and bills and general obligation and revenue municipal bonds. Although the municipal securities are non-rated and privately placed, none of these investments are derivatives, structured notes or similar instruments that are classified as "High-Risk Securities" as defined by the Federal Financial Institutions Examinations Counsel. In accordance with the principles of the Financial Accounting Standards Board ("FASB") in its statement of financial accounting standards no. 115 ("FASB 115"), Accounting for Certain Investment in Debt and Equity Securities, all investments are accounted for as "Available for Sale."

         The following table sets forth the estimated market value of the available for sale securities and the amortized cost basis of held to maturity securities in the Company's investment portfolio by type at the dates indicated.

                                                  September 30,                      December 31,
                                                  -------------                      ------------
                                                      1997                          1996       1995(3)
                                                      ----                          ----       ----
                                                                    (In thousands)
U.S. Treasury securities..................           $ 5,016                      $ 4,390     $7,330
Municipal securities(1)...................             6,202                        6,203         --
                                                     -------                      -------      -----
          Total (2).......................           $11,218                      $10,593     $7,330
                                                     =======                      =======     ======

----------
(1)      Exempt from both federal and state income taxation.
(2)      Equity investments are excluded from this table.
(3)      Includes securities held to maturity of $549,946.

         Investment Maturities and Yield. The following table sets forth the estimated market value and approximate yield of the securities in the investment portfolio by type and maturity at September 30, 1997.

                                                                               SEPTEMBER 30, 1997
                                                                               ------------------
                                    TYPE AND MATURITY                          AMOUNT    YIELD
                                    -----------------                          -------   ------
                                                                            (Dollars in thousands)
                 U.S. Treasury securities:
                   One year or less.....................................       $ 1,488     6.30%
                   Over one through five years..........................         3,528     6.25
                   Over five through 10 years...........................            --       --
                                                                               -------

                          Total........................................        $ 5,016     6.26
                                                                               =======

                 Municipal Securities:
                   One year or less.....................................       $    --       --
                   Over one through five years..........................            --       --
                   Over five through 10 years...........................           777     9.00
                   Over 10 years........................................         5,425     8.90
                                                                               -------

                          Total........................................        $ 6,202     8.92
                                                                               =======

                 Total investment in securities:
                   One year or less.....................................       $ 1,488     6.30
                   Over one through five years..........................         3,528     6.25
                   Over five through 10 years...........................           777     9.00
                   Over 10 years........................................         5,425     8.90
                                                                               -------

                          Total........................................        $11,218
                                                                               =======

         Deposits. The Company's primary source of funds has historically been customer deposits, and deposits have experienced significant growth in recent years with average deposits increasing to $125.0 million for the nine months ended September 30, 1997 from $89.0 million for the year ended December 31, 1996 and $62.5 million for the year ended December 31, 1995. These increases are primarily a result of the opening of two branches in 1997, one branch in 1996 and one branch in 1995. At September 30, 1997, noninterest-bearing deposits comprised 27.8% of total deposits. Management believes this ratio may decrease as the mix of deposits in new branches tend to be more interest-bearing rather than noninterest-bearing due to start up marketing activities.

         The following table presents the average balances for each major category of deposits and the weighted average interest rates paid for interest-bearing deposits for the period indicated.

                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                                     -----------------                   -----------------------
                                                            1997                    1996                       1995
                                                            ----                    ----                       ----

                                                              AVERAGE                    AVERAGE                    AVERAGE
                                                     AVERAGE  INTEREST        AVERAGE    INTEREST         AVERAGE  INTEREST
                                                     BALANCE    COST          BALANCE      COST           BALANCE    COST
                                                     -------  --------        -------    --------         -------  ---------
                                                                            (Dollars in thousands)
Demand, interest-bearing.........................    $ 51,509     4.60%       $37,983        4.52%        $22,586       4.45%
Savings.........................................        4,769     3.33          5,442        3.42           4,752       3.30
Certificates of deposit under $100,000..........       23,361     5.76          9,639        5.42           8,033       5.32
Certificates of deposit $100,000 and over.......       10,610     5.71          6,885        5.36           5,045       5.21
                                                     --------                 -------                     -------

        Total interest-bearing demand deposits..       90,249     4.96         59,949        4.66          40,416       4.58

Noninterest-bearing demand deposits.............       34,760                  29,096                      22,078
                                                     --------                 -------                     -------

        Total deposits..........................     $125,009                 $89,045                     $62,494
                                                     ========                 =======                     =======

The increases in average costs were due primarily to higher rates offered in connection with new branch promotions. See "--Net Interest Income."

         The following table sets forth the amount and maturity of certificates of deposit that had balances of more than $100,000 at September 30, 1997.

                                             REMAINING MATURITY                   (In thousands)
                                             ------------------
                          Less than three months.....................................$   4,122
                          Three months up to six months..............................    4,462
                          Six months up to one year..................................    1,525
                          One year and over..........................................      650
                                                                                      --------

                                    Total............................................$  10,759
                                                                                      ========


         FHLB Borrowings. The Bank is a member of the Federal Home Loan Bank of Topeka, which is one of 12 regional FHLB's. The FHLB system functions as a central bank providing credit for members. As a member of the FHLB, the Bank is entitled to borrow funds from the FHLB and is required to own FHLB stock in an amount determined by a formula based upon the Bank's total assets and its FHLB borrowings. The Bank may use FHLB borrowings to supplement deposits as a source of funds. See "Liquidity--Asset/Liability Management." Average FHLB borrowings for the nine months ended September 30, 1997 were $2.2 million compared to $0.9 million and $0 for the years ended December 31, 1996 and 1995, respectively. At September 30, 1997, based on its FHLB stockholdings, the Bank's total available and unused borrowing capacity based on the Bank's current FHLB stockholdings was approximately $7.0 million, which was available through a line of credit and term advances. FHLB borrowings are collateralized by the Bank's FHLB stock, other investment securities and certain loans.

         A variety of borrowing terms and maturities can be chosen from the FHLB. Maturities available range generally from one day to 10 years. Interest rates can be either fixed or variable and prepayment options are available if desired. The FHLB offers both amortizing and nonamortizing advances. To date, FHLB stock has been redeemable at the preset price of $100 per share, but there can be no assurance that this will continue to be the case.

CAPITAL RESOURCES

         The Company monitors compliance with bank and bank-holding company regulatory capital requirements, focusing primarily on risk-based capital guidelines. Under the risk-based capital method of capital measurement, the ratio computed is dependent upon the amount and composition of assets recorded on the balance sheet, and the amount and composition of off-balance sheet items, in addition to the level of capital. Included in the risk-based capital method are two measures of capital adequacy, Tier 1 or core capital, and Total capital, which consists of Tier 1 plus Tier 2 capital. See "Supervision and Regulation--MegaBank Financial Corporation- -Capital Adequacy" for definitions of Tier 1 and Tier 2 capital.

         The following tables set forth the Company's capital ratios as of the indicated dates.

                                             RISK-BASED CAPITAL RATIOS
                                      September 30,              December 31,
                                          1997                       1996
                                   ------------------        --------------------
                                    Amount      Ratio         Amount        Ratio
                                   --------     -----        --------       -----
                                             (Dollars in thousands)
Tier 1 capital . . . . . . . .     $ 10,736     8.53%         $10,632       10.70%
Tier 1 capital minimum
  requirement (1)  . . . . . .        5,032     4.00            3,976        4.00
                                   --------     ----          -------       -----

Excess . . . . . . . . . . . .     $  5,704     4.53%         $ 6,656        6.70%
                                   ========     ====          =======       =====

Total capital  . . . . . . . .     $ 12,303     9.78%         $11,782       11.85%
Total capital minimum
  requirement (1)  . . . . . .       10,065     8.00            7,951        8.00
                                   --------     ----          -------       -----

Excess   . . . . . . . . . . .     $  2,238     1.78%         $ 3,831        3.85%
                                   ========     ====          =======       =====

Total risk adjusted assets . .     $125,808                   $99,391
                                   ========                   =======

-----------------
(1) Based on risk-based capital guidelines of the Federal Reserve Bank, a bank holding company is required to maintain a Tier 1 capital to risk-adjusted assets ratio of 4% and a total capital to risk-adjusted assets ratio of 8%. See "Supervision and Regulation--MegaBank Financial Corporation--Capital Adequacy" for definitions of Tier 1 and Tier 2 capital.

                                             LEVERAGE RATIOS
                                September 30,                 December 31,
                                     1997                         1996
                              ------------------           ------------------
                               Amount      Ratio            Amount      Ratio
                              --------     -----           --------     -----
                                         (Dollars in thousands)
Tier 1 capital  . . . . . . .  $ 10,736     7.11%          $ 10,632     10.35%
Minimum requirement (1) . . .     7,555     5.00              5,136      5.00
                               --------     ----           --------     -----

Excess  . . . . . . . . . . .  $  3,181     2.11%          $  5,496      5.35%
                               ========     ====           ========     =====

Average total assets  . . . .  $151,097                    $102,720
                               ========                    ========

-----------------
(1) The leverage ratio is defined as the ratio of Tier 1 capital to average total assets. Based on Federal Reserve Bank guidelines, a bank holding company generally is required to maintain a leverage ratio of 5%. See "Supervision and Regulation--MegaBank Financial Corporation--Capital Adequacy" for definitions of Tier 1 and Tier 2 capital.

LIQUIDITY

         Sources of Liquidity. The Company manages its liquidity in order to satisfy cash flow requirements of depositors and borrowers and allow the Company to meet its own cash flow needs. The Company has two basic sources of liquidity. The first is its retail deposit market served by its banking offices. The Company has increased core deposits through growth of its existing deposits and through promotions directed at existing and potential customers. Average deposits increased by $26.5 million, or 42.5% in 1996 over 1995, and by $36.0 million or 40.4% from the nine months ended September 30, 1997 over 1996.

     The second source of the Company's liquidity is FHLB advances and Company lines of credit. FHLB advances are used regularly in the cash management function both to fund a portion of the investment portfolio and to manage the day-to-day fluctuations in liquidity resulting from needs of depositors and borrowers. At September 30, 1997 the Company had available $7.0 million of unused borrowing capacity from the FHLB and $5.5 million from its other lenders. The Company anticipates that it will continue to rely primarily upon customer deposits, FHLB borrowings, other lending sources, loan repayments, loan sales and retained earnings to provide liquidity, and will use funds so provided primarily to make loans and to purchase investment securities.

     Asset/Liability Management. A principal function of asset/liability management is to coordinate the levels of interest-sensitive assets and liabilities to minimize net interest income fluctuations in times of fluctuating market interest rates. Interest-sensitive assets and liabilities are those that are subject to repricing in the near term, including both variable rate instruments and those fixed-rate instruments which are approaching maturity. Changes in net yield on interest-sensitive assets arise when interest rates on those assets (e.g. loans and investment securities) change in a different time period from that of interest rates on liabilities (e.g. time deposits). Changes in net yield on interest-sensitive assets also arise from changes in the mix and volumes of earning assets and interest-bearing liabilities.

     The following table sets forth the interest rate sensitivity of the Company's assets and liabilities as of September 30, 1997, and sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities as of that date, as well as the Company's interest rate sensitivity gap percentages for the periods presented. The table is based upon assumptions as to when assets and liabilities will reprice in a changing interest rate environment, and since such assumptions can be no more than estimates, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes than those estimated. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. Therefore, the following table does not and cannot necessarily indicate the actual future impact of general interest rate movements on the Company's net interest income.

                                                  ESTIMATED MATURITY OR REPRICING AT SEPTEMBER 30, 1997
                                            --------------------------------------------------------------------
                                                          THREE MONTHS
                                            LESS THAN     TO LESS THAN         ONE TO       OVER
                                           THREE MONTHS    ONE YEAR          FIVE YEARS  FIVE YEARS      TOTAL
                                            --------        -------          ----------   --------      --------
                                                                 (Dollars in thousands)
Interest-earning assets:
 Funds sold and interest-bearing deposits   $ 11,428       $  1,291           $    83      $    --      $ 12,802
 Investment securities available for sale        251          1,237             3,528        6,202        11,218
 Loans. . . . . . . . . . . . . . . . .      106,137          1,709             7,411          462       115,719
                                            --------       --------           -------      -------      --------

 Total interest-earning assets. . . . .      117,816          4,237            11,022        6,664       139,739

Interest-bearing liabilities:
 Deposits:
  Demand, interest-bearing. . . . . . .       52,773             --                --           --        52,773
  Savings . . . . . . . . . . . . . . .        5,387             --                --           --         5,387
  Certificates of deposit
   under $100,000 . . . . . . . . . . .        3,733         17,427             6,038           --        27,198
   $100,000 and over. . . . . . . . . .        4,122          5,987               650           --        10,759

 Federal Home Loan Bank borrowings. . .          365            176             1,247           --         1,788
 Note payable . . . . . . . . . . . . .           --          2,000                --           --         2,000
                                            --------       --------           -------      -------      --------

 Total interest-bearing liabilities . .       66,380         25,590             7,935           --        99,905
                                            --------       --------           -------      -------      --------

Interest rate gap . . . . . . . . . . .     $ 51,436       $(21,353)          $ 3,087      $ 6,664      $ 39,834
                                            ========       ========           =======      =======      ========

Cumulative interest rate gap at
 September 30, 1997 . . . . . . . . . .     $ 51,436       $ 30,083           $33,170      $39,834
                                            ========       ========           =======      =======
Cumulative interest rate gap
 to total assets . . . . . . . . . . .         32.38%         18.94%            20.88%       25.08%
                                            ========       ========           =======      =======

         Due to the volume of loans that reprice with changes in the prime lending rate and the volume of noninterest-bearing deposits, the Company has experienced a positive gap in assets and deposits that reprice or mature in less than three months. Of the total interest-earning assets at September 30, 1997, 84.3% reprice or mature in less than three months while 66.4% of all interest-bearing liabilities reprice or mature in that same time frame.

EFFECTS OF INFLATION AND CHANGING PRICES

         Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. Over short periods of time interest rates may not move in the same direction or magnitude as inflation.

RECENT ACCOUNTING PRONOUNCEMENTS

         The Company adopted Statement of Financial Accounting Standards ("SFAS" or "Statement") No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (collectively referred to as "SFAS 114") effective January 1, 1995. SFAS 114 requires that certain impaired loans be measured based on the present value of expected cash flows discounted at the loan's original effective interest rate. The adoption of this pronouncement did not have a material impact on the Company.

         In March 1995, the Financial Accounting Standards Board adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted this Statement on January 1, 1996, with no material impact on its financial condition, results of operations or liquidity.

         In October 1995, the Financial Accounting Standards Board adopted SFAS No. 123, Accounting for Stock-Based Compensation. This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. This Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement No. 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. The Company adopted this Statement in 1996 and has elected to continue to follow the provisions of APB Opinion No. 25 in accounting for stock-based compensation.

         In June 1996, the Financial Accounting Standards Board adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. It requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer. The Statement will be effective for certain transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The statement will be effective for repurchase agreements, dollar-rolls, securities lending, or similar transactions as of January 1, 1997. Management has not completed a final determination of the expected impact of adopting this Statement but does not believe its implementation will have a material impact on the Company.

YEAR 2000 COMPLIANCE

         A significant issue has emerged in the banking industry and for the economy overall regarding how existing application software programs and operating systems can accommodate the date value for the year 2000. The financial impact to the Company to ensure year 2000 compliance is not anticipated by management to be material to the financial position, results of operations or cash flow of the Company.

                                    BUSINESS

GENERAL

         MegaBank Financial Corporation (the "Company") was founded in 1984 by its Chairman and Chief Executive Officer, Thomas R. Kowalski, with the objective of building a banking franchise in the Denver, Colorado metropolitan area that would deliver a broad based package of products and services to businesses and individuals. The Company's banking subsidiary, MegaBank of Arapahoe (the "Bank") was organized in 1983. Since the advent of branch banking in Colorado in 1993, the Bank has opened six additional banking locations throughout the Denver area. Two more branches are in the planning and construction phases and are currently expected to begin operations in 1998.

         Since inception, the Bank has specialized its lending practice in the residential construction industry. The Company's Chairman has extensive experience in the home building industry and has expanded the Bank's lending practice to date such that the Bank is one of the area's leading originators of residential construction loans to small and medium sized homebuilders. Currently, the Bank can finance a builder or developer from the acquisition and development loan process, including assistance with special district financing, through the construction loan phase. During the five years ended December 31, 1996, the Bank originated over $500 million in residential construction loans and during the nine months ended September 30, 1997, originated an additional $125 million of such loans. While some of these loans remain on the Company's balance sheet, most have been repaid, refinanced or participated out to other financial institutions.

         The Bank intends to continue to focus on its niche of residential construction lending in addition to providing a complete array of products and services for its customers. High quality customer service has been a fundamental tenet of the Bank's operating strategy since its inception. The Bank intends to continue to pursue its successful strategies and concentrate on increasing its market share through referrals from existing customers and focus on the implementation of advertising and marketing strategies targeted at the communities in which its branches are located.

STRATEGY

         Growth. The Bank's goal in continuing its expansion is to maintain a profitable, customer-focused financial institution. Management believes that the Company's existing capital structure, management, data and operational systems are sufficient to achieve further growth in asset size, revenues and capital. This growth should allow the Bank to increase its lending limits, thereby enabling it to continue to serve the needs of its customers.

         The Bank expects to continue its growth strategy through internal growth and possibly through acquisitions. Management believes that the Bank's largest source of growth is through referrals by existing customers, and that the primary reason for referrals is positive customer feedback regarding the Bank's customer service and response time. The Colorado banking market is dominated by large national and regional financial institutions. This dominance was achieved through the purchase of Colorado-based holding companies over the past several years, which resulted in a significant consolidation of the Colorado banking industry. Management believes that small and medium size businesses often are not of sufficient size to be of interest to these large banks, particularly as it relates to residential construction lending, and that individuals frequently have difficulty in finding personalized banking services. Many of these customers seek a banking relationship with a smaller and significantly more service-oriented community banking organization such as the Bank. Through the Bank's primary emphasis on customer service, management's experience and the Company's product line, the Company will continue to focus on attracting these customers in achieving internal growth. Management also believes that the economic expansion in the Company's market area contributes significantly to internal growth.

         The Bank's market area is the Denver metropolitan area, which is the most densely populated area in the Rocky Mountain region. Total population is approximately 2.2 million, and the area has received a net migration of over 200,000 persons since 1990. Employment in the area is diversified across the manufacturing, construction, financial services, tourism, transportation, technology, cable television, retail trade, services and government sectors. In 1996, Colorado achieved the tenth straight year of employment growth, with nonagricultural employment increasing 3.4% during 1996 to approximately 1.9 million.

         In addition to internal growth, management believes there are opportunities to grow through branching. The Bank has two additional branches in the planning and construction process that are expected to begin operations in 1998. In addition, in some cases, branching opportunities have arisen through eliminations by bank holding companies of certain overlapping branches resulting from acquisitions. As a result, branch locations have become available from time to time for purchase by the Company. To date, the Company has acquired one such branch from a large bank holding company. Also, management intends to pursue acquisitions of smaller financial institutions, although the sales prices of such institutions are currently at significant premiums over those paid the past few years. Thus, it may be difficult to complete such a transaction. Management has considered and intends to consider a variety of criteria when evaluating expansion. These include (i) the geographic location, (ii) the investment required for, and opportunity costs of, the branch or acquisition, (iii) the financial strength of a potential acquisition target, and (iv) economies of scale that may be achieved.

         Operations and Marketing. The Bank's objective is to continue to build a profitable, growing community banking franchise. Management believes that, in meeting the needs of consumers and small to medium sized businesses in its market area, the Bank's first and foremost strategy is to provide excellent customer service. This strategy is emphasized above all others of the Company, from top management down to each bank teller. The Bank's operational systems have been designed to complement superior customer service. Management believes the Company's banking locations are small enough to facilitate personalized services and decision-making, yet of sufficient size to meet most customers' needs.

         The Bank seeks to maximize operational and support efficiencies consistent with maintaining high quality customer service. The Bank utilizes recently developed technology to provide customer support. Various management and administrative functions are consolidated, including consumer credit administration and lending, investment management and accounting, enabling branch personnel to better focus on customer service and sales.

         In expanding its banking franchise, the Bank has focused on identifying and developing products and services that satisfy customer needs, particularly customer service. The Bank's marketing programs targeting each individual branch utilize direct mail and local print (promotional materials in each location) as well as sponsorship of community events within the branch area.

         The Bank offers a wide range of consumer deposit products including regular checking, checking with interest, money market accounts, regular savings, certificates of deposit, and IRAs. The Bank also offers additional access to its customers with an ATM/Visa Debit Card. The Bank's consumer loan products are customized to meet the needs and requests of its customers. The Bank also offers installment loans, including auto, recreational vehicle, classic car and other secured and unsecured loans sourced directly by its branches and from indirect sources. See "Loans" below for a discussion of products that the Bank provides to commercial accounts.

LOANS

         The Company has the ability to provide a broad range of commercial and retail lending services. However, the vast majority of the Bank's loans are residential construction loans. The Company follows a uniform credit policy which sets forth underwriting and loan administration criteria, including levels of loan commitment, loan types, credit criteria, concentration limits, loan administration, loan review and grading and related matters. In addition, the Company provides ongoing loan officer training and review, obtains outside independent loan reviews, operates a centralized processing, underwriting and servicing center for consumer loans and manages problem assets centrally. At September 30, 1997, substantially all loans outstanding were to customers within the Company's market area.

         Construction Loans. Construction loans include real estate construction loans and land loans. Real estate construction loans are principally made to builders to construct single family residences. These loans typically have maturities of six to 12 months and adjustable interest rates, and are subject to origination fees. Terms may vary depending upon many factors, including, but are not limited to, location, type of project and financial condition of the builder.

         Land loans consist of loans made on raw land for the acquisition and/or development of real property. At September 30, 1997, approximately $30.0 million in loans were land loans to customers where the collateral for the loan is raw or partially developed land. These loans typically have maturities of six to 12 months and variable interest rates. Terms may vary depending upon many factors, including adverse economic conditions in the home building industry, location, type of project and financial condition of the builder.

         Commercial Loans. Commercial loans consist primarily of loans to businesses for various purposes, including revolving lines of credit, equipment financing, and commercial real estate lending. The commercial loans secured by real estate are typically 20 to 25 year amortizing loans, callable in three to five years, with fixed interest rates. The loans secured by collateral other than real estate generally mature within one year, have adjustable interest rates and are secured by inventory, accounts receivable or other commercial assets. Revolving lines of credit generally are for business purposes, generally mature annually and have adjustable interest rates.

         Installment Loans. Installment loans to individuals which are not secured by real estate generally have terms of two to five years and bear interest at fixed rates. These loans usually are secured by motor vehicles, equipment, receivables, inventory, investment securities or other personal assets, and in some instances are unsecured.

         The Company maintains a loan committee approach to commercial lending, which it believes yields positive results in both responsiveness to customer needs and asset quality. The loan committee usually meets twice per week to review and discuss new loan requests.

         Interest rates charged on loans vary with the degree of risk, maturity, underwriting and servicing costs, loan amount, and extent of other banking relationships maintained with customers, and are further subject to competitive pressures, money market rates, availability of funds and government regulations. Most of the loans in the Company's portfolio at September 30, 1997, had interest rates that float with the prime rate.

         In the ordinary course of business, the Company issues letters of
credit.   See Note M of Notes to Consolidated Financial Statements.  The
Company applies the same credit standards to these commitments as it uses in all its lending activities and has included these commitments in its lending risk evaluations. The Company's exposure to credit loss under letters of credit is represented by the amount of these commitments. Under applicable federal and state law, permissible loans to one borrower were limited to an aggregate of $1.8 million for the Company at September 30, 1997. As of October 16, 1997, that limit was raised to $2.0 million. With the infusion of approximately $4.0 million in capital to the Bank (see "Use of Proceeds"), the Company expects that the Bank's lending limit will increase by approximately $0.6 million to a total of $2.6 million.

COMPETITION

         The Company faces a high degree of competition. In its marketplace, there are numerous small banks and several larger national and regional financial banking groups. The Company also competes with insurance companies, savings and loan associations, credit unions, leasing companies, mortgage companies, and other financial service providers. Many of the banks and other financial institutions with which the Company competes have capital resources and legal lending limits substantially in excess of the capital resources and legal lending limits of the Company.

         The Company competes for loans and deposits principally based on the range and quality of services provided, interest rates, loan fees and office locations. The Company actively solicits deposit customers and competes by offering them superior customer service and a complete product line. Over the past few years, competition has increased as a result of changes in Colorado banking laws that permit statewide branching and allow out-of-state holding companies to acquire Colorado-based financial institutions. The Company believes its customer service, broad product line and banking franchise enable it to compete in its market area.

         The Company will also face significant competition from other financial institutions in any potential acquisitions. Many of these competitors have substantially greater resources than the Company as well as the ability to issue marketable equity securities that can be used as part of the purchase price.

PROPERTIES

         The principal offices of both the Company and the Bank are located in a three story building at 8100 East Arapahoe Road, Englewood, Colorado. The building is owned by Nagrom LLC. See "Related Party Transactions." The Company and the Bank lease approximately 22,300 square feet at this facility.

         The Bank maintains six other full service banking facilities in the Denver metropolitan area. The North Denver Branch is located at 4988 Federal Boulevard, Denver; the land is leased from an unaffiliated third party but the facility, consisting of approximately 3,000 square feet, is owned by the Company. The Monaco Branch is located at 777 South Monaco, Denver, and the Company owns the land and building at this site, of which the banking facility is approximately 3,000 square feet. The South Broadway Branch is located at 4600 South Broadway, Englewood, and the Company owns the land and the building. The South Broadway facility comprises approximately 3,000 square feet. The West Highland Branch is located at 3804 West 32nd Avenue, Denver, and the Company leases the land and facility, comprising approximately 2,600 square feet, from 1996 Newton LLC. See "Related Party Transactions." The Greenwood Village Branch is located at 6300 South Syracuse Way, Greenwood Village, and the Company leases the facilities from an unaffiliated third party. The Greenwood Village facility comprises approximately 850 square feet. The Lower Downtown ("LoDo") Branch is located at 1401 17th Street, and the Company leases the 3,400 square foot facility from an unaffiliated third party.

LEGAL PROCEEDINGS

         The Company and its subsidiaries are from time to time parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding threatened or pending against the Company or any of its subsidiaries which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of the Company.

EMPLOYEES

         As of September 30, 1997, the Company had 78 full-time employees. Management considers its relationship with its employees to be good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company, their respective ages and positions as of December 11, 1997, are as follows:

NAME                                    AGE      POSITIONS
----                                    ---      ---------
Thomas R. Kowalski                      58       Chairman of the Board and Chief Executive Officer of the Company and
                                                 the Bank

Larry A. Olsen(1)                       52       President, Chief Operating Officer and Director of the Company and the
                                                 Bank

Raymond L. Anilionis                    50       Vice President and Director of the Company and Director of the Bank

Susan A. Putland                        50       Vice President, Finance and Secretary of the Company and Vice
                                                 President, Financial Services of the Bank

Hiram J. Welton                         47       Treasurer and Chief Accounting Officer of the Company and Finance Officer of the
                                                 Bank

Dr. Donald B. Brown(1)                  69       Director of the Company and the Bank

William F. Sievers(1)                   54       Director of the Company and the Bank
----------

(1)      Member of the Audit Committee.

         There are no family relationships among any of the directors and executive officers of the Company or the Bank except that Thomas R. Kowalski is the father of the Bank's Vice President of Real Estate, Ryan Kowalski. All directors of the Company hold office until the next meeting of shareholders or until their successors are elected and qualified.

         THOMAS R. KOWALSKI has been Chairman of the Board and Chief Executive Officer of the Company since he founded it in 1984, and has served in the same positions for the Bank since January 1983. Since 1980 he has been Chairman of the Board and Chief Executive Officer of the First State Bank of Hotchkiss, a Colorado bank. Mr. Kowalski is also Chief Executive Officer, and beneficial owner of approximately 97.0% of the outstanding stock, of Orchard Valley Financial Corporation, the bank holding company that owns First State Bank of Hotchkiss. From October 1972 through September 1992, Mr. Kowalski was President of Realtek Company, a general contractor and real estate development corporation he sold to Ryan Kowalski in 1992.

         LARRY A. OLSEN has been President, Chief Operating Officer and Director of the Company since 1997 and has served in the same positions of the Bank since 1994. From 1989 to 1994, Mr. Olsen was the Chief Operating Officer of Non-Legal Affairs for Codilis and Stawiarski, P.C., a law firm. From 1972 to 1988, Mr. Olsen was employed by Columbia Savings & Loan Association, having served from 1986 to 1988 as President and Chief Operating Officer.

         RAYMOND L. ANILIONIS has been a Vice President and Director of the Company since 1984 and a Director of the Bank since 1984. Since January 1994, Mr. Anilionis has been the President of Landmark Realty Advisors, a real estate consulting and appraisal company. From 1974 to December 1993, Mr. Anilionis was employed in the mortgage banking and real estate development and management industry by Mortgage Investment Company and Associated Investment Company in various positions, including Senior Vice President. He is also the owner of First Fidelity Service Corp., a real estate consulting firm.

         SUSAN A. PUTLAND has been Vice President, Finance and Secretary of the Company since 1997 and Vice President, Financial Services for the Bank since 1996. Ms. Putland also serves as an independent director of FirstPlus Funding Corp. and CITGO Funding Corp II, special purpose finance securitization entities. Ms. Putland was Vice President, Structured Finance for The Chotin Group Corporation and its affiliates, a privately-held securities issuer and investor, from 1989 to December 1995.

         HIRAM J. WELTON has been Treasurer and Chief Accounting Officer of the Company since 1997 and Finance Officer for the Bank since 1997. Mr. Welton was Vice President of Red Rocks Federal Credit Union from 1996 to 1997. He was Vice President of Trepp Risk Management from 1994 to 1996. Prior to 1994, Mr. Welton was Manager of GRA, Thompson, White & Co. P.A., an accounting and consulting firm.

         DR. DONALD B. BROWN has been a Director of the Company since 1997 and a Director of the Bank since 1989. Dr. Brown previously served as a Director of the Company from 1989 to 1994. Dr. Brown has practiced medicine as an endocrinologist since 1961.

         WILLIAM F. SIEVERS has been a Director of both the Company and the Bank since 1997. Since 1994, Mr. Sievers has been employed with Lucent Technologies as Program Management Vice President in the Network Systems Division. Previously, he worked for AT&T for over 30 years in several capacities, including the senior management positions of Manufacturing Vice President and Regional Vice President.

         Directors of the Company have not been compensated by the Company for their services, but in 1997 received $200 per Board meeting attended in their capacities as Directors of the Bank. In 1998 each Director will receive $500 for each board meeting attended. In addition, directors are reimbursed for expenses incurred in attending board meetings.

EXECUTIVE COMPENSATION

         The following table sets forth the cash compensation paid by the Company to its Chief Executive Officer for 1996. No other executive officer of the Company received compensation from the Company exceeding $100,000 during 1996.

                                    SUMMARY COMPENSATION TABLE

                                                                                     Awards             Payouts
                                                                                    ____________________________
                                                                                                Securities
                                                                          Other                  Under-
                                                                          Annual    Restricted   lying            All Other
                                                                          Compen-    Stock      Options/  LTIP     Compen-
Name                                                   Salary   Bonus     sation      Award(s)   SARs    Payouts   sation
and Principal Position                        Year       ($)     ($)       ($)          ($)       (#)      ($)       ($)
_____________________________________________________________________________________________________________________________
Thomas R. Kowalski,                            1996    150,000  238,101     --           --        --       --       --
Chairman of the Board and
Chief Executive Officer
______________________________________________________________________________________________________________________________

         The Company does not have any compensatory option or incentive plans. None of the directors or officers of the Company have any options, warrants or other similar rights to purchase securities of the Company. However, the Company has the right to adopt or issue, as the case may be, such plans, options, warrants or rights in the future.

INDEMNIFICATION

         The Company's Articles of Incorporation provide that the board of directors is authorized, without the need for shareholder approval, to indemnify directors, officers and other persons without regard to whether or not such powers are expressly provided for by Colorado law; provided, however, that the exercise of such indemnification powers by the board of directors are
consistent with Colorado law.   Generally under Colorado law, any director or
officer who is made or threatened to be made a party to any suit or proceeding may be indemnified if such director or officer acted in good faith and had no reasonable basis to believe that (i) in the case of conduct in an official capacity with the Company, his or her conduct was in the Company's best interests; and (ii) in all other cases, his or her conduct was at least not opposed to the best interests of the Company; and, with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Colorado law further provides that such indemnification is not exclusive of any other rights to which such individuals may be entitled under a company's Articles of Incorporation or Bylaws, or pursuant to any agreement, insurance policies, vote of shareholders or disinterested directors or otherwise.

         In addition, the Company's Articles of Incorporation provide that to the fullest extent permitted by Colorado law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its shareholders. Notwithstanding such limitations on liability, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for certain activities prohibited by Colorado law (relating primarily to the unlawful payment of dividends, repurchase of stock or improper loans or guarantees to directors), and for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of Common Stock of the Company, as of December 11, 1997, by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock and (ii) each director of the Company and certain executive officers and (iii) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such owners, management believes that the shareholders listed below have sole investment and voting power with respect to their shares.

                                                                       SHARES
                                                                    BENEFICIALLY     PERCENTAGE
                 BENEFICIAL OWNER                                       OWNED          OF CLASS
                 ----------------                                   -------------    --------------
                 Thomas R. Kowalski.  . . . . . . . . . . . . . .     109,055(1)         51.1%
                   8100 East Arapahoe Road
                   Englewood, Colorado 80112

                 Raymond L. Anilionis . . . . . . . . . . . . . .      21,426(2)         10.0%
                   9034 East Easter Place, Suite 202
                   Englewood, Colorado 80112

                 Warren P. Cohen  . . . . . . . . . . . . . . . .      23,750            11.1%
                   595 South Broadway, Suite 200
                   Denver, Colorado 80209

                 Orchard Valley Financial Corporation . . . . . .      21,815(3)         10.2%
                   8100 East Arapahoe Road
                   Englewood, Colorado  80112

                 Realtek Company Employees' Profit  . . . . . . .      20,494(3)          9.6%
                   Sharing Plan and Trust
                   8100 East Arapahoe Road, Suite 214
                   Englewood, Colorado  80112

                 Vernon J. Purdy  . . . . . . . . . . . . . . . .      15,625             7.3%
                   1900 East Girard, Suite 509
                   Englewood, Colorado  80110

                 William D. Kenny . . . . . . . . . . . . . . . .      13,000             6.1%
                   38 Eagle Drive
                   Littleton, Colorado  80123

                 Larry A. Olsen . . . . . . . . . . . . . . . . .       5,053             2.4%
                   8100 East Arapahoe Road
                   Englewood, Colorado  80112

                 Dr. Donald B. Brown  . . . . . . . . . . . . . .          --              --
                   4545 East Ninth Avenue
                   Denver, Colorado 80220

                 William F. Sievers . . . . . . . . . . . . . . .          --              --
                   26 West Dry Creek Circle, Suite 750
                   Littleton, Colorado 80120

                 All executive officers and
                   directors as a group (seven persons)   . . . .     135,534            63.5%

------------
(1) Of this amount, 53,160 shares are owned directly, and all other shares owned indirectly through entities or persons controlled by Mr. Kowalski.

(2) Of this amount, 18,300 shares are owned directly, and all other shares are owned by an entity controlled by Mr. Anilionis.

(3) Due to Mr. Kowalski's significant beneficial ownership of the named entities, these shares are included in the ownership of Thomas R. Kowalski in the table.

         Stock Purchase Agreement. In December 1990, the Company, Thomas R. Kowalski, Ryan R. Kowalski Trust, Realtek Company Profit Sharing Plan and Trust, Thomas Investments and Orchard Valley Financial Corporation (the "Shareholders") entered into a Stock Purchase Agreement in order to provide for the orderly continuation of the affairs of the Company. The agreement, as amended and restated in December 1997, provides that upon the death of Thomas
R. Kowalski, the Shareholders will have the option to require the Company to purchase their shares of Company common stock to the extent the Company receives proceeds from a life insurance policy on the life of Thomas R. Kowalski. As of December 11, 1997, the Shareholders held an aggregate of 109,055 shares of common stock. The agreement specifies that each year the Shareholders are to determine the value of the stock for purposes of establishing the purchase price to be paid by the Company. If the Shareholders do not determine a value, the value from the most recent determination will be used, subject to appropriate adjustment to reflect book value per share of the Company since the effective date of the last valuation. For 1996, the Shareholders determined the value to be $45 per share. A valuation has not been determined for 1997. The Company has purchased a life insurance policy in the amount of $3,000,000 on Thomas R. Kowalski, which will be used, at the option of Shareholders, to purchase all or a portion of the Shareholders' shares. The value of the Shareholders' shares based on the 1996 valuation is approximately $4.9 million.

                           RELATED PARTY TRANSACTIONS

         Nagrom LLC, a Colorado limited liability company, owns the building and land in which the Company's principal office is located. The Company and the Bank lease office space in the building. The lease began in 1995 and is for a period of 10 years. The rent for 1997 is approximately $328,000, and will increase 3.5% per year. The Board of Directors of the Company believes that the rates are comparable to those which could be obtained from unaffiliated third parties. Nagrom LLC is beneficially owned by Kowalski Capital LLC, a Colorado limited liability company (71.0%), Raymond L. Anilionis (13.0%), an officer and director of the Company, and Warren P. Cohen (16.0%), a director of the Bank. Kowalski Capital LLC is owned 95.0% by the Thomas R. Kowalski Irrevocable Trust. The beneficiaries of the trust are Ryan Kowalski (the adult son of Thomas R. Kowalski) and Ryan Kowalski's minor daughter. The remaining 5.0% of Kowalski Capital LLC is owned by Respond Corp., of which Thomas R. Kowalski is the sole shareholder.

         1996 Newton LLC, a Colorado limited liability company, leases space to the Bank for its branch at 32nd Avenue and Newton, Denver. 1996 Newton LLC is owned by Kowalski Capital (50.0%), Raymond L. Anilionis (25.0%) and Warren P. Cohen (25.0%). The lease commenced in May 1996 and runs for a period of 10 years. Rent is approximately $30,300 for the period of May 1997 through May 1998, and incrementally increases to $36,000 per year for the last five years of the lease. The Board of Directors of the Company believes that the rates are comparable to those which could be obtained from unaffiliated third parties.

         In July 1995, Thomas R. Kowalski, Raymond L. Anilionis and Warren P. Cohen (the "Guarantors"), all of whom are officers and/or directors of the Company and/or the Bank and significant shareholders of the Company, entered into an agreement with the Company in connection with their personal guarantee of a $3.0 million loan to the Bank from First Interstate Bank of Denver. In return for the guarantee, the Company agreed to indemnify the Guarantors for all liabilities, costs or expenses relating to the guarantee and to provide additional compensation to the Guarantors. The additional compensation has consisted of an aggregate fee, allocated among the three Guarantors, equal to 1.5% of the outstanding balance of the loan on each anniversary date plus a performance bonus based on earnings of the Bank as specified in the agreement. The present $2.0 million balance of the loan will be paid with net proceeds of the sale of the Junior Subordinated Debentures to MB Capital. See "Use of Proceeds." The fees paid to the Guarantors for 1995 and 1996 in the aggregate were as follows: Mr. Kowalski - $254,512; Mr. Anilionis - $63,628; and Mr. Cohen - $63,628.

         In March 1997, the Bank entered into a Consulting Agreement with First Fidelity Service Corp. ("First Fidelity"), a consulting firm which is wholly-owned by Raymond L. Anilionis. The agreement provides that First Fidelity will render services regarding bank site acquisitions, real estate acquisitions, management of construction projects, evaluation and assistance with negotiations of complex loans and work out transactions and any other services reasonably requested by the Bank. The term of the agreement is for one year, but automatically renews each year unless terminated by either party upon 30 days notice. Pursuant to the terms of the consulting agreement, First Fidelity is paid $5,000 per month for its services.

         The Bank has entered into certain loan participations with First State Bank of Hotchkiss, an entity controlled by Thomas R. Kowalski. Approximate loan principal balances outstanding under these participations are summarized as follows:

                                                      SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                                                                     ------------------------
                                                          1997                         1996              1995
                                                 --------------------                --------          -------
                                                                                 (In thousands)
         Participations sold  . . . . . . .                  $10,401                  $10,916           $8,031
         Participations purchased . . . . .                    1,755                      250            1,100

         The Bank has also sold loan participations to shareholders, officers and directors of the Company on the same terms as sold to third parties. At September 30, 1997, the participations sold to related parties were approximately $1.9 million. At December 31, 1996 and 1995, the participations sold to related parties were approximately $7.9 million and $0.5, respectively.

         In September 1993 the Bank entered into an agreement with First State Bank of Hotchkiss to purchase its branching rights. In total, the Bank paid First State Bank of Hotchkiss $2,500 a month over 40 months ending in September 1997.

         The officers, directors and principal shareholders of the Company and members of their immediate families and businesses in which they hold controlling interests are customers of the Bank. Credit transactions with these parties are subject to review by the Bank's board of directors. All outstanding loans and extensions of credit by the Bank to these parties were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features. At September 30, 1997, the aggregate balance of loans and advances under existing lines of credit to these parties was approximately $2.5 million or 2.2% of the Bank's total loans.

                           SUPERVISION AND REGULATION

GOVERNMENT REGULATION

         The Company and the Bank are extensively regulated under federal and Colorado law. These laws and regulations are primarily intended to protect depositors and the deposit insurance fund of the Federal Deposit Insurance Corporation ("FDIC"), not shareholders of the Company. The following information is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws, regulations or regulatory policies may have a material effect on the business, operations and prospects of the Company and the Bank. The Company is unable to predict the nature or extent of the effects that fiscal or monetary policies, economic controls or new federal or state legislation may have on its business and earnings in the future.

MEGABANK FINANCIAL CORPORATION

         General. The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation, supervision and examination by the Federal Reserve. The Company is required to file an annual report and such other reports as the Federal Reserve now requires or may require.

         Acquisitions. As a bank holding company, the Company is required to obtain the prior approval of the Federal Reserve before acquiring direct or indirect ownership or control of more than 5% of the voting shares of a bank or bank holding company. The Federal Reserve will not approve any acquisition, merger or consolidation that would have a substantial anti-competitive result, unless the anti-competitive effects of the proposed transaction are outweighed by a greater public interest in meeting the needs and convenience of the public. The Federal Reserve also considers managerial, capital and other financial factors in acting on acquisition or merger applications.

         Permissible Activities. Subject to limited exceptions, a bank holding company may not engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in a non-banking activity, unless such activity has been determined by the Federal Reserve to be closely related to banking or managing banks. The Federal Reserve has identified specific non-banking activities in which a bank holding company may engage with notice to, or prior approval by, the Federal Reserve.

         Capital Adequacy. The Federal Reserve monitors the capital adequacy of bank holding companies. As discussed below, the Bank is also subject to the capital adequacy requirements of the FDIC and the Division of Banking for the State of Colorado. The Federal Reserve uses a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy of the Company.

         The Federal Reserve has adopted a system using risk-based capital adequacy guidelines to evaluate the capital adequacy of bank holding companies on a consolidated basis. Under the risk-based capital guidelines, different categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base.
Certain off balance sheet items, such as loan commitments in excess of one year, mortgage loans sold with recourse and letters of credit, are added to the risk-weighted asset base by converting them to a balance sheet equivalent and assigning to them the appropriate risk weight. For purposes of the risk-based capital guidelines, total capital is defined as the sum of "Tier 1" and "Tier 2" capital elements, with Tier 2 being limited to 100% of Tier 1. For bank holding companies, Tier 1 capital includes, with certain restrictions, common shareholders' equity, perpetual preferred stock (no more than 25% of Tier 1 capital being comprised of cumulative preferred stock) and minority interests in consolidated subsidiaries. Tier 2 capital includes, with certain limitations, certain forms of perpetual preferred stock, as well as maturing capital instruments and the allowance for loan losses (limited to 1.25% of risk-weighted assets). The regulatory guidelines require a minimum ratio of total capital to risk-weighted assets of 8% (of which at least 4% should be in the form of Tier 1 capital).

         At September 30, 1997, the Company's Tier 1 capital was $10.7 million.

         In addition to the risk-based capital guidelines, the Federal Reserve and the FDIC use a leverage ratio as an additional tool to evaluate the capital adequacy of banks and bank holding companies. The leverage ratio is defined to be a company's Tier 1 capital divided by its average tangible assets. Based upon the current capital status of the Company, the applicable minimum required leverage ratio is 5%.

         The table below sets forth ratios of (i) total capital to risk-weighted assets, (ii) Tier 1 capital to risk-weighted assets and (iii) Tier 1 capital to tangible assets, at September 30, 1997.

                                                                                  AT SEPTEMBER 30, 1997
                                                                               --------------------------
                                            RATIO                              ACTUAL    MINIMUM REQUIRED
                                            -----                              ------    ----------------
                 TOTAL CAPITAL TO RISK-WEIGHTED ASSETS...................       9.78%         8%
                 TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS..................       8.53%         4%
                 TIER 1 CAPITAL TO AVERAGE TANGIBLE ASSETS...............       7.11%         5%

         Failure to meet the capital guidelines may result in the initiation by the Federal Reserve of appropriate supervisory or enforcement actions.

MEGABANK OF ARAPAHOE

         General. The Bank is a Colorado banking corporation, the deposits of which are insured by the FDIC, and is subject to supervision and regulation by the FDIC and the Colorado Division of Banking.

         Permissible Activities. No Colorado bank may engage in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. The Bank is not presently involved in the types of transactions covered by this limitation. Colorado has no limitations on the number of branches a bank may establish.

         Community Reinvestment Act. Enacted in 1977, the federal Community Reinvestment Act ("CRA") has become increasingly important to financial institutions, including their holding companies. The CRA currently allows regulators to turn down an applicant seeking to make an acquisition or establish a branch unless it has performed satisfactorily under the CRA. Satisfactory performance means meeting adequately the credit needs of the communities the applicant serves. The applicable federal regulators regularly now conduct CRA examinations to assess the performance of financial institutions. During the last examination, the Bank received a satisfactory rating. As a result, management believes that the Bank's performance under CRA will not impede regulatory approvals of proposed acquisitions or branching opportunities.

         Dividend Restrictions. Dividends paid by the Bank provide substantially all of the operating and investing cash flow of the Company. Under Colorado law, the approval of the principal regulator is required prior to the declaration of any dividend by a bank if the total of all dividends declared in any calendar year exceeds the total of its net profits of that year combined with its retained net profits for the preceding two years. In addition, a bank cannot pay a dividend if it will cause the bank to be "undercapitalized." See "Risk Factors--Dependence on Dividends From Subsidiary Bank."

         Examinations. The Bank is examined from time to time by the FDIC. Based upon such an evaluation, the examining regulator may revalue the assets of an insured institution and require that it establish specific reserves to compensate for the difference between the value determined by the regulator and the book value of such assets. The Colorado Division of Banking (the "Division") also conducts examinations of state-chartered banks. The Division may accept the results of a federal examination in lieu of conducting an independent examination. The Division also has the authority to revalue the assets of a state-chartered institution and require it to establish reserves.

         Capital Adequacy. The FDIC has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The requirements address both risk-based capital and leverage capital, with risk-based assets and Tier 1 and Tier 2 capital being determined in basically the same manner as described above for bank holding companies. The FDIC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

         The FDIC risk-based capital guidelines require state non-member banks to have a ratio of Tier 1 or core capital to total risk-weighted assets of 4% and a ratio of total capital to total risk-weighted assets of 8%.

         The FDIC leverage guidelines require that state banks maintain Tier 1 capital of no less than 3% and up to 5% of total tangible assets. The Bank's applicable guideline estimated to be 5%. Banks with capital ratios below the required minimum are subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

         The table below sets forth the Bank's capital ratios at September 30, 1997.

                                                                                 AT SEPTEMBER 30, 1997
                                                                              --------------------------
                                            RATIO                             ACTUAL    MINIMUM REQUIRED
                                            -----                             ------    ----------------
                 TOTAL CAPITAL TO RISK-WEIGHTED ASSETS...................      10.72%         8%
                 TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS..................       9.48%         4%
                 TIER 1 CAPITAL TO AVERAGE TANGIBLE ASSETS...............       8.66%         4%

         Banking regulators have adopted regulations that define five capital levels: well capitalized, adequately capitalized, undercapitalized, severely undercapitalized and critically undercapitalized. An institution is critically undercapitalized if it has a tangible equity to total assets ratio that is equal to or less than 2%. An institution is well capitalized if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a Tier 1 leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An institution is adequately capitalized if it has a total risk-based capital ratio of less than 10% but not less than 8%, a Tier 1 risk-based capital ratio of less than 6% but not less than 4% and a leverage ratio of less than 5% but not less than 4%. Under these regulations, as of September 30, 1997, the Bank was well capitalized.

         The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") requires the federal banking regulators to take "prompt corrective action" with respect to capital-deficient institutions. In addition to requiring the submission of a capital restoration plan, FDICIA contains broad restrictions on certain activities of undercapitalized institutions involving asset growth, acquisitions, branch establishment, and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

         As an institution's capital decreases, the powers of the federal regulators become greater. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The regulators have very limited discretion in dealing with a critically undercapitalized institution and are virtually required to appoint a receiver or conservator if the capital deficiency is not corrected promptly.

         Real Estate Lending Evaluations. The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans, which generally are equal to or higher than the loan to value limitations established by the Bank.

         Deposit Insurance Premiums. The assessment schedule for banks ranges from 0 to 27 cents per $100 of deposits subject to Bank Insurance Fund ("BIF") assessments, based on each institution's risk classification. The Bank's insured deposits are subject to assessment payable to BIF. An institution's risk classification is based on an assignment of the institution by the FDIC to one of three capital groups and to one of three supervisory subgroups. The capital groups are "well capitalized," "adequately capitalized" and "undercapitalized." The three supervisory subgroups are Group "A" (for financially solid institutions with only a few minor weaknesses), Group "B" (for those institutions with weaknesses which, if uncorrected could cause substantial deterioration of the institution and increase the risk to the deposit insurance fund) and Group "C" (for those institutions with a substantial probability of loss to the fund absent effective corrective action). Currently, the Bank is a well capitalized institution and a Group A supervisory subgroup.

         Interstate Banking Legislation. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"), which became effective September 1995, has eliminated many of the historical barriers to the acquisition of banks by out-of-state bank holding companies. The Interstate Act facilitates the interstate expansion and consolidation of banking organizations by permitting: (i) bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the laws of the host state; (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states either to pass legislation providing for earlier effectiveness of such mergers or to "opt out" of this authority prior to such date; (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state; (iv) foreign banks to establish, with approval of the appropriate regulators in the United States, branches outside their home states to the same extent that national or state banks located in such state would be authorized to do so; and
(v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same or different state. Colorado has neither "opted-in" nor "opted-out" of the interstate branching provisions and therefore out of state banks have become permitted to branch into Colorado after June 30, 1997 in accordance with applicable laws. The Bank does not currently have any plans generally to take any actions permitted by the Interstate Act.

CHANGING REGULATORY STRUCTURE

         The laws and regulations affecting banks and bank holding companies are in a state of flux. The rules and the regulatory agencies in this area have changed significantly over recent years, and there is reason to expect that similar changes will continue in the future. It is difficult to predict the outcome of these changes.

         One of the major additional burdens imposed on the banking industry is the increased authority of federal agencies to regulate the activities of federal and state banks and their holding companies. The Federal Reserve, the Comptroller of the Currency and FDIC have extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. These agencies can assess civil money penalties and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers. In addition, the Colorado Division of Banking possesses certain enforcement powers to address violations of the Colorado Banking Code by Colorado state-chartered banks.

EFFECT ON ECONOMIC ENVIRONMENT

         The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

         The Federal Reserve's monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of the Company and its subsidiaries cannot be predicted.

                    DESCRIPTION OF THE PREFERRED SECURITIES

         The Preferred Securities and the Common Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. Initially, Wilmington Trust Company will be the Delaware Trustee and the Property Trustee and will act as trustee for the purpose of complying with the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. This summary of certain terms and provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust

Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated herein. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

         Pursuant to the terms of the Trust Agreement, the Administrative Trustees on behalf of MB Capital will issue the Preferred Securities and the Common Securities (collectively, the "Trust Securities"). The Preferred Securities will represent preferred undivided beneficial interests in the assets of MB Capital and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities of MB Capital (which will be held by the Company), as well as other benefits as described in the Trust Agreement.

         The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of MB Capital except as described under "Subordination of Common Securities of MB Capital Held by the Company" below.

         Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities (the "Guarantee") will be a guarantee on a subordinated basis and will not guarantee payment of Distributions or amounts payable on redemption of the Preferred Securities or on liquidation of the Preferred Securities if MB Capital does not have funds on hand available to make such payments. See "Description of Guarantee."

DISTRIBUTIONS

         Payment of Distributions.  Distributions on the Preferred Securities
will be payable at the annual rate of   % of the stated Liquidation Amount of
$10, payable quarterly in arrears on the 15th day of January, April, July and October in each year, commencing April 15, 1998 to the holders of the Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The amount of each Distribution due with respect to the Preferred Securities will include amounts accrued through the date the Distribution is due. Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of MB Capital on the relevant record date which, for so long as the Preferred Securities remain in book-entry form, will be one Business Day (as defined below) prior to the relevant Distribution Date and, in the event the Preferred Securities are not in book-entry form, will be the first day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from the date of original issuance. The first Distribution Date for the Preferred Securities will be April 15, 1998.

         The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, payment of the Distribution payable on such date will be made on the next Business Day (and without any interest or other payment in respect to any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. As used in this Prospectus, a "Business Day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in the State of Colorado are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Indenture Trustee is closed for business.

         The funds of MB Capital available for distribution to holders of its Preferred Securities will be limited to payments by the Company under the Junior Subordinated Debentures in which MB Capital will invest the proceeds from the issuance and sale of its Preferred Securities. See "Description of Junior Subordinated Debentures." If the Company does not make interest payments on the Junior Subordinated Debentures, the

Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent MB Capital has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of Guarantee."

         Extension Period. So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each such period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such election, quarterly Distributions on the Preferred Securities will be deferred by MB Capital during any such Extension Period. Distributions to which holders of Preferred Securities are entitled will accumulate additional amounts thereon at the rate
per annum of   % thereof, compounded quarterly from the relevant Distribution
Date, to the extent permitted under applicable law. The term "Distributions" as used herein shall include any such additional accumulated amounts. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock for issuance under any future benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, the Company may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or extend beyond the Stated Maturity. Upon the termination of any such Extension Period and the payment of all amounts then due, and subject to the foregoing limitations, the Company may elect to begin a new Extension Period. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period.

         The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

REDEMPTION

         Mandatory Redemption of Preferred Securities. Upon the repayment or redemption at any time, in whole or in part, of any Junior Subordinated Debentures, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days' notice of a date of redemption (the "Redemption Date"), at the Redemption Price (as defined below).
See "Description of Junior Subordinated Debentures -- Redemption."   If less
than all of the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption of the Trust Securities pro rata.

         Optional Redemption of Junior Subordinated Debentures. The Company will have the right to redeem the Junior Subordinated Debentures (i) on or after ____________, 2003, in whole at any time or in part from time to time at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, or (ii) at any time, in whole (but not in part), upon the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, in each case subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of Junior Subordinated Debentures -- Redemption."

         Tax Event Redemption, Investment Company Event Redemption, Capital Treatment Event Redemption or Distribution of Junior Subordinated Debentures. If a Tax Event, an Investment Company Event or a Capital Treatment Event shall occur and be continuing, the Company has the right to redeem the Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Trust Securities in whole (but not in part) at the Redemption Price (as defined below) within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event, in each case subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. In the event a Tax Event, an Investment Company Event or a Capital Treatment Event has occurred and is continuing and the Company does not elect to redeem the Junior Subordinated Debentures and thereby cause a mandatory redemption of the Trust Securities or to liquidate MB Capital and cause the Junior Subordinated Debentures to be distributed to holders of the Trust Securities in liquidation of MB Capital as described below, such Trust Securities will remain outstanding and Additional Sums (as defined below) may be payable on the Junior Subordinated Debentures.


DEFINITIONS

         "Additional Sums" means the additional amounts as may be necessary to be paid by the Company with respect to the Junior Subordinated Debentures in order that the amount of Distributions then due and payable by MB Capital on the outstanding Trust Securities of MB Capital shall not be reduced as a result of any additional taxes, duties and other governmental charges to which MB Capital has become subject.

         "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of MB Capital, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

         "Liquidation Amount" means the stated amount of $10 per Trust
Security.

         "Redemption Price" means, with respect to any Trust Security, the Liquidation Amount of such Trust Security, plus accumulated and unpaid Distributions to the Redemption Date, allocated on a pro rata basis (based on Liquidation Amounts) among the Trust Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

         Subject to the Company having received prior approval of the Federal Reserve if so required under applicable capital guidelines or policies of the Federal Reserve, the Company will have the right at any time to liquidate MB Capital and, after satisfaction of the liabilities of creditors of MB Capital as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of MB Capital. After the liquidation date fixed for any distribution of Junior Subordinated Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, (ii) the Depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Preferred Securities not held by the Depositary or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

         There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of MB Capital were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of MB Capital, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

         Preferred Securities redeemed on each Redemption Date will be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Preferred Securities will be made and the Redemption Price will be payable on each Redemption Date only to the extent that MB Capital has funds on hand available for the payment of such Redemption Price. See "-- Subordination of Common Securities of MB Capital Held by the Company" and "-- Guarantee."

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities at such holder's registered address. Unless MB Capital defaults in payment of the applicable Redemption Price, on and after the Redemption Date, Distributions will cease to accrue on such Preferred Securities called for redemption.

         If MB Capital gives a notice of redemption in respect of the Preferred Securities, then, by 12:00 noon, Denver time, on the Redemption Date, the Property Trustee will pay the Redemption Price to the Depositary, as the record holder of the Preferred Securities, and the Depositary thereafter will credit the Redemption Price to the Participants for whom it holds the Preferred
Securities.  See "Book-Entry Issuance."   If such Preferred Securities are no
longer in book-entry form, the Property Trustee, to the extent funds are available, will deposit with the paying agent for such Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date will be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Preferred Securities will cease, except the right of the holders of the Preferred Securities to receive the applicable Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of such Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by MB Capital or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by MB Capital for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of Guarantee."

         Subject to applicable law (including, without limitation, United States federal securities law), the Company may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

         Payment of the Redemption Price on the Preferred Securities and any distribution of Junior Subordinated Debentures to holders of Preferred Securities will be made to the applicable record holders thereof as they appear on the register of such Preferred Securities on the relevant record date, which date will be one Business Day prior to the relevant Redemption Date or Liquidation Date, as applicable; provided, however, that in the event that any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities will be a date at least 15 days prior to the Redemption Date or Liquidation Date, as applicable. In the case of a liquidation, the record date will be no more than 45 days before the Liquidation Date.

         If less than all of the Trust Securities issued by MB Capital are to be redeemed on a Redemption Date, then the aggregate Redemption Price for such Trust Securities to be redeemed will be allocated pro rata to the Preferred Securities and Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed will be selected by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $10 or an integral multiple thereof) of the Liquidation Amount of Preferred Securities. The Property Trustee shall promptly notify the Trust Securities registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities will relate to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

SUBORDINATION OF COMMON SECURITIES OF MB CAPITAL HELD BY THE COMPANY

         Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amounts of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or applicable Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the applicable Redemption Price the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

         In the case of any Event of Default under the Trust Agreement resulting from a Debenture Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default until the effects of all such Events of Default have been cured, waived or otherwise eliminated. Until any such Events of Default have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

         The Company will have the right at any time to terminate MB Capital and cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities. Such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Distribution of Junior Subordinated Debentures" above.

         In addition, pursuant to the Trust Agreement, MB Capital shall automatically terminate upon expiration of its term and shall earlier terminate on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) delivery by the Company of written direction to the Property Trustee to terminate MB Capital (which direction is optional and wholly within the discretion of the Company); (iii) redemption of all of the Preferred Securities as described under "Description of the Preferred Securities--Redemption--Mandatory Redemption;" and (iv) the entry of an order for the dissolution of MB Capital by a court of competent jurisdiction.

         If an early termination occurs as described in clause (i), (ii) or
(iv) above or upon the expiration of the term of MB Capital, MB Capital shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of MB Capital as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of MB Capital available for distribution to holders, after satisfaction of liabilities to creditors of MB Capital as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount of $10 per Trust Security plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because MB Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by MB Capital on the Preferred Securities will be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities.

         Under current United States federal income tax law and interpretations and assuming, as expected, MB Capital is treated as a grantor trust, a distribution of the Junior Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred
Securities.  See "Certain Federal Income Tax Consequences."   If the Company
elects neither to redeem the Junior Subordinated Debentures prior to maturity nor to liquidate MB Capital and distribute the Junior Subordinated Debentures to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures.

         If the Company elects to liquidate MB Capital and thereby causes the Junior Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of MB Capital, the Company will continue to have the right to shorten the maturity of such Junior Subordinated Debentures, subject to certain conditions. See "Description of Junior Subordinated Debentures -- General."

EVENTS OF DEFAULT; NOTICE

         Any one of the following events that has occurred and is continuing constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities and Common Securities (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (i) the occurrence of a Debenture Event of Default under the Indenture (see "Description of Junior Subordinated Debentures -- Debenture Events of Default"); or

         (ii) default by the Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

         (iii) default by the Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

         (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Property Trustee in the Trust Agreement (other than a default or breach in the performance of a covenant or warranty which is addressed in clause (ii) or (iii) above), and continuation of such default or breach, for a period of 60 days after there has been given, by registered or certified mail, to the Property Trustee by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

         (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

         Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, unless such Event of Default shall have been cured or waived. The Company and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

         If a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities upon termination of MB Capital as described above. See "-- Liquidation Distribution
Upon Termination."   Upon a Debenture Event of Default, unless the principal of all the Junior Subordinated Debentures has already become due and payable, either the Property Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debentures then outstanding may declare all of the Junior Subordinated Debentures to be due and payable immediately by giving notice in writing to the Company (and to the Property Trustee, if notice is given by holders of the Junior Subordinated Debentures). If the Property Trustee or the holders of the Junior Subordinated Debentures fail to declare the principal of all of the Junior Subordinated Debentures due and payable upon a Debenture Event of Default, the holders of at least 25% in Liquidation Amount of the Preferred Securities then outstanding will have the right to declare the Junior Subordinated Debentures immediately due and payable. In either event, payment of principal and interest on the Junior Subordinated Debentures will remain subordinated to the extent provided in the Indenture. In addition, holders of the Preferred Securities have the right in certain circumstances to bring a Direct Action (as defined below). See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities."

REMOVAL OF TRUSTEES

         Unless a Debenture Event of Default shall have occurred and be continuing, any Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

         Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of Trust Property may at the time be located, the Company, as the holder of the Common Securities, and the Administrative Trustees will have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone will have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

         Any Person (as defined in the Trust Agreement) into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Trustee will be a party, or any person succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF MB CAPITAL

         MB Capital may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. MB Capital may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of MB Capital with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures, (iii) any such transaction does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (iv) such successor entity has a purpose identical to that of MB Capital, (v) the Successor Securities will be listed or traded on any national securities exchange or other organization on which the Preferred Securities may then be listed, (vi) prior to such a transaction, the Company has received an opinion from independent counsel to MB Capital experienced in such matters to the effect that (a) such transaction does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following any such transaction, neither MB Capital nor such successor entity will be required to register as an investment company under the Investment Company Act and (vii) the Company or any permitted successor or designee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, MB Capital shall not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, enter into any such transaction, or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such transaction, would cause MB Capital or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

         Except as provided below and under "Description of Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

         The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as will be necessary to ensure that MB Capital will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that MB Capital will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of the Trust Securities. The Trust Agreement may be amended by the Trustees and the Company (i) with the consent of holders representing not less than a majority of the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) upon receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect MB Capital's status as a grantor trust for United States federal income tax purposes or MB Capital's exemption from status as an "investment company" under the Investment Company Act, provided that without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

         So long as any Junior Subordinated Debentures are held by the Property Trustee, the Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent may be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of the Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees shall obtain an opinion of counsel experienced in such matters to the effect that MB Capital will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

         Any required approval of holders of the Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of the Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the Preferred Securities in the manner set forth in the Trust Agreement.

         No vote or consent of the holders of the Preferred Securities will be required for MB Capital to redeem and cancel the Preferred Securities in accordance with the Trust Agreement.

         Notwithstanding that holders of the Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

         The Preferred Securities will be represented by one or more global certificates registered in the name of the Depositary or its nominee ("Global Preferred Security"). Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in the Depositary. Except as described below, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

         A global security will be exchangeable for Preferred Securities registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered to act as such depositary, (ii) the Company in its sole discretion determines that such global security shall be so exchangeable, or
(iii) there shall have occurred and be continuing an Event of Default under the Indenture. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary directs. It is expected that such instructions will be based upon directions received by the Depositary with respect to ownership of beneficial interests in such global security. In the event that Preferred Securities are issued in definitive form, they will be in denominations of $10 and integral multiples thereof and may be transferred or exchanged at the offices described below.

         Unless and until it is exchanged in whole or in part for the individual Preferred Securities represented thereby, such Global Preferred Security may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

         Payments on Preferred Securities represented by a global security will be made to the Depositary, as the depositary for the Preferred Securities. In the event the Preferred Securities are issued in definitive form, Distributions will be payable, the transfer of the Preferred Securities will be registrable, and Preferred Securities will be exchangeable for Preferred Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of the Property Trustee, or at the offices of any paying agent or transfer agent appointed by the Administrative Trustees, provided that payment of any Distribution may be made at the option of the Administrative Trustees by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Preferred Securities are issued in certificated form, the record dates for payment of Distributions will be the first day of the month in which the relevant Distribution Date occurs. For a description of the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

         Upon the issuance of a Global Preferred Security, and the deposit of such Global Preferred Security with or on behalf of the Depositary, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Preferred Securities represented by such Global Preferred Security to persons that have accounts with such Depositary ("Participants"). Such accounts shall be designated by the dealers, Underwriters or agents with respect to such Preferred Securities. Ownership of beneficial interests in a Global Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

         So long as the Depositary for a Global Preferred Security, or its nominee, is the registered owner of such Global Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Preferred Security for all purposes under the Trust Agreement governing such Preferred Securities. Except as provided below, owners of beneficial interests in a Global Preferred Security will not be entitled to have any of the individual Preferred Securities represented by such Global Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Trust Agreement.

         None of the Company, the Property Trustee, any Paying Agent, or the Securities Registrar (defined below) for such Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Preferred Security representing such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company expects that the Depositary for Preferred Securities or its nominee, upon receipt of any payment of the Liquidation Amount or Distributions in respect of a permanent Global Preferred Security, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Preferred Security as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer
form or registered in "street name."   Such payments will be the responsibility
of such Participants.

         If the Depositary for the Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, MB Capital will issue individual Preferred Securities in exchange for the Global Preferred Security. In addition, MB Capital may at any time and in its sole discretion, subject to any limitations described herein relating to such Preferred Securities, determine not to have any Preferred Securities represented by one or more Global Preferred Securities and, in such event, will issue individual Preferred Securities in exchange for the Global Preferred Security or Securities representing the Preferred Securities. Further, if MB Capital so specifies with respect to the Preferred Securities, an owner of a beneficial interest in a Global Preferred Security representing Preferred Securities may, on terms acceptable to the Company, the Property Trustee and the Depositary for such Global Preferred Security, receive individual Preferred Securities in exchange for such beneficial interests, subject to any limitations described herein. In any such instance, an owner of a beneficial interest in a Global Preferred Security will be entitled to physical delivery of individual Preferred Securities represented by such Global Preferred Security equal in Liquidation Amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities so issued will be issued in denominations, unless otherwise specified by MB Capital, of $10 and integral multiples thereof.

PAYMENT AND PAYING AGENCY

         Payments in respect of the Preferred Securities will be made to the Depositary, which will credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any of the Preferred Securities are not held by the Depositary, such payments will be made by check mailed to the address of the holder entitled thereto as such address will appear on the Register. The paying agent (the "Paying Agent") will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees will appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

         The Property Trustee will act as registrar and transfer agent for the Preferred Securities. Registration of transfers of the Preferred Securities will be effected without charge by or on behalf of MB Capital, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. MB Capital will not be required to register or cause to be registered the transfer of the Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

         The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

         The Administrative Trustees are authorized and directed to conduct the affairs of and to operate MB Capital in such a way that MB Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this regard, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of MB Capital or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related Preferred Securities. Holders of the Preferred Securities have no preemptive or similar rights.

         MB Capital may not borrow money or issue debt or mortgage or pledge any of its assets.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

         The Junior Subordinated Debentures will be issued under the Subordinated Indenture, dated as of _________, 1998 (the "Indenture"), between the Company and Wilmington Trust Company, as trustee (the "Indenture Trustee"). The following summary of the terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. The Indenture is qualified under the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein or therein by reference.

         Concurrently with the issuance of the Preferred Securities, MB Capital will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will be issued as unsecured debt under the Indenture.

GENERAL

         The Junior Subordinated Debentures will bear interest at the annual
rate of   % of the principal amount thereof, payable quarterly in arrears on the 15th day of January, April, July and October of each year (each, an "Interest Payment Date"), commencing April 15, 1998, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. Notwithstanding the above, in the event that either the
(i) Junior Subordinated Debentures are held by the Property Trustee and the Preferred Securities are no longer in book-entry only form or (ii) the Junior Subordinated Debentures are not represented by a Global Subordinated Debenture (as defined herein), the record date for such payment shall be the first day of the month in which such payment is made. The amount of each interest payment due with respect to the Junior Subordinated Debentures will include amounts accrued through the Interest Payment Date. It is anticipated that, until the liquidation, if any, of MB Capital, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount
thereof (to the extent permitted by law) at the rate per annum of   % thereof,
compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

         The Junior Subordinated Debentures will mature on ___________, 2028 (such date, as it may be shortened as hereinafter described, the "Stated Maturity"). Such date may be shortened once at any time by the Company to any date not earlier than ___________, 2003, subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. In the event that the Company elects to shorten the Stated Maturity of the Junior Subordinated Debentures, it will give notice to the registered holders of the Junior Subordinated Debentures, the Property Trustee and the Indenture Trustee of such shortening no less than 90 days prior to the effectiveness thereof. The Property Trustee must give notice to the holders of the Trust Securities of the shortening of the Stated Maturity.

         The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior and Subordinated Debt of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiaries, including the Bank, upon any such subsidiaries' liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Junior Subordinated Debentures should look only to the assets of the Company for payments on the Junior Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior and Subordinated Debt, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "Subordination" below.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

         So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters (each such period an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together
with interest thereon at the annual rate of   %, compounded quarterly, to the
extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount."

         During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other Junior Subordinated Debentures) that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, and (d) purchases of common stock related to rights under any of the Company's benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, the Company may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or extend beyond the Stated Maturity. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Property Trustee, the Administrative Trustees and the Indenture Trustee notice of its election of any Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable except for the election to begin or extend such Extension Period or (ii) the date the Administrative Trustees are required to give notice to the holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Indenture Trustee shall give notice of the Company's election to begin or extend a new Extension Period the holders of the Preferred Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

ADDITIONAL SUMS

         If MB Capital is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional amounts on the Junior Subordinated Debentures such amounts ("Additional Sums") as shall be required so that the Distributions payable by MB Capital shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

REDEMPTION

         Subject to the Company having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve, the Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after ________, 2003, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), upon the occurrence and during the continuance of a Tax Event, an Investment Company Event or a Capital Treatment Event, in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Junior Subordinated Debentures to be redeemed at such holder's registered address. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

         The Junior Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

         As described under "Description of the Preferred Securities -- Liquidation Distribution Upon Termination," under certain circumstances involving the termination of MB Capital, the Junior Subordinated Debentures may be distributed to the holders of the Preferred Securities and Common Securities in liquidation of MB Capital after satisfaction of liabilities to creditors of MB Capital as provided by applicable law. If distributed to holders of the Preferred Securities in liquidation, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and the Depositary, or any successor depositary for the Preferred Securities, will act as depositary for the Junior Subordinated Debentures. It is anticipated that the depositary arrangements for the Junior Subordinated Debentures would be substantially identical to those in effect for the Preferred Securities. If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of MB Capital, there can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Preferred Securities.

RESTRICTIONS ON CERTAIN PAYMENTS

         If at any time (i) there shall have occurred any event of which the Company has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and (b) in respect of which the Company shall not have taken reasonable steps to cure, or (ii) the Company shall have given notice of its election of an Extension Period as provided in the Indenture with respect to the Junior Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing, or (iii) while the Junior Subordinated Debentures are held by MB Capital, the Company shall be in default with respect to its payment of any obligation under the Guarantee, then the Company will not
(1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other Junior Subordinated Debt) that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock related to rights under any of the Company's benefit plans for its directors, officers or employees).

SUBORDINATION

         In the Indenture, the Company has agreed that any Junior Subordinated Debentures will be subordinate and junior in right of payment to all Senior and Subordinated Debt to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior and Subordinated Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior and Subordinated Debt before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on the Junior Subordinated Debentures.

         In the event of the acceleration of the maturity of any Junior Subordinated Debentures, the holders of all Senior and Subordinated Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on the Junior Subordinated Debentures; provided, however, that holders of Subordinated Debt shall not be entitled to receive payment of any such amounts to the extent that such Subordinated Debt is by its terms subordinated to trade creditors.

         No payments on account of principal or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior and Subordinated Debt or an event of default with respect to any Senior and Subordinated Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

         "Debt" means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent: (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such person; and (vi) every obligation of the type referred to in clauses
(i) through (v) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

         "Senior and Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Junior Subordinated Debentures; provided, however, that Senior and Subordinated Debt shall not be deemed to include (i) any Debt of the Company which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, (iii) any Debt to any employee of the Company, (iv) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Junior Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject, (v) the Guarantee, and
(vi) any other debt securities issued pursuant to the Indenture.

         The Indenture places no limitation on the amount of additional Senior and Subordinated Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior and Subordinated Debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

         The Junior Subordinated Debentures will be represented by global certificates registered in the name of the Depositary or its nominee ("Global Subordinated Debenture"). Beneficial interests in the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary. Except as described below, Junior Subordinated Debentures in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

         Unless and until a Global Subordinated Debenture is exchanged in whole or in part for the individual Junior Subordinated Debentures represented thereby, it may not be transferred except as a whole by the Depositary for such Global Subordinated Debenture to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

         A global security shall be exchangeable for Junior Subordinated Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act at a time when the Depositary is required to be so registered to act as such depositary, (ii) the Company in its sole discretion determines that such global security shall be so exchangeable or (iii) there shall have occurred and be continuing an Event of Default under the Indenture with respect to such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such global security. In the event that Junior Subordinated Debentures are issued in definitive form, such Junior Subordinated Debentures will be in denominations of $10 and integral multiples thereof and may be transferred or exchanged at the offices described below.

         Payments on Junior Subordinated Debentures represented by a global security will be made to the Depositary, as the depositary for the Junior Subordinated Debentures. In the event Junior Subordinated Debentures are issued in definitive form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Indenture Trustee, or at the offices of any paying agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Junior Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the first day of the month in which such payment is to be made. For a description of the Depositary and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

         The Company will appoint the Indenture Trustee as securities registrar under the Indenture (the "Securities Registrar"). Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the Securities Registrar. The Company may at any time rescind the designation of any such registrar or approve a change in the location through which any such registrar acts, provided that the Company maintains a registrar in the place of payment. The Company may at any time designate additional registrars with respect to the Junior Subordinated Debentures.

         In the event of any redemption, neither the Company nor the Indenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

GLOBAL SUBORDINATED DEBENTURE

         Upon the issuance of the Global Subordinated Debenture, and the deposit of such Global Subordinated Debenture with or on behalf of the Depositary, the Depositary for such Global Subordinated Debenture or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Junior Subordinated Debentures represented by such Global Subordinated Debenture to Participants. Ownership of beneficial interests in a Global Subordinated Debenture will be limited to Participants or persons that may hold interests through Participants.
Ownership of beneficial interests in such Global Subordinated Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Subordinated Debenture.

         So long as the Depositary for a Global Subordinated Debenture, or its nominee, is the registered owner of such Global Subordinated Debenture, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Junior Subordinated Debentures represented by such Global Subordinated Debenture for all purposes under the Indenture governing such Junior Subordinated Debentures. Except as provided below, owners of beneficial interests in a Global Subordinated Debenture will not be entitled to have any of the individual Junior Subordinated Debentures represented by such Global Subordinated Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Junior Subordinated Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture.

         Payments of principal of and interest on individual Junior Subordinated Debentures represented by a Global Subordinated Debenture registered in the name of the Depositary or its nominee will be made to the

Depositary or its nominee, as the case may be, as the registered owner of the Global Subordinated Debenture representing such Junior Subordinated Debentures. None of the Company, the Indenture Trustee, any Paying Agent, or the Securities Registrar for such Junior Subordinated Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Subordinated Debenture representing such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of the Global Subordinated Debenture representing the Junior Subordinated Debentures, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Subordinated Debenture as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Subordinated Debenture held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer
form or registered in "street name."   Such payments will be the responsibility
of such Participants.

         If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Junior Subordinated Debentures in exchange for the Global Subordinated Debenture. In addition, the Company may at any time and in its sole discretion, determine not to have the Junior Subordinated Debentures represented by one or more Global Subordinated Debentures and, in such event, will issue individual Junior Subordinated Debentures in exchange for the Global Subordinated Debenture. Further, if the Company so specifies with respect to the Junior Subordinated Debentures, an owner of a beneficial interest in a Global Subordinated Debenture representing the Junior Subordinated Debentures may, on terms acceptable to the Company, the Indenture Trustee and the Depositary for such Global Subordinated Debenture, receive individual Junior Subordinated Debentures in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a Global Subordinated Debenture will be entitled to physical delivery of individual Junior Subordinated Debentures equal in principal amount to such beneficial interest and to have such Junior Subordinated Debentures registered in its name. Individual Junior Subordinated Debentures so issued will be issued in denominations, unless otherwise specified by the Company, of $10 and integral multiples thereof.

PAYMENT AND PAYING AGENTS

         Payment of principal of and any interest on the Junior Subordinated Debentures will be made at the office of the Indenture Trustee, except that at the option of the Company payment of any interest may be made (i) except in the case of a Global Subordinated Debenture, by check mailed to the address of the person entitled thereto as such address shall appear in the securities register or (ii) by transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Junior Subordinated Debentures will be made to the person in whose name such Junior Subordinated Debenture is registered at the close of business on the regular record date for such interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however, the Company will at all times be required to maintain a Paying Agent in each place of payment for the Junior Subordinated Debentures.

         Any moneys deposited with the Indenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of or interest on the Junior Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

MODIFICATION OF INDENTURE

         From time to time the Company and the Indenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interests of the holders of the Junior Subordinated Debentures or the Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures; provided, that, no such modification may, without the consent of the holder of each outstanding Subordinated Debenture, (i) change the Stated Maturity of the Junior Subordinated Debentures or extend the time of payment of interest thereon (except as described under "Description of Junior Subordinated Debentures--General" and "--Option to Extend Interest Payment Period"), or reduce the principal amount thereof or the rate of interest thereon, or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that so long as any of the Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Preferred Securities unless and until the principal of the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

DEBENTURE EVENTS OF DEFAULT

         The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to the Junior Subordinated Debentures:

         (i) failure for 30 days to pay any interest on the Junior Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

         (ii) failure to pay any principal on the Junior Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

         (iii) failure by the Company to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Indenture Trustee or to the Company and the Indenture Trustee by the holders of at least 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures; or

         (iv) certain events in bankruptcy, insolvency or reorganization of the Company, including the voluntary commencement of bankruptcy proceedings, entry of an order for relief against the Company in a bankruptcy proceeding, appointment of a custodian over substantially all of the Company's property, a general assignment for the benefit of creditors, or a court order for liquidation of the Company.

         The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee. Should the holders of the Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Preferred Securities shall have
such right.   In case a Debenture Event of Default shall occur and be
continuing, the Property Trustee will have the right to declare the principal of and the interest on such Junior Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Junior Subordinated Debentures.

         The Company is required to file annually with the Indenture Trustee a certificate as to whether the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

         If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder ("Direct Action"). If the right to bring a Direct Action is removed, MB Capital may become subject to the reporting obligations under the Exchange Act. The Company shall have the right under the Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.

         The holders of the Preferred Securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of Preferred Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) in case the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Junior Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

         The provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

         The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Indenture Trustee, in trust, funds for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

GOVERNING LAW

         The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Colorado.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

         The Indenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

COVENANTS OF THE COMPANY

         The Company will covenant in the Indenture, as to the Junior Subordinated Debentures, that if and so long as (i) MB Capital is the holder of all such Junior Subordinated Debentures, (ii) a Tax Event in respect of MB Capital has occurred and is continuing and (iii) the Company has elected, and has not revoked such election, to pay Additional Sums (as defined under "Description of the Preferred Securities -- Redemption") in respect of the Preferred Securities, the Company will pay to MB Capital such Additional Sums. The Company will also covenant, as to the Junior Subordinated Debentures, (i) to maintain directly or indirectly 100% ownership of the Common Securities of MB Capital to which Junior Subordinated Debentures have been issued, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities, (ii) not to voluntarily terminate, wind up or liquidate MB Capital, except upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies of the Federal Reserve, and except (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Preferred Securities in liquidation of MB Capital or (b) in connection with certain mergers, consolidations, or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause MB Capital to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

                              BOOK-ENTRY ISSUANCE

         The Depositary will act as securities depositary for all of the Preferred Securities and the Junior Subordinated Debentures. The Preferred Securities and the Junior Subordinated Debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global certificates will be issued for the Preferred Securities and the Junior Subordinated Debentures and will be deposited with the Depositary.

         The Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

         Purchases of Preferred Securities or Junior Subordinated Debentures within the Depositary system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities or Junior Subordinated Debentures on the Depositary's records. The ownership interest of each actual purchaser of each Preferred Security and each Junior Subordinated Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities or Junior Subordinated Debentures. Transfers of ownership interests in the Preferred Securities or Junior Subordinated Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities or Junior Subordinated Debentures, except in the event that use of the book-entry system for the or Junior Subordinated Debentures is discontinued.

         The Depositary has no knowledge of the actual Beneficial Owners of the Preferred Securities or Junior Subordinated Debentures; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities or Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. as the registered holder of the Preferred Securities or Junior Subordinated Debentures. If less than all of the Preferred Securities or the Junior Subordinated Debentures are being redeemed, the Depositary will determine by lot or pro rata the amount of the Preferred Securities of each Direct Participant to be redeemed.

         Although voting with respect to the Preferred Securities or the Junior Subordinated Debentures is limited to the holders of record of the Preferred Securities or the Junior Subordinated Debentures, in those instances in which a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Preferred Securities or Junior Subordinated Debentures. Under its usual procedures, the Depositary would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities or Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         Distribution payments on the Preferred Securities or the Junior Subordinated Debentures will be made by the relevant Trustee to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of the Depositary, the relevant Trustee, MB Capital or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to the Depositary is the responsibility of the relevant Trustee, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

         The Depositary may discontinue providing its services as securities depositary with respect to any of the Preferred Securities or the Junior Subordinated Debentures at any time by giving reasonable notice to the relevant Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive Preferred Securities or Subordinated Debenture certificates representing such Preferred Securities or Junior Subordinated Debentures are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Preferred Securities or aggregate principal amount of Junior Subordinated Debentures may determine to discontinue the system of book-entry transfers through the Depositary. In any such event, definitive certificates for such Preferred Securities or Junior Subordinated Debentures will be printed and delivered.

         The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that MB Capital and the Company believe to be accurate, but MB Capital and the Company assume no responsibility for the accuracy thereof. Neither MB Capital nor the Company has any responsibility for the performance by the Depositary or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                            DESCRIPTION OF GUARANTEE

         The Preferred Securities Guarantee Agreement (the "Guarantee") will be executed and delivered by the Company concurrently with the issuance of the Preferred Securities for the benefit of the holders of the Preferred Securities. Wilmington Trust Company will act as trustee under the Guarantee (the "Guarantee Trustee") for the purposes of compliance with the Trust Indenture Act, and the Guarantee will be qualified under the Trust Indenture Act. The following summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

         The Guarantee will be an irrevocable guarantee on a subordinated basis of all of MB Capital's obligations under the Preferred Securities, but will apply only to the extent that MB Capital has funds sufficient to make such payments, and is not a guarantee of collection.

         The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that MB Capital may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of MB Capital (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that MB Capital has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that MB Capital has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of MB Capital (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of MB Capital remaining available for distribution to holders of Preferred Securities. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing MB Capital to pay such amounts to such holders.

         If the Company does not make interest payments on the Junior Subordinated Debentures held by MB Capital, MB Capital will not be able to pay Distributions on the Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior and Subordinated Debt of the Company. See "Status of the Guarantee" below. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Company's obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder. Except as otherwise described herein, the Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior and Subordinated Debt whether under the Indenture, any other indenture that the Company may enter into in the future, or otherwise.

         The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed on a subordinated basis all of MB Capital's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee on a subordinated basis of all of MB Capital's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

         The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior and Subordinated Debt in the same manner as the Junior Subordinated Debentures.

         The Guarantee will constitute a guarantee of payment and not of collection. The guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantee will be held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by MB Capital or upon distribution to the holders of the Preferred Securities of the Junior Subordinated Debentures to the holders of the Preferred Securities. The Guarantee does not place a limitation on the amount of additional Senior and Subordinated Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior and Subordinated Debt.

AMENDMENTS AND ASSIGNMENT

         Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Preferred Securities. See "Description of the Preferred
Securities -- Voting Rights; Amendment of Trust Agreement."   All guarantees
and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

         An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

         Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against MB Capital, the Guarantee Trustee or any other person or entity.

         The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

         The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

         The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the amounts payable upon liquidation of MB Capital or upon distribution of Junior Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

GOVERNING LAW

         The Guarantee will be governed by and construed in accordance with the laws of the State of Colorado.

THE EXPENSE AGREEMENT

         Pursuant to the Agreement as to Expenses and Liabilities entered into by the Company under the Trust Agreement (the "Expense Agreement"), the Company will irrevocably and unconditionally guarantee to each person or entity to whom MB Capital becomes indebted or liable, the full payment of any costs, expenses or liabilities of MB Capital, other than obligations of MB Capital to pay to the holders of the Preferred Securities or other similar interests in MB Capital of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be.

            RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
                   SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

         Payments of Distributions and other amounts due on the Preferred Securities (to the extent MB Capital has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the
extent set forth under "Description of Guarantee."   Taken together, the
Company's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee on a subordinated basis of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of those documents that has the effect of providing a full, irrevocable and unconditional guarantee on a subordinated basis of MB Capital's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, MB Capital will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when MB Capital does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of the Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior and Subordinated Debt.

SUFFICIENCY OF PAYMENTS

         As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because: (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate Liquidation Amount of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of MB Capital except MB Capital's obligations to holders of Preferred Securities; and (iv) the Trust Agreement further provides that MB Capital will not engage in any activity that is not consistent with the limited purposes of MB Capital.

         Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF THE PREFERRED SECURITIES UNDER THE GUARANTEE

         A holder of any the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, MB Capital or any other person or entity,

         A default or event of default under any Senior and Subordinated Debt would not constitute an Event of Default. However, in the event of payment defaults under, or acceleration of, Senior and Subordinated Debt, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior and Subordinated Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Junior Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF MB CAPITAL

         The Preferred Securities evidence a beneficial interest in MB Capital, and MB Capital exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in the Junior Subordinated Debentures. A principal difference between the rights of a holder of the Preferred Securities and a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of the Preferred Securities is entitled to receive Distributions from MB Capital (or from the Company under the Guarantee) if and to the extent MB Capital has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

         Upon any voluntary or involuntary termination, winding-up or liquidation of MB Capital involving the liquidation of the Junior Subordinated Debentures, the holders of Preferred Securities will be entitled to receive, out of assets held by MB Capital, the Liquidation Distribution in cash. See "Description of the Preferred Securities--Liquidation Distribution Upon
Termination."   Upon any voluntary or involuntary liquidation or
bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior and Subordinated Debt as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of MB Capital (other than MB Capital's obligations to the holders of its Preferred Securities), the positions of a holder of the Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         In the opinion of Jones & Keller, P.C., counsel to the Company ("Counsel"), the following summary accurately describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by United States Persons (defined below) who purchase the Preferred Securities upon original issuance at the first price at which a substantial amount of Preferred Securities were sold. As used herein, a "United States Person" means a person that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust the income of which is subject to United States federal income taxation regardless of its source; provided, however, that for taxable years beginning after December 31, 1996 (or, if a trustee so elects, for taxable years ending after August 20, 1996), a "United States Person" shall include any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The tax treatment of holders may vary depending on their particular situation. This summary does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, foreign investors, persons that will hold the Preferred Securities as part of a position in a "straddle" or as part of a "hedging" or other integrated transaction, persons whose functional currency is not the United States dollar or persons that do not hold the Preferred Securities as capital assets. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Any such change could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting an owner of Preferred Securities.

         The following discussion does not discuss the tax consequences that might be relevant to persons that are not United States Persons ("non-United States Persons"). Non-United States Persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities.

         The authorities on which this summary is based are subject to various interpretations and the opinions of Counsel are not binding on the Internal Revenue Service ("Service") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the Service with respect to the transactions described herein. Accordingly, there can be no assurance that the Service will not challenge the opinions expressed herein or that a court would not sustain such a challenge. It is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of Preferred Securities may differ from the treatment described below.

         HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER

TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE PREFERRED SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS, SEE "DESCRIPTION OF PREFERRED SECURITIES -- REDEMPTION."

CLASSIFICATION OF MB CAPITAL

         In connection with the issuance of the Preferred Securities, Counsel is of the opinion that, under current law and assuming compliance with the terms of the Trust Agreement, and based on certain facts and assumptions contained in such opinion, MB Capital will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of the Preferred Securities (a "Securityholder") will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Accordingly, each Securityholder will be required to include in its gross income its pro rata share of the interest income or OID that is paid or accrued on the Junior Subordinated Debentures.
See "--Interest Income and Original Issue Discount."   No amount included in
income with respect to the Preferred Securities will be eligible for the dividends received deduction.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

         The Company intends to take the position, based on the advice of Jones & Keller, P.C., that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Preferred Security, each holder covenants to treat the Junior Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company. See "Risk Factors--Possible Tax Law Changes Affecting Preferred Securities."

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

         Except as set forth below, stated interest on the Junior Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with such Securityholder's regular method of tax accounting.

         The Company believes that, under the applicable Treasury regulations, the Junior Subordinated Debentures will not be considered to have been issued with OID within the meaning of Section 1273(a) of the Code. This is because under recently adopted amendments to the Treasury regulations a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. The Company believes that the likelihood of exercising its option to defer payments of interest is "remote." If the Company's option to defer payments of interest on the Junior Subordinated Debentures were not treated as remote, the Junior Subordinated Debentures would be considered issued with OID at original issuance which would, in general, accrue over the term of the Junior Subordinated Debentures described below.

         If the Company exercises its right to defer payments of interest on the Junior Subordinated Debentures, the Junior Subordinated Debentures will become OID instruments, and the amount of OID would be equal to the aggregate of all future payments of interest on the Junior Subordinated Debentures. In such event, all Securityholders would be required to accrue the OID on the Junior Subordinated Debentures on a daily basis during the Extension Period, even though the Company would not pay such interest until the end of the Extension Period, and even though some Securityholders may use the cash method of tax accounting. Moreover, thereafter the Junior Subordinated Debentures would be taxed as OID instruments for as long as they remained outstanding. Thus, even after the end of the Extension Period, all Securityholders would be required to continue to include the OID on the Junior Subordinated Debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, a Securityholder would accrue an amount of interest income each year that approximates the stated interest payments called for under the Junior Subordinated Debentures, and actual cash payments of interest on the Junior Subordinated Debentures would not be reported separately as taxable income.

         The Treasury regulations described above have not yet been addressed in any rulings or other definitive interpretations by the Service, and it is possible that the Service could take a contrary position. If the Service were to assert successfully that the stated interest on the Junior Subordinated Debentures was OID regardless of whether the Company exercises its right to defer payments of interest on such debentures, all Securityholders would be required to include such stated interest in income on a daily economic accrual basis as described above.

         The Company does not anticipate that Additional Sums (as defined in the Indenture) will be paid. However, if Additional Sums are paid, they will be taxable to the Securityholder as ordinary income (generally as interest income).

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF PREFERRED
SECURITIES

         Under current law, a distribution by MB Capital of the Junior Subordinated Debentures as described under the caption "Description of Preferred Securities -- Liquidation and Distribution Upon Termination" will be non-taxable and will result in the Securityholder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through MB Capital, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Preferred Securities before such distribution. If, however, the liquidation of MB Capital were to occur because MB Capital is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures as a result of a Tax Event or otherwise, the distribution of Junior Subordinated Debentures to Securityholders by MB Capital would be a taxable event to MB Capital and each Securityholder, and a Securityholder would recognize gain or loss as if the Securityholder had sold or exchanged its Preferred Securities for the Junior Subordinated Debentures it received upon the liquidation of MB Capital. See "--Sales or Redemption of
Preferred Securities."   A Securityholder would recognize interest income in
respect of Junior Subordinated Debentures received from MB Capital in the manner described above under "-- Interest Income and Original Issue Discount."

SALES OR REDEMPTION OF PREFERRED SECURITIES

         Gain or loss will be recognized by a Securityholder on a sale of Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose, will exclude amounts attributable to accrued interest or OID not previously included in income) and the Securityholder's adjusted tax basis in the Preferred Securities sold or so redeemed. A Securityholder's adjusted tax basis will be its initial purchase price increased by any accrued OID previously included in such Securityholder's gross income to the date of disposition and decreased by payments (other than stated interest on the Junior Subordinated Debentures that does not constitute OID) received on the Preferred Securities. Any gain or loss on the sale, exchange or retirement of the Preferred Securities generally will be treated as capital gain or loss. Under recently enacted legislation, an individual U.S. holder generally will be subject to tax on the net amount of his or her capital gain realized on the sale, exchange or retirement of the Preferred Securities at a maximum rate of (i) 28% for Preferred Securities held for more than one year but not more than 18 months, (ii) 20% for Preferred Securities held for more than 18 months, and (iii) provided that the holding period for such Preferred Securities begins after December 31, 2001, 18% for Preferred Securities held for more than five years. Special rules (and generally lower maximum rates) apply for individuals whose taxable income is below certain levels.

         Should the Company exercise its option to defer any payment of interest on the Junior Subordinated Debentures, the Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. In the event of such a deferral, a Securityholder that disposes of its Preferred Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from MB Capital for the period prior to such disposition) will nevertheless be required to include in income as ordinary income accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition and to add such amount to its adjusted tax basis in its Preferred Securities disposed of. Such United States Person will recognize a capital loss on the disposition of its Preferred Securities to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the United States Person's adjusted tax basis in the Preferred Securities (which will include accrued but unpaid interest that has been taken into account in income). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

         The amount of interest paid or OID accrued, if any, on the Junior Subordinated Debentures, beneficial ownership of which is reflected in the Preferred Securities held of record by United States Persons (other than corporations and other exempt Securityholders), will be reported to the Service. Generally, income on the Preferred Securities will be reported to Securityholders on Form 1099, which form should be mailed to Securityholders by January 31 following each calendar year. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the Service. Payment of the proceeds from the disposition of Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the Securityholder or beneficial owner establishes an exemption from information reporting and backup withholding.

POSSIBLE TAX LAW CHANGES AFFECTING PREFERRED SECURITIES

         There can be no assurance that future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Junior Subordinated Debentures. Such a change could give rise to a Tax Event, which may permit the Company to cause a redemption of the Trust Preferred Securities. See "Risk Factors--Possible Tax Law Changes Affecting Preferred Securities," "Description of the Preferred Securities--Redemption" and "Description of Junior Subordinated Debentures--Redemption."

                              ERISA CONSIDERATIONS

         Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans"), generally may purchase Preferred Securities subject to the investing fiduciary's determination that the investment in Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

         In any case, the Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain Plans (generally, those Plans maintained or sponsored by, or contributed to by, any such persons with respect to which the Company or an affiliate is a fiduciary or Plans for which the Company or an affiliate provide services). The acquisition and ownership of Preferred Securities by a Plan (or by an individual retirement arrangement or other Plans described in Section 4975(e)(1) of the Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

         As a result, Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire Preferred Securities unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any other Plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Preferred Securities should consult with their own counsel.

                                  UNDERWRITING

         Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") among the Company and the Underwriters listed on the table below (referred to individually as an "Underwriter" and collectively as "Underwriters") for whom Howe Barnes Investments, Inc. is acting as representative (the "Representative"), the Underwriters have severally agreed to purchase from MB Capital an aggregate of 1,200,000 Preferred Securities in the amounts set forth below opposite their respective names.

                 Underwriters                                       Number of Preferred Securities
                 ------------                                       ------------------------------
                 Howe Barnes Investments, Inc.  . . . . . . . . .




                          Total . . . . . . . . . . . . . . . . .           1,200,000
                                                                            =========

         The Underwriting Agreement provides that the Underwriters' obligations are subject to conditions precedent and that the Underwriters are committed to purchase all of the Preferred Securities offered hereby if the Underwriters purchase any Preferred Securities.

         The Underwriters have advised the Company and MB Capital that they propose to offer the Preferred Securities to the public at the Price to Public set forth on the cover page of this Prospectus and to selected dealers at such
price less a concession not in excess of  $       per Preferred Security.  The
Underwriters may allow and such dealers may reallow a concession not in excess
of $       per Preferred Security to certain other dealers.  After the offering, the Price to Public, concessions and other selling terms may be changed by the Underwriters.

         In view of the fact that all of the proceeds from the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures, the Underwriting Agreement provides that the Company will pay the Underwriters as compensation for arranging the investment therein of such
proceeds, $       per Preferred Security.

         Each of the Company and MB Capital has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

         The Underwriters may engage in stabilizing transactions in accordance with Regulation M under the Exchange Act, as well as passive market making relating to the Preferred Securities. Stabilizing transactions permit bids and purchases of the Preferred Securities so long as the stabilizing bids do not exceed a specified maximum. Such stabilizing transactions may cause the price of the Preferred Securities to be higher than it would otherwise be in the absence of such transactions. Such stabilizing transactions, if commenced, may be discontinued at any time.

         The Underwriters have advised MB Capital that they do not intend to confirm any sales of Preferred Securities to any discretionary accounts. In connection with the offer and sale of the Preferred Securities, the Underwriters will comply with Rule 2810 under the NASD Conduct Rules.

                                 LEGAL MATTERS

         Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of MB Capital will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and MB Capital. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Company by Jones & Keller, P.C., Denver, Colorado, counsel to the Company. Certain other legal matters regarding regulatory issues affecting the Company will be passed upon for the Company by Slivka Robinson Waters & O'Dorsio, P.C., Denver, Colorado. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Chapman and Cutler, Chicago, Illinois. Jones & Keller, P.C. and Chapman and Cutler will rely on the opinions of Richards, Layton & Finger as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Jones & Keller, P.C.

                                    EXPERTS

         The Consolidated Financial Statements of the Company as of December 31, 1996 and for each of the years in the two-year period ended December 31, 1996 have been included and incorporated herein by reference in reliance upon the report of Fortner, Bayens, Levkulich & Co., P.C., independent certified public accountants, appearing elsewhere and incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                     Page
                                                                                     ----
Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . . .          F-2

Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . .          F-3

Consolidated Statements of Income . . . . . . . . . . . . . . . . . . . . .          F-4

Consolidated Statements of Shareholders' Equity . . . . . . . . . . . . . .          F-5

Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . . .          F-6

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . .          F-8

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
MegaBank Financial Corporation
Englewood, Colorado

         We have audited the consolidated balance sheet of MegaBank Financial Corporation and Subsidiaries as of December 31, 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MegaBank Financial Corporation and Subsidiaries at December 31, 1996 and the consolidated results of their operations and consolidated cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.





Denver, Colorado
January 24, 1997

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                         September 30, 1997 (Unaudited)
                             and December 31, 1996
                             (Amounts in thousands)

                                                                 September 30,  December 31,
                                                                     1997          1996
                                                                 -------------  ------------
                                                                   (Unaudited)
               ASSETS
Cash and due from banks                                            $  14,434    $   9,130
Interest-bearing deposits                                              1,542           --
Investment securities available for sale                              12,100       11,137
Federal funds sold                                                    11,260          785

Loans                                                                115,719       94,973
Less allowance for loan losses                                        (1,567)      (1,150)
                                                                   ---------    ---------
                                                                     114,152       93,823

Bank premises, leasehold improvements and equipment, net               3,889        2,630
Accrued interest receivable                                              895          681
Deferred tax asset                                                       153          300
Other                                                                    425          443
                                                                   ---------    ---------

                                                                   $ 158,850    $ 118,929
                                                                   =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
  Deposits
    Demand, non-interest bearing                                   $  47,149    $  36,095
    Demand, interest bearing                                          52,773       44,191
    Savings                                                            5,387        4,591
    Time, $100,000 and over                                           10,759        8,680
    Other time                                                        27,198       11,104
                                                                   ---------    ---------
                                                                     143,266      104,661

  Federal Home Loan Bank borrowings                                    1,788        2,272
  Income taxes payable                                                    --          109
  Accrued interest payable                                               152          106
  Note payable                                                         2,000        2,628
  Other                                                                  682          326
                                                                   ---------    ---------
          Total liabilities                                          147,888      110,102

Commitments (notes H, I, and L)

Shareholders' equity
  Common stock; no par value, 500,000 shares
    authorized, 213,578 shares issued and outstanding                  1,961        1,961
  Retained earnings                                                    8,775        6,744
  Unrealized gain on securities available for sale, net of taxes         226          122
                                                                   ---------    ---------
                                                                      10,962        8,827
                                                                   ---------    ---------

                                                                   $ 158,850    $ 118,929
                                                                   =========    =========



        The accompanying notes are an integral part of these statements.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

           Nine months ended September 30, 1997 and 1996 (Unaudited)
                   and years ended December 31, 1996 and 1995
                 (Amounts in thousands, except per share data)

                                            Nine months ended           Years ended
                                              September 30,             December 31,
                                          ---------------------   ----------------------
                                             1997       1996        1996         1995
                                          ---------   ---------   ---------    ---------
                                               (Unaudited)
Interest income
  Loans, including fees                   $   9,982   $   7,491   $  10,410    $   7,639
  Taxable investment securities                 209         382         487          484
  Nontaxable investment securities              413         143         247           --
  Funds sold                                    447         158         180          168
  Other interest                                 34          32          35          136
                                          ---------   ---------   ---------    ---------
     Total interest income                   11,085       8,206      11,359        8,427

Interest expense
  Deposits                                    3,358       2,001       2,794        1,851
  Borrowed funds                                126          44          97           23
  Notes payable                                 135         192         240          280
                                          ---------   ---------   ---------    ---------
          Total interest expense              3,619       2,237       3,131        2,154
                                          ---------   ---------   ---------    ---------
          Net interest income                 7,466       5,969       8,228        6,273

Provision for loan losses                       360         262         457          280
                                          ---------   ---------   ---------    ---------

Net interest income after provision for
  loan losses                                 7,106       5,707       7,771        5,993

Other income
  Service charges on deposit accounts           253         228         325          241
  Payroll services                               --         233         233          265
  Other income                                  287         319         403          301
                                          ---------   ---------   ---------    ---------
     Total other income                         540         780         961          807

Other expenses
  Salaries and employee benefits              2,216       1,635       2,261        1,708
  Occupancy expenses of premises                539         485         642          568
  Furniture and equipment expense               221         195         298          206
  Payroll services                               --         370         384          461
  Other expenses                              1,608       1,001       1,374        1,193
                                          ---------   ---------   ---------    ---------
     Total other expenses                     4,584       3,686       4,959        4,136
                                          ---------   ---------   ---------    ---------

     Income before income taxes               3,062       2,801       3,773        2,664

Income tax expense (benefit)
  Current                                     1,025       1,061       1,431        1,019
  Deferred                                        6           2         (78)          (2)
                                          ---------   ---------   ---------    ---------
                                              1,031       1,063       1,353        1,017
                                          ---------   ---------   ---------    ---------

NET INCOME                                $   2,031   $   1,738   $   2,420    $   1,647
                                          =========   =========   =========    =========

Income per share
  Net income per share                    $    9.51   $    8.14   $   11.33    $    7.71
                                          =========   =========   =========    =========
  Common shares outstanding                 213,578     213,578     213,578      213,578
                                          =========   =========   =========    =========



        The accompanying notes are an integral part of these statements.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

            For the nine months ended September 30, 1997 (Unaudited)
                 and the years ended December 31, 1996 and 1995
                             (Amounts in thousands)

                                                                Unrealized
                                                               gain (loss) on
                                                                securities
                                                                 available
                                           Common    Retained    for sale,
                                           stock     earnings   net of taxes    Total
                                          -------    --------   ------------   -------
Balance at January 1, 1995                $ 1,961     $ 2,677     $   (21)     $ 4,617

Net income for the year                        --       1,647          --        1,647

Net change in unrealized gains/
  (losses)                                     --          --         129          129
                                          -------     -------     -------      -------

Balance at December 31, 1995                1,961       4,324         108        6,393

Net income for the year                        --       2,420          --        2,420

Net change in unrealized gains/
  (losses)                                     --          --          14           14
                                          -------     -------     -------      -------

Balance at December 31, 1996                1,961       6,744         122        8,827

Net income for the period (unaudited)          --       2,031          --        2,031

Net changes in unrealized gains/
  (losses) (unaudited)                         --          --         104          104
                                          -------     -------     -------      -------

Balance at September 30, 1997
  (unaudited)                             $ 1,961     $ 8,775     $   226      $10,962
                                          =======     =======     =======      =======



        The accompanying notes are an integral part of these statements.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

          Nine months ended September 30, 1997 and 1996 (unaudited)
                  and years ended December 31, 1996 and 1995
                             (Amounts in thousands)

                                                             Nine months ended               Years ended
                                                                September 30,                December 31,
                                                           ----------------------      ----------------------
                                                             1997          1996          1996          1995
                                                           --------      --------      --------      --------
                                                                (Unaudited)
Cash flows from operating activities
  Net income                                               $  2,031      $  1,738      $  2,420      $  1,647
  Adjustments to reconcile net income to net cash
    provided by operating activities
      Provision for loan losses                                 360           262           457           280
      Depreciation and amortization                             203           162           238           185
      Accretion of investment discount, net of premium          (21)          (15)          (20)          (19)
      Stock dividend                                            (16)          (10)          (15)           --
      Deferred income taxes                                       6             2           (78)           (2)
  Changes in deferrals and accruals
    Interest receivable                                        (214)          (60)          (76)         (208)
    Interest payable                                             46           (15)           (1)           93
    Income taxes payable                                       (109)          (90)           20           197
    Other, net                                                  374           467           217            13
                                                           --------      --------      --------      --------

          Net cash provided by operating activities           2,660         2,441         3,162         2,186

Cash flows from investing activities
  Net (increase) decrease in federal funds sold             (10,475)        9,425        11,985       (12,770)
  Net increase in interest-bearing deposits                  (1,542)           --            --            --
  Purchase of investment securities available for sale       (3,531)       (4,847)       (6,676)       (2,799)
  Proceeds from maturities of investment securities
    available for sale                                        2,850           350         2,550         2,800
  Proceeds from maturities of investment securities
    held to maturity                                             --           550           550           100
  Net increase in loans                                     (20,689)      (17,901)      (26,195)      (22,249)
  Expenditures for bank premises and equipment               (1,462)         (177)       (1,623)         (804)
                                                           --------      --------      --------      --------

          Net cash used in investing activities             (34,849)      (12,600)      (19,409)      (35,722)


                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

          Nine months ended September 30, 1997 and 1996 (unaudited)
                   and years ended December 31, 1996 and 1995
                             (Amounts in thousands)

                                                             Nine months ended               Years ended
                                                                September 30,                December 31,
                                                           ----------------------      ----------------------
                                                             1997          1996          1996          1995
                                                           --------      --------      --------      --------
                                                                (Unaudited)
 Cash flows from financing activities
  Net increase in deposits                                 $ 38,605      $ 11,061      $ 14,469      $ 36,349
  Advances from Federal Home Loan Bank                         (484)        1,323         2,272            --
  Proceeds from notes payable                                    --            --            --         3,000
  Payments on notes payable                                    (628)         (863)         (735)         (788)
  Net decrease in federal funds purchased                        --            --            --        (1,000)
                                                           --------      --------      --------      --------

          Net cash provided by financing activities          37,493        11,521        16,006        37,561
                                                           --------      --------      --------      --------

Net increase (decrease) in cash and due from banks            5,304         1,362          (241)        4,025

Cash and due from banks at beginning of period                9,130         9,371         9,371         5,346
                                                           --------      --------      --------      --------

Cash and due from banks at end of period                   $ 14,434      $ 10,733      $  9,130      $  9,371
                                                           ========      ========      ========      ========

Supplemental disclosures of cash flow information
  Cash paid during the year for:
    Interest expense                                       $  3,573      $  2,252      $  3,077      $  2,112
    Income taxes                                              1,168         1,160         1,433           822

  Noncash transaction
    Note receivable exchanged for extinguishment
      of note payable                                      $     --      $  1,700      $  1,700      $     --




        The accompanying notes are an integral part of these statements.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE A - SUMMARY OF ACCOUNTING POLICIES

NATURE OF OPERATIONS

         MegaBank Financial Corporation (the Company) was incorporated for the purposes of owning shares of and acting as parent holding company for MegaBank of Arapahoe (the Bank). The Bank provides a full range of banking services to individual and corporate customers principally in the Denver metropolitan area. A majority of the Bank's loans are related to real estate (principally residential construction) and commercial activities. The Bank is subject to competition from other financial institutions for loans and deposit accounts. The Bank is also subject to regulation by certain governmental agencies and undergoes periodic examinations by those regulatory agencies.

BASIS OF FINANCIAL STATEMENT PRESENTATION

         The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

         Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers' operations and the liquidation of loan collateral.

         Management believes that the allowance for loan losses is adequate. While management uses available information to recognize loan losses, changes in economic conditions may necessitate revisions in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of its respective subsidiaries. All material intercompany transactions have been eliminated.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

         The unaudited interim financial statements have been prepared in conformity with generally accepted accounting principles and include all adjustments which are, in the opinion of management, normal and recurring in nature and necessary to a fair presentation of the interim periods presented. Results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year.

INVESTMENT SECURITIES

         Management determines the classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

         Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of retained earnings in shareholders' equity.

         The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion is included as an adjustment to interest income from investments. Realized gains and losses and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

LOANS

         Loans are reported at the principal amount outstanding, net of loan fees and the allowance for credit losses. Interest on loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

         Loan fees which represent an adjustment to interest yield are deferred and amortized over the estimated life of the loan. Most of the loans originated by the Company are short-term.

         Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to interest or principal. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgement of management, the loans are estimated to be fully collectible as to both principal and interest.

         Renegotiated loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely or, with respect to consumer installment loans, according to an established delinquency schedule. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, leases and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans, leases and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, leases and commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay.

         Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

LEASEHOLD IMPROVEMENTS AND EQUIPMENT

         Leasehold improvements and equipment are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on the straight-line method.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

         Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

STATEMENT OF CASH FLOWS

         For purposes of the Statement of Cash Flows, the Company has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks".

PER SHARE COMPUTATIONS

         Net income per share is based on the weighted average number of common shares outstanding during each year.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE B - INVESTMENT SECURITIES

         At December 31, 1996, the Company had securities with the following amortized cost and estimated fair market values (in thousands):

                                                                   Gross          Gross         Estimated
                                                   Amortized     Unrealized     Unrealized       Market
                                                     Cost          Gains          Losses          Value
                                                   ---------     ----------     ----------      ---------
  Securities available for sale
    U.S. Treasury securities                       $ 4,341         $ 49           $   -          $ 4,390
    State and political securities                   6,180           25              (2)           6,203
    Federal Home Loan Bank stock                       313           -                -              313
    Equity securities                                  154           77               -              231
                                                   -------         ----           -----          -------

                                                   $10,988         $151           $  (2)         $11,137
                                                   =======         ====           =====          =======

         The amortized cost and estimated market value of debt securities at December 31, 1996 by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                                 Amortized          Market
                                                                                    Cost             Value
                                                                                 ---------          -------
      Due in one year or less                                                     $ 3,092           $ 3,113
      Due after one year through five years                                         1,249             1,277
      Due after five years through ten years                                          775               777
      Due after ten years                                                           5,405             5,426
                                                                                  -------           -------

                                                                                  $10,521           $10,593
                                                                                  =======           =======

         Securities included in the accompanying balance sheet at December 31, 1996 with an amortized cost of $5,748,882 are pledged as collateral for public deposits and for other purposes as required or permitted by law.

         There were no sales of investment securities in 1996 or 1995.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE C - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

   The components of the loan portfolio are summarized as follows (in thousands):

                                                                         September 30,     December 31,
                                                                             1997             1996
                                                                         -----------         ---------
                                                                         (Unaudited)
   Construction                                                            $  85,287         $47,306
   Commercial                                                                 27,024          44,356
   Installment                                                                 4,030           3,988
   Mortgage                                                                       66              67
   Other                                                                         166             115
                                                                           ---------         -------
                                                                             116,573          95,832

   Less unearned loan fees                                                      (854)           (859)
                                                                           ---------         -------

                                                                           $ 115,719         $94,973
                                                                           =========         =======

   Transactions in the allowance for possible loan losses are as follows (in thousands):


                                                            Nine months ended      Years ended December 31,
                                                              September 30,      ----------------------------
                                                                1997               1996                 1995
                                                              ------------       --------               -----
                                                              (Unaudited)
   Balance at beginning of period                             $1,150              $  759                 $546
   Provision for loan losses                                     360                 457                  280
   Recoveries                                                     62                  13                    9
   Loans charged off                                              (5)                (79)                 (76)
                                                              ------              ------                 ----

   Balance at end of period                                   $1,567              $1,150                 $759
                                                              ======              ======                 ====

   The outstanding principal balance of accruing loans having payments delinquent more than ninety days at December 31, 1996 and 1995 amounted to $-0- and $1,025, respectively.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE C - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONTINUED)

         Loans on which the accrual of interest has been discontinued or reduced amounted to $3,592 and $75,000 at December 31, 1996 and 1995, respectively.

         Unaudited data as of September 30, 1997, follows:

       Outstanding principal balance of accruing loans having
         payments delinquent more than 90 days                                              $66,399
       Loans on which the accrual of interest has been discontinued                       1,611,282

         Substantially all of the balance of nonaccrual loans as of September 30, 1997, relates to one borrower.

         The Company had no impaired loans during 1996 and 1995 as recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118.

         No loans were transferred to foreclosed real estate in 1996 and 1995.

         The Company is not committed to lend funds to debtors whose loans have been modified.

NOTE D - BANK PREMISES, LEASEHOLD IMPROVEMENTS AND EQUIPMENT

         At December 31, 1996 leasehold improvements and equipment, less accumulated depreciation and amortization, consisted of the following (in thousands):

                                                                             Accumulated
                                                                            depreciation
                                                                               and                     Net
                                                             Cost           amortization             amount
                                                            ------          ------------             ------
  Buildings and improvements                                $  766              $ 24                 $  742
  Leasehold improvements                                       126                80                     46
  Equipment                                                  1,672               843                    829
  Land                                                       1,013               -                    1,013
                                                            ------              ----                 ------

                                                            $3,577              $947                 $2,630
                                                            ======              ====                 ======

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE E - DEPOSITS

         At December 31, 1996, the scheduled maturities of certificates of deposit are as follows (in thousands):

                          1997                                                $18,300
                          1998                                                  1,303
                          1999                                                     50
                          2000                                                     36
                          2001                                                     22
                          Thereafter                                               73
                                                                              -------

                                                                              $19,784
                                                                              =======

NOTE F - FEDERAL HOME LOAN BANK BORROWINGS

         As of December 31, 1996, the Bank had $2,275,275 in Federal Home Loan Bank borrowings. The advances outstanding at December 31, 1996 are as follows (in thousands):

                                                                                 Interest
                                               Amount                              Rate
                                               ------                           ----------
                                               $  439                              6.81%
                                                  506                              6.90
                                                  176                              6.72
                                                  102                              6.87
                                                  100                              6.76
                                                  100                              6.58
                                                  365                              5.89
                                                  237                              6.07
                                                  247                              6.37
                                               ------

                                               $2,272
                                               ======

         The Bank has a blanket pledge agreement with the FHLB of Topeka collateralizing the above advances.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE F - FEDERAL HOME LOAN BANK BORROWINGS (CONTINUED)

         Maturities of the aforementioned borrowings are as follows:

                                                 1997                               $  365
                                                 1998                                  176
                                                 1999                                1,734
                                                                                    ------

                                                                                    $2,275
                                                                                    ======

NOTE G - NOTE PAYABLE

         At December 31, 1996, the Company has a note payable to First Interstate Bank of Denver, N.A. for $2,500,000 which will require one annual principal payment of $500,000 due August 15, 1997, with interest calculated at the lending bank's prime rate; ten consecutive quarterly interest payments, beginning November 15, 1996, with interest calculated at the prime rate; and one principal payment of $2,000,000, plus accrued interest on August 15, 1998. This note is guaranteed by certain major shareholders of the Company. The loan also calls for the Bank to maintain the following minimum financial ratios:

                 o Return on assets before taxes equal to, or greater than two percent (2%);
                 o Loan loss reserve of at least one percent (1%) of total loans, but not less than 100% of subsidiary's total non-performing loans plus other real estate owned (OREO);
                 o Non-performing loans plus OREO divided by total assets shall be less than two percent (2%);
                 o The Bank's risk-based capital ratios, as defined in Regulation H of the Federal Reserve Board 12 C.F.R.
                          Section 208, et seq., shall not fall below the following minimums:

                                  Tier 1 capital ratio              six percent (6%)
                                  Total risk-based capital ratio    ten percent (10%)
                                  Leveraged ratio                   five percent (5%)

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE G - NOTE PAYABLE (CONTINUED)

         As of December 31, 1996, minimum estimated annual principal payments are as follows:

                                  1997                                        $    500,000
                                  1998                                           2,000,000

         The balance of the note payable as of September 30, 1997, was $2,000,000 (unaudited).

NOTE H - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit.

         Those instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE H - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
              (CONTINUED)

         The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                           September 30,
                                                                               1997             December 31,
                                                                            (Unaudited)            1996
                                                                           -------------        -----------
                                                                                    (In thousands)
   Financial instruments whose contract amounts
        represent credit risk
         Commitments to extend credit                                         $45,053             $47,573
         Stand-by letters of credit                                             4,864               7,022

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon or be participated to other financial institutions, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis.

         The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

         Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE I - LEASE COMMITMENTS

         Future minimum rental and lease payments under noncancellable operating leases for premises, expiring at various dates through 2006 are as follows (in thousands):

                    Year ending
                   December 31,
                   ------------
                       1997                                                         $  438
                       1998                                                            416
                       1999                                                            366
                       2000                                                            364
                       2001                                                            352
                 Thereafter                                                          1,473
                                                                                    ------

                                                                                    $3,409
                                                                                    ======

         Total lease expense for all operating leases was $382,000 and $351,000 for the years ended December 31, 1996 and 1995, respectively.

NOTE J - INCOME TAXES

         Deferred tax assets and liabilities are recorded based on the differences between financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Temporary differences result from differences in the allowance for loan losses, loan fees, and depreciation on equipment.

         Timing differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in a deferred tax asset as of December 31, 1996 as follows (in thousands):



    Deferred tax assets
       Provision for loan losses                                                  $322
       Recognition of loan fees                                                     63
                                                                                  ----

             Total deferred tax assets                                             385

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE J - INCOME TAXES (CONTINUED)

   Deferred tax liabilities
       Depreciation                                                            $  (52)
       Market value adjustment                                                    (27)
       Federal Home Loan Bank stock dividend                                       (6)
                                                                               ------

             Total deferred tax liabilities                                       (85)
                                                                               ------

             Net deferred tax asset                                            $  300
                                                                               ======

         The effective income tax rate varies from the statutory federal rate because of several factors, the most significant being nontaxable interest income earned on obligations of state and municipalities.
         The following table reconciles the Company's effective tax rate to the statutory federal rate.

                                                                 1996                           1995
                                                       -----------------------        ---------------------
                                                         Amount        Percent          Amount      Percent
                                                       ----------      -------        ----------    -------
                                                     (in thousands)                 (in thousands)
   Tax expense at statutory rate                         $1,283         34.0%          $   906        34.0%
   Increase (decrease) in taxes due to:
      Tax exempt municipal interest                         (84)        (2.0)                           --
      State tax                                             112          3.3               100         3.3
      Other                                                  42           .7                11          .7
                                                         ------        -----           -------       -----

          Total provision for income taxes               $1,353         36.0%          $ 1,017        38.0%
                                                         ======        =====           =======       =====

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE K - RELATED PARTIES

         The Bank has entered into certain loan participations with First State Bank of Hotchkiss, a financial institution related through common ownership. Approximate loan principal balances outstanding under these participations are summarized as follows (in thousands):

                                                                                           December 31,
                                                                        September 30,   -------------------
                                                                           1997           1996      1995
                                                                        -----------     ---------  --------
                                                                        (Unaudited)
              Participations sold                                         $10,401        $10,916    $8,031
              Participations purchased                                      1,755            250     1,100

         The Bank has also sold loan participations to other related parties (shareholders, directors, family members, businesses related through common ownership). At December 31, 1996 and 1995, the participations sold to related parties were approximately $ 7,882,388 and $500,000, respectively. As of September 30, 1997, participations sold to related parties were approximately $1,900,000 (unaudited).

         The following is an analysis of loans that were made to shareholders, directors and executive officers of the Company, and to corporations and others associated with those individuals (in thousands):

                          Balance at January 1, 1996                               $  297
                          New loans                                                 2,137
                          Repayments                                               (1,372)
                                                                                   ------

                          Balance at December 31, 1996                             $ 1,062
                                                                                   =======

         As of September 30, 1997, these amounted to approximately $2,524,000 (unaudited).

         In September 1993 the Bank entered into an agreement with First State Bank of Hotchkiss (FSBH), a bank related through common ownership, to purchase their branching rights. The Bank agreed to pay FSBH the sum of $100,000 payable in monthly installments of $2,500 for forty months. Payments commenced January 15, 1995, and are due on the 15th of each month thereafter. The Bank capitalized these costs and the unamortized cost of $5,000 is included in other assets.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE L - EMPLOYEE BENEFITS

         The Company has an IRA contribution plan available for all personnel who have been employed at least six months. If an employee contributes 2 1/2% of his or her salary to an IRA the Company will provide a contribution of up to two times the employee's contribution to an aggregate total of both contributions of $2,000. Contributions in 1996 and 1995 were $28,956 and $23,016, respectively.

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments. The Company operates as a going concern and except for its investment portfolio, no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

CASH AND CASH EQUIVALENTS

         For these short-term instruments, the carrying amount approximates fair value.

INVESTMENTS

         For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying amount of accrued interest receivable approximates its fair value.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

LOANS

         The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans, the carrying amount is a reasonable estimate of fair value. For loans where collection of principal is in doubt, an allowance for losses has been estimated. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

DEPOSITS

         The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date (i.e. their carrying amount). The fair value of fixed maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

SHORT-TERM BORROWINGS

         For short-term borrowings, the carrying amount is a reasonable estimate of fair value.

LONG-TERM BORROWINGS

         The fair value of long-term borrowings is estimated by discounting the future cash flows using the current rate at which a similar loan could be financed.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND LINES OF CREDIT

         The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparts. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparts at the reporting date.

         The following table presents estimated fair values of the Company's financial instruments as of December 31, 1996:

                                                                       (In thousands of dollars)
                                                                       -------------------------
                                                                         Carrying      Fair
                                                                           Amount     Value
                                                                          -------    --------
         Financial assets
           Cash and due from banks                                        $ 9,130    $  9,130
           Federal funds sold                                                 785         785
           Investment securities
             Securities held to maturity                                       --          --
             Securities available for sale                                 11,137      11,137
           Loans, less allowance for loan losses                           93,823      93,270
           Accrued interest receivable                                        681         681

         Financial liabilities
            Deposits
               Non-interest bearing                                       $36,095    $ 36,095
               Interest bearing                                            68,566      70,186

            Other borrowings                                                4,900       4,900
            Accrued interest payable                                           79          79

           Unrecognized financial instruments (net
             of contract amount)
               Commitments to extend credit                               $47,574    $ 47,574
               Standby letters of credit                                    7,022       7,002



                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE N - SHAREHOLDERS' EQUITY AND REGULATORY RESTRICTIONS

         The Company has a Stock Purchase Agreement with certain of its shareholders. This agreement, as amended and restated in November 1997, provides that upon the death of the Company's Chairman of the Board of Directors, the shareholders will have the option to require the Company to purchase their shares of the Company's stock to the extent the Company receives proceeds from a life insurance policy on the life of the Chairman. These shareholders currently hold an aggregate of 109,510 shares of common stock. The agreement specifies that each year the shareholders are to determine the value of the stock for purposes of establishing the purchase price to be paid by the Company. If the shareholders do not determine a value, the value of the most recent determination will be used, subject to appropriate adjustment to reflect book value per share of the Company since the effective date of the last valuation. For 1996, the shareholders determined the value to be $45 per share. The Company has purchased a life insurance policy in the amount of $3,000,000 on the Chairman. Based on the current set value of the stock, a purchase of all of the shares of the shareholders who are a party to the agreement would be approximately $4.9 million.

         Cash dividends paid to the Company by the Bank amounted to $950,000 and $900,000 for the years ended December 31, 1996 and 1995, respectively, and $1,000,000 as of September 30, 1997 (unaudited). The payment of dividends to the Company by the Bank is subject to various state and federal regulatory limitations.

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996 and as of September 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE N - SHAREHOLDERS' EQUITY AND REGULATORY RESTRICTIONS
                             (CONTINUED)

         As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                December 31, 1996
                                                ----------------------------------------------------------------------------------
                                                                              (Amounts in thousands)
                                                                                                                 To be well
                                                                                                             capitalized under
                                                                               For capital                   prompt corrective
                                                      Actual                adequacy purposes                action provisions
                                                ------------------      -------------------------        -------------------------
                                                 Amount     Ratio        Amount           Ratio           Amount           Ratio
                                                -------    -------      --------         --------        --------        ---------
      As of December 31, 1996
        Total capital to risk weighted assets   $11,831     12.5%     > or = $ 7,554    > or = 8.0%    > or = $ 9,442   > or = 10.0%
        Tier 1 capital to risk weighted assets   10,681     11.3       > or =  3,777    > or = 4.0      > or =  5,665    > or = 6.0
        Tier 1 capital to average assets         10,681      9.0       > or =  4,741    > or = 4.0      > or =  5,926    > or = 5.0

         Unaudited capital ratios for the Bank as of September 30, 1997, are as follows:

           Total capital to risk-weighted assets                        10.72%
           Tier 1 capital to risk-weighted assets                        9.48
           Tier 1 capital to average assets                              8.66

         The Federal Reserve Board requires banks to maintain reserve balances composed of cash on hand and balances maintained at the Federal Reserve Bank. These reserve balances are based primarily on deposit levels and totaled approximately $767,000 at December 31, 1996.

                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE O - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY

         The following presents the condensed balance sheets as of September 30, 1997 (unaudited) and December 31, 1996 and statements of income and of cash flows for the nine months ended September 30, 1997 and 1996 (unaudited) and for each of the two years ended December 31, 1996 for MegaBank Financial Corporation.

                                 BALANCE SHEETS

                                                                 September 30,              December 31,
                                                                    1997                       1996
                                                                  --------                    --------
                                                                 (Unaudited)
              ASSETS

  Cash and interest bearing deposits                              $    337                    $    267
  Investment in subsidiaries                                        12,011                      10,681
  Other assets, net                                                    767                         441
                                                                  --------                    --------

         Total assets                                             $ 13,115                    $ 11,389
                                                                  ========                    ========

           LIABILITIES AND
        SHAREHOLDERS' EQUITY

  Bank notes payable                                              $  2,000                    $  2,500
  Accrued interest, taxes and other liabilities                        153                          62
  Shareholders' equity                                              10,962                       8,827
                                                                  --------                    --------

         Total liabilities and shareholders' equity               $ 13,115                    $ 11,389
                                                                  ========                    ========


                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE O - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY
                      (CONTINUED)

                              STATEMENTS OF INCOME

                                                            Nine months ended              Years ended
                                                              September 30,                December 31,
                                                          ---------------------          -----------------
                                                           1997          1996             1996      1995
                                                          ------        -------          -------   -------
                                                       (Unaudited)
  Income
    Dividends from subsidiaries                           $1,000        $   950          $   950   $   900
    Interest                                                   9             30               32       136
    Intercompany income                                      245            197              263       266
    Lease income                                             111            155              206       208
                                                          ------        -------          -------   -------
         Total income                                      1,365          1,332            1,451     1,510

  Expenses
    Interest                                                 135            192              240       280
    Lease expense                                            298            272              360       348
    Other                                                    424            155              203       195
                                                          ------        -------          -------   -------
         Total expenses                                      857            619              803       823
                                                          ------        -------          -------   -------

  Income before income taxes and equity in
    undistributed net income of subsidiaries                 508            713              648       687
  Income tax benefit                                         167             89              114        76
  Equity in undistributed net income of
    Subsidiaries                                           1,356            936            1,658       884
                                                          ------        -------          -------   -------

  Net income                                              $2,031        $ 1,738          $ 2,420   $ 1,647
                                                          ======        =======          =======   =======


                MEGABANK FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE O - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY ONLY
                      (CONTINUED)

                            STATEMENTS OF CASH FLOWS

                                                            Nine months ended               Years ended
                                                              September 30,                 December 31,
                                                          ---------------------          -----------------
                                                            1997         1996             1996      1995
                                                          -------       -------          -------   -------
                                                               (Unaudited)
  Cash flows from operating activities
    Net income                                            $ 2,031       $ 1,738          $ 2,420   $ 1,647
    Adjustments to reconcile net income to net
      cash provided by operating activities
        Provision for depreciation                              2             3                5         1
        Equity in undistributed net income of
           subsidiaries                                    (1,356)         (936)          (1,658)     (884)
        (Increase) decrease in other assets                   (74)         (395)            (158)      171
        Increase (decrease) in accrued expense
           and other liabilities                              (33)            2               (2)       33
                                                          -------       -------          -------   -------

         Net cash provided by operating activities            570           412              607       968

  Cash flows from investing activities
    Investment in subsidiaries                                 --            --               --    (3,000)
    Purchase of leaseholds                                     --           (10)             (10)      (15)
                                                          -------       -------          -------   -------

         Net cash used in investing activities                 --           (10)             (10)   (3,015)

  Cash flows from financing activities
    Proceeds from note payable                                 --            --               --     3,000
    Repayments of note payable                               (500)         (646)            (656)     (764)
                                                          -------       -------          -------   -------

         Net cash provided by (used in)
           financing activities                              (500)         (646)            (656)    2,236
                                                          -------       -------          -------   -------

  Net (decrease) increase in cash                              70          (244)             (59)      189

  Cash, beginning of period                                   267           326              326       137
                                                          -------       -------          -------   -------

  Cash, end of period                                     $   337       $    82          $   267   $   326
                                                          =======       =======          =======   =======


         No dealer, salesperson or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the company or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or the information herein or incorporated by reference herein is correct as of any time subsequent to the date of this Prospectus. This Prospectus does not constitute an offer or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -5-

SELECTED CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -9-

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-

ACCOUNTING TREATMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-

CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-

BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -35-

MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -39-

PRINCIPAL SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -42-

RELATED PARTY TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -43-

SUPERVISION AND REGULATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -44-

DESCRIPTION OF THE PREFERRED SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -60-

BOOK-ENTRY ISSUANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -69-

DESCRIPTION OF GUARANTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -71-

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
  SUBORDINATED DEBENTURES AND THE GUARANTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -73-

CERTAIN FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -75-

ERISA CONSIDERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -78-

UNDERWRITING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -79-

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -80-

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -80-

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-1

     UNTIL_______________, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE PREFERRED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                      1,200,000 TRUST PREFERRED SECURITIES

                                  MB CAPITAL I

                     % CUMULATIVE TRUST PREFERRED SECURITIES
             (LIQUIDATION AMOUNT $10 PER TRUST PREFERRED SECURITY)

                     FULLY AND UNCONDITIONALLY GUARANTEED,
                            AS DESCRIBED HEREIN, BY

                               MEGABANK FINANCIAL
                                  CORPORATION


                                    MEGABANK
                                      LOGO





                              -------------------
                              P R O S P E C T U S
                              -------------------




                         HOWE BARNES INVESTMENTS, INC.




                                     , 1998

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Directors, officers, employees and agents of the Company and/or the Bank may be entitled to benefit from the indemnification provisions contained in the Colorado Business Corporation Act, Title Seven of the Colorado Revised Statutes (the "CBCA"), the Company's Articles of Incorporation and certain indemnification agreements. In addition, certain provisions in the CBCA and the Articles of Incorporation limit the liability of directors of the Company. The general effect of these provisions is summarized below:

         Article 109 of the CBCA permits a Colorado corporation to indemnify any person who was or is a party or is threatened to be made a party to any suit, action or other proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, or other enterprise. Such indemnification may be against expenses, including attorneys' fees, judgments, fines and other amounts in connection with such proceeding. Indemnification is available if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that the conduct was unlawful. Unless a court of competent jurisdiction otherwise orders, indemnification is not available in connection with a proceeding by or in the right of the corporation if the person is adjudged liable to the corporation or derived an improper personal benefit. A corporation is required to indemnify a director or officer who is wholly successful in the defense of any such proceeding. Expenses (including attorneys' fees) incurred by a director, officer, employee or agent of the corporation in defending any such proceeding may be advanced by the corporation before the final disposition if such person furnishes an undertaking to repay such advances if it is ultimately determined that such person is not entitled to be indemnified. Before a corporation may indemnify or advance expenses to a person under these provisions, the board of directors (excluding any directors who are parties to such a proceeding), independent legal counsel appointed by the board of directors, or the shareholders must provide authorization. A corporation may purchase insurance against any liability of individuals for whom the corporation may provide such indemnification. Any provisions in a corporation's articles of incorporation, bylaws, resolutions or in a contract (except an insurance policy) for such indemnification are valid only to the extent not inconsistent with Article 109 of the CBCA.

         Article XIII of the Company's Articles of Incorporation states that the Company shall have all powers to indemnify and make advances in connection with such indemnification to its directors, officers and others, provided that such powers and the exercise thereof are consistent with the Colorado Corporation Code (which preceded the CBCA). This Article also states that the board of directors is authorized, without shareholder action, to exercise the Company's powers of indemnification, whether by provision in the bylaws or otherwise.

         The Bank has entered into indemnification agreements with certain of its officers and directors in consideration of their agreement to serve in such capacities. The terms of each agreement are identical for each such officer or
director.   The indemnification agreement provides that the Bank will indemnify and pay advances to the director or officer to the maximum extent provided in the Bank's articles of incorporation or bylaws, subject to approval by the board of directors and certain conditions and limitations. Such indemnification is not available in connection with expenses, penalties or other amounts in connection with proceedings brought by a regulatory agency resulting in the assessment of civil money penalties of requiring the director or officer to make payments to the Bank, nor will the Bank pay any advances in connection with a proceeding brought by an regulatory agency. For each annual period following the date of the indemnification agreement, the total liability of the Bank for indemnification of all officers and directors of the bank, whether under the agreement or otherwise, cannot exceed $1,000,000. The indemnification available under the agreement does not limit any other indemnification which may be available. However, indemnification under the agreement is available only after the exhaustion of any available insurance coverage.

         Section 7-108-402 of the CBCA permits a corporation, if so provided in the articles of incorporation, to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty. However, such a provision cannot eliminate or limit such liability arising out of a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, unlawful distributions, or any transaction for which the director derived an improper personal benefit. Article XV of the Company's Articles of Incorporation provides for such elimination of director liability.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee                $   3,540
NASD fee                                                               1,700
Nasdaq fees                                                            7,400
Trustees' fees and expenses                                           25,000
Legal fees and expenses                                              100,000
Blue Sky fees and expenses                                                --
Accounting fees and expenses                                          30,000
Printing expenses                                                     65,000
Miscellaneous expenses                                                17,360
                                                                   ---------

         Total                                                     $ 250,000
                                                                   =========

         All of the above items except the registration fee are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         None.

ITEM 27. EXHIBITS

(a)      Exhibits

Exhibit No.      Description
-----------      -----------
1.1              Form of Underwriting Agreement (1).

3.1              Amended and Restated Articles of Incorporation of MegaBank Financial Corporation (1).

3.2              Bylaws of MegaBank Financial Corporation (1).

4.1              Form of Subordinated Indenture dated _______, ____ to be entered into between the Registrant and
                 Wilmington Trust Company, as Indenture Trustee (1).

4.2              Form of Junior Subordinated Debenture (included as an exhibit to Exhibit 4.1).

4.3              Certificate of Trust of MB Capital I (1).

4.4              Trust Agreement of MB Capital I dated as of December 8, 1997 (1).

4.5              Form of Amended and Restated Trust Agreement of MB Capital I, dated ______, ____ (1).

4.6              Form of Preferred Security Certificate of MB Capital I (included as an exhibit to Exhibit 4.5).

4.7              Form of Preferred Securities Guarantee Agreement (1).

4.8              Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.5).

5.1              Opinion of Jones & Keller, P.C. (1).

5.2              Opinion and Consent of Richards, Layton & Finger, P.A. (1).

8.1              Opinion of Jones & Keller, P.C., as to certain federal income tax matters (2).

10.1             Federal Funds Transactions Purchase Agreement dated November 8, 1993 between MegaBank of Arapahoe and
                 Bankers' Bank of the West and renewal letter dated October 20, 1997 from Bankers' Bank of the West (1).

10.2             Lease dated December 29, 1994 between Nagrom, L.L.C. and MegaBank Financial Corporation (1).

10.3             Advance, Pledge and Security Agreement dated October 26, 1995 between Federal Home Loan Bank of Topeka and MegaBank of Arapahoe (1).

10.4             Federal Funds line of credit agreement signed September 24, 1997 between Norwest Bank Colorado, N.A.
                 and MegaBank of Arapahoe (1).

10.5             Consulting Agreement - First Fidelity Corp. (1).

10.6             Branching Rights Purchase Agreement - First State Bank of Hotchkiss (1).

10.7             Amended and Restated Stock Purchase Agreement by and among MegaBank Financial Corporation, Thomas R.
                 Kowalski, the Ryan R. Kowalski Trust, the Realtek Company Profit Sharing Plan and Trust, Thomas
                 Investments Partnership and Orchard Valley Financial Corporation dated as of November 28, 1996 (1).

10.8             Indemnification Agreement dated July 20, 1995 between MegaBank Financial Corporation ("MegaBank") and
                 Raymond L. Anilionis, Warren P. Cohen and Thomas R. Kowalski (the "Guarantors") (1).

11.1             Statement re Computation of per share earnings - see Consolidated Financial Statements.

23.1             Consent of Fortner, Bayens, Levkulich & Co., P.C. (1).

23.2             Consent of Jones & Keller, P.C. (included in Exhibit 5.1 above).

23.3             Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2 above).

24.1             A power of attorney is set forth on the signature page of this Registration Statement.

25.1             Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Subordinated
                 Indenture (1).

25.2             Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Amended and
                 Restated Trust Agreement (1).

25.3             Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Preferred
                 Securities Guarantee Agreement (1).
----------

(1)      Filed herewith.
(2)      To be filed by amendment.

ITEM 28. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 11th day of December, 1997.

                                     MEGABANK FINANCIAL CORPORATION

                                     By:/s/ Thomas R. Kowalski
                                        ----------------------------------------
                                        Thomas R. Kowalski, Chairman and Chief
                                        Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas R. Kowalski and Susan A. Putland and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting upon said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                                         Title                                      Date
----------                                         -----                                      ----
/s/ Thomas R. Kowalski                             Director, Chairman                         December 11, 1997
--------------------------------                   and Chief Executive Officer
Thomas R. Kowalski                                 (Principal Executive Officer)

/s/ Larry A. Olsen                                 Director, President and                    December 11, 1997
--------------------------------------             Chief Operating Officer
Larry A. Olsen

/s/ Raymond L. Anilionis                           Director                                   December 11, 1997
----------------------------------
Raymond L. Anilionis

/s/ Dr. Donald B. Brown                            Director                                   December 11, 1997
----------------------------------
Dr. Donald B. Brown

/s/ William F. Sievers                             Director                                   December 11, 1997
-------------------------------------
William F. Sievers

Hiram J. Welton                                    Treasurer, Principal Financial             December 11, 1997
-------------------------------------              and Accounting Officer
Hiram J. Welton

                                 EXHIBIT INDEX

Exhibit No.      Description
-----------      -----------
1.1              Form of Underwriting Agreement

3.1              Amended and Restated Articles of Incorporation of MegaBank Financial Corporation

3.2              Bylaws of MegaBank Financial Corporation

4.1              Form of Subordinated Indenture dated _______, ____ to be entered into between the Registrant and
                 Wilmington Trust Company, as Indenture Trustee

4.2              Form of Junior Subordinated Debenture (included as an exhibit to Exhibit 4.1)

4.3              Certificate of Trust of MB Capital I

4.4              Trust Agreement of MB Capital I dated as of December 8, 1997.

4.5              Form of Amended and Restated Trust Agreement of MB Capital I, to be dated ______, 1998

4.6              Form of Preferred Security Certificate of MB Capital I (included as an exhibit to Exhibit 4.5)

4.7              Form of Preferred Securities Guarantee Agreement

4.8              Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.5)

5.1              Opinion of Jones & Keller, P.C.

5.2              Opinion and Consent of Richards, Layton & Finger, P.A.

10.1             Federal Funds Transactions Purchase Agreement dated November 8, 1993 between MegaBank of Arapahoe and
                 Bankers' Bank of the West and renewal letter dated October 20, 1997 from Bankers' Bank of the West

10.2             Lease dated December 29, 1994 between Nagrom, L.L.C. and MegaBank Financial Corporation

10.3             Advance, Pledge and Security Agreement dated October 26, 1995 between Federal Home Loan Bank of Topeka and MegaBank of Arapahoe

10.4             Federal Funds line of credit agreement signed September 24, 1997 between Norwest Bank Colorado, N.A.
                 and MegaBank of Arapahoe

10.5             Consulting Agreement - First Fidelity Corp.

10.6             Branching Rights Purchase Agreement - First State Bank of Hotchkiss

10.7             Amended and Restated Stock Purchase Agreement by and among MegaBank Financial Corporation, Thomas R.
                 Kowalski, the Ryan R. Kowalski Trust, the Realtek Company Profit Sharing Plan and Trust, Thomas
                 Investments Partnership and Orchard Valley Financial Corporation dated as of November 28, 1996

10.8             Indemnification Agreement dated July 20, 1995 between MegaBank Financial Corporation ("MegaBank") and
                 Raymond L. Anilionis, Warren P. Cohen and Thomas R. Kowalski (the "Guarantors")

11.1             Statement re Computation of per share earnings - see Consolidated Financial Statements

23.1             Consent of Fortner, Bayens, Levkulich & Co., P.C.

23.2             Consent of Jones & Keller, P.C. (included in Exhibit 5.1 above)

23.3             Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2 above)

24.1             A power of attorney is set forth on the signature page of this Registration Statement

25.1             Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Subordinated
                 Indenture

25.2             Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Amended and
                 Restated Trust Agreement

25.3             Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Preferred
                 Securities Guarantee Agreement